An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular (Subject To Completion)	Dated March 12, 2025

Opti-Harvest, Inc.

$75,000,000

30,000 Shares of Series B 10% Convertible Preferred Stock

$2,500 per share

This is our initial public offering (the “Offering”). We are offering 30,000 shares of our Series B 10% Convertible Preferred Stock, par value $0.001 (the “Series B Preferred Stock”), at an offering price of $2,500 per share (the “Offered Shares”) by the Company. This Offering will terminate twelve months from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). This offering does not have a minimum offering amount.

Each share of Series B Preferred Stock entitles the holder thereof to (i) an annual dividend payment of 10%, which the holder of the Series B Preferred Stock may elect to convert into shares of common stock of the Company for the first 24 months after purchase of the Series B Preferred Stock, at a rate of $1.75 per share, and receive in cash 24 months after purchase of the Series B Preferred Stock (ii) the right to convert each share of Series B Preferred into shares of common stock at a conversion rate of $1.75 per share for a term of 24 months. The Company has the right to convert any share of Series B Preferred Stock into shares of common stock of the Company beginning 24 months after the date of issuance of the Series B Preferred Stock, at a rate of $1.75 per share, if the Company’s shares of common stock have been trading on an exchange for a period of 15 consecutive days, at a closing bid price of not less than $3.50 per share. Fractional shares issuable upon conversion shall be rounded up to the nearest whole share. For example, if an investor purchases one share of Series B Preferred Stock, and receives an annual dividend of 10%, the investor can convert the purchase price of $1,200 and an accrued dividend of $120 into shares of common stock of the Company by dividing $1.75 (conversion rate) into $1,320 (purchase price plus accrued dividend payment), netting 755 shares of common stock of the Company.

The Company has the right to redeem any share of Series B Preferred Stock from the holder thereof, at any time after issuance of the Series B Preferred Stock, at the original purchase price plus that amount equal to an annual dividend payment. Accordingly, a purchaser of our Series B Preferred Stock may not realize potential market gains from the offering price of $2,500 per share because we could repurchase our Series B Preferred Stock at any time after issuance at a price lower than what the market price could be in the future, after we repurchase the Series B Preferred Stock from a holder.

Each holder of Series B Preferred Stock shall be entitled to the whole number of votes equal to the number of shares of common stock into which such holder’s Series B Preferred Stock would be convertible on the record date for the vote or consent of stockholders.

This Offering is being conducted on a self-underwritten, best efforts basis, which means our management, will attempt to sell the shares. Jonathan Destler, our Founder and Chairman of our board of directors, will be promoting and making offers for the sale of the Offered Shares in this Offering. The sale of the Offered Shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

Currently, there is no public market for our Series B Preferred Stock. We have applied to list our common stock under the symbol “OPHV” on the Nasdaq Capital Market. The closing of this offering is not contingent upon the successful listing of our common stock on the Nasdaq Capital Market.

We have two classes of capital stock in addition to the Series B Preferred Stock being offered: common stock and Series A Preferred Stock. Our capital structure involving our Series A preferred stock differs significantly from those companies that have typical dual or multi-class capital structures. Each share of our common stock will entitle the holder to one vote. We also have one share of Series A preferred stock outstanding, owned by Jonathan Destler, our Founder and Chairman, which share is the subject of a voting trust, which entitles our independent director Jeffrey Klausner, to vote a number of votes that is equal to 110% of the issued and outstanding shares of our common stock, as well as the right to appoint a director. This means that, for the foreseeable future, the control of our company will be concentrated with the trustee through his voting power over the Series A Preferred Stock and with Mr. Destler through his ownership of our Series A Preferred Stock, and even if Mr. Destler sells a significant portion of shares of our common stock that he owns directly or indirectly, he will still maintain greater than 50% of the voting power of us. The terms of Series A preferred stock also include protective provisions that require the consent of the Series A Preferred stockholder in order for us to make any fundamental change to our business or corporate structure. This means that changes to our board of directors or management, our Certificate of Incorporation, as amended, our Bylaws, our business direction, or any change in control, merger or other business combination, or takeover involving us may not occur without the consent of the trustee, as long as Mr. Destler owns his share of Series A Preferred Stock. See the section titled “Description of Capital Stock” for more information. The objective of the Series A Preferred Stock is to fortify control of our company with Mr. Destler.

Immediately following the completion of this offering, Mr. Destler will own approximately 59.2% of the voting power of our outstanding capital stock, and we will be a “controlled company,” within the meaning of Nasdaq listing standards. Therefore, we will qualify for, and intend to rely on, exemptions from certain Nasdaq corporate governance requirements. See “Management Controlled Company Exception.”

Our Board of Directors used its business judgment in setting a value of $2,500 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this offering circular is March 24, 2025

We have not authorized anyone to provide any information or to make any representations other than those contained in this offering circular. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This offering circular is an offer to sell only the Series B Preferred Stock offered by this offering circular, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this offering circular or in any applicable free writing offering circular is current only as of its date. Our business, results of operations, financial condition, and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or the possession or distribution of this offering circular in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this offering circular outside the United States.

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SUMMARY

This summary highlights certain information appearing elsewhere in this offering circular. For a more complete understanding of this offering, you should read the entire offering circular carefully, including the information under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this offering circular before investing in our securities.

In this offering circular, unless otherwise stated or the context otherwise requires, references to “Company,” “we,” “us,” “our,” “Opti-Harvest” or similar references mean Opti-Harvest, Inc.

Overview

Opti-Harvest is an agricultural innovation company with products backed by a portfolio of patented and patent pending technologies focused on solving several critical challenges faced by agribusinesses: maximizing crop yield, accelerating crop growth, optimizing land and water resources, reducing labor costs and mitigating negative environmental impacts.

Our advanced agriculture technology (Opti-Filter™) and precision farming (Opti-View™) platforms, enable commercial growers and home gardeners to harness, optimize and better utilize sunlight, the planet’s most fundamental and renewable natural resource. Our sustainable agricultural technology solutions are powered by the sun, maximizing a free and renewable resource with no need for additional chemicals, fertilizers or labor.

We are developing revenue streams for the following product lines:

●	Opti-Filter™ Products; and
●	OptiView™ SaaS Licensing

Recent Events

Litigation against Jonathan Destler, our former Chief Executive Officer and current Chairman, and Don Danks, a former director

On September 30, 2022, a Complaint (the “Complaint”), captioned Securities and Exchange Commission vs. David Stephens, Donald Linn Danks, Jonathan Destler and Robert Lazarus, and Daniel Solomita and 8198381 Canada, Inc., as relief defendants, Case No. ‘22CV1483AJB DEB, was filed in the United States District Court, Southern District of California. In general, the Complaint alleges that Jonathan Destler, a co-founder and our former Chairman and Chief Executive Officer, and Donald Danks, a co-founder and a former director, and a current employee, were part of a control group that committed securities fraud in connection with the purchase and sale of securities of Loop Industries, Inc., a Nasdaq-listed company. This action is presently stayed.

On November 22, 2022, an Indictment (the “Indictment”), captioned United States of America v. David Stephens, Donald Danks, Jonathan Destler and Robert Lazarus, Case No. ‘22CR2701 BAS, was filed in the United States District Court, Southern District of California. In general, the Indictment alleges that Mr. Destler and Mr. Danks conspired to and committed securities fraud, based on the same allegations in the Complaint.

Furthermore, the Complaint and the Indictment allege that Mr. Destler and Mr. Danks were part of a control group consisting of four persons (David Stephens, Jonathan Destler, Don Danks and Robert Lazarus) who used a third person to make an unregistered offering of securities. The third person is a deceased former-stockholder of Opti-Harvest, whose Opti-Harvest shares are now held by his estate.

On December 2, 2024, the Court dismissed the Indictment against Mr. Destler and Mr. Lazarus. At the December 2, 2024, hearing regarding the dismissal, the Court stated, in relevant part, “But significantly, the Government, I think, failed to prove that any actions he [Jonathan Destler] took were for the wrongful purpose of defrauding or deceiving anyone.” The appeals period for the Government has lapsed.

Although the criminal Indictment has been dismissed by the Federal District Court, the civil securities fraud claims by the SEC were stayed upon the resolution of the criminal case. The civil trial is still stayed as to Mr. Destler and may not be resolved until after the trial and criminal prosecution of the remaining defendants has completed.

Because the SEC securities fraud investigation is still ongoing with respect to Mr. Destler, an adverse order or judgment against Mr. Destler may implicate the “bad actor” provisions of SEC Regulations A and D, should Mr. Destler become a member of management or a significant stockholder. If the “bad actor” provisions of SEC Regulation A are triggered, we would not be able to make this offering under Regulation A. If the “bad actor” provisions of SEC Regulation D are triggered, Mr. Destler would not be permitted to participating in private offerings the Company makes under Regulation D. More specifically, Mr. Destler would be prohibited in participation or involvement in communications of any kind with prospective investors or other offering participants, due diligence activities, involvement in the preparation of disclosure documents, the structuring of an offering, and any other act in connection with the prospective offering.

Additionally, should an adverse Federal District Court order or judgment against Mr. Destler implicate the “bad actor” provisions of SEC Regulations A and D, such and order or judgment would impede and otherwise making it difficult to for us raise future funds through exempted offerings or obtain listing or quotation for our securities. Without a listing or quotation for our shares of common stock, you may never be able to sell the shares of common stock into which the Series B Preferred Stock is convertible.

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Transfer of Voting Control of Mr. Destler’s Opti-Harvest Shares to Opti-Harvest

Although Mr. Destler (and Mr. Danks, who on January 9, 2023, resigned as an employee of Opti-Harvest) have denied to Opti-Harvest the claims made against them in the Complaint and the Indictment, Mr. Destler agreed to resign his positions as a director, Chief Executive Officer, President and Secretary with Opti-Harvest, and transfer voting control (while retaining ownership) of his shares of common stock and Series A Preferred Stock, to the board of directors of Opti-Harvest. Mr. Destler was reappointed as to our board of directors on June 19, 2024. Accordingly, Jeffrey Klausner, Opti-Harvest’s, sole director is the sole trustee of a Voting Trust Agreement, dated December 23, 2022, by and among Opti-Harvest, Inc., Mr. Destler, entities Mr. Destler controls, Mr. Destler’s spouse, and Mr. Klausner, pursuant to which Mr. Klausner, on behalf of Opti-Harvest, votes Mr. Destler’s shares of common stock and Series A Preferred Stock.

It should be noted that the term “Trust” in the title “Voting Trust Agreement” is used for naming convention only, and no trust, as an entity, has been created in connection with the Voting Trust Agreement. Accordingly, Mr. Klausner, as the trustee under the Voting Trust, does not owe any fiduciary duty to Mr. Destler, his affiliated entities, or his spouse, under the Voting Trust Agreement. Mr. Klausner’s sole duty under the Voting Trust Agreement is to vote Mr. Destler’s beneficial ownership in Opti-Harvest securities.

Under the Voting Trust Agreement, Mr. Destler had agreed and consented to the appointment of any member of our board of directors to be appointed a trustee under the Voting Trust Agreement. Therefore, future members of our board of directors may become a trustee under the Voting Trust Agreement. Whether any future member of our board of directors may become a trustee under the Voting Trust Agreement would depend on whether any such new director would want to and agree to becoming a trustee under the Voting Trust Agreement.

The Voting Trust Agreement terminates on the first to occur of (i) final disposition of the proceedings related to the Complaint and the Indictment, or (ii) mutual agreement of Opti-Harvest and Mr. Destler.

Effectiveness of the Voting Trust Agreement may be ongoing, perhaps for years, while the SEC civil litigation is pending. Mr. Destler has always had, and presently has, an active role in the Company, devoting his time on a full-time basis to the day-to-day operations, strategic planning and policy, and corporate governance, and almost every other facet of the Company. Mr. Destler and Jeffrey Klausner are currently the sole members of our board of directors.

Mr. Klausner acts as an independent director, and has no agreement, arrangement or understanding with Mr. Destler to vote as a director in any way.

Opti-Harvest Internal Investigation

The filing of the Complaint and the Indictment caused our board of directors to ask external legal counsel, who is also counsel to Opti-Harvest in this offering, to conduct an investigation to determine whether Mr. Destler and/or Mr. Danks have any plan, agreement, arrangement or understanding to commit any act which could be construed as securities fraud in connection with Opti-Harvest and this offering. Our legal counsel conducted an internal investigation into whether any officer, director or employee of Opti-Harvest has, or is aware of, any plan, agreement, arrangement or understanding to (i) manipulate the price or trading volume of common stock or other securities of Opti-Harvest, or (ii) publish or otherwise disseminate false, untrue, or misleading information, or information with material omissions of fact, about or otherwise regarding Opti-Harvest. Our legal counsel concluded, based verbal interviews with Mr. Destler, Mr. Danks, and each officer and director of Opti-Harvest, and based on written responses from each of officers, our director and our employees (including Mr. Destler and Mr. Danks), that there does not exist any plan, agreement, arrangement or understanding to (i) manipulate the price or trading volume of common stock or other securities of Opti-Harvest, or (ii) publish or otherwise disseminate false, untrue, or misleading information, or information with material omissions of fact, about or otherwise regarding Opti-Harvest.

Appointment of Geoffrey Andersen as Chief Executive Officer

In connection with the filing of the Complaint and the Indictment, and the agreement of Mr. Destler to transfer voting control of his voting securities of Opti-Harvest to Mr. Klausner under the Voting Trust Agreement, our board of directors appointed Geoffrey Andersen as our Chief Executive Officer, effective December 8, 2022. Mr. Andersen had previously, since July 14, 2021, served as a member of our Advisory Board. In his advisory capacity to us, Mr. Andersen worked closely with Opti-Harvest on all facets of growing our business and strategy, including government relations, building financial models, product development, technology development, marketing, and general business strategy, which allowed Mr. Andersen to not only garner a great deal of information about, and be part of, our business and operations, but to also be the lighting rod for our long-term business strategy. This and his 25-year career serving in multiple leadership and business development roles at agriculture-related businesses, led to the board of directors asking Mr. Andersen to serve as our Chief Executive Officer, which he has agreed to do, initially for a term of two years, stating that he believed in the viability of our business. Mr. Anderson continues to serve as Chief Executive Officer on an at-will basis.

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Our Technology and Products

We are building a global agriculture technology business providing advanced equipment and precision agriculture software and solutions.

Opti-Filter™

Opti-Filter products are designed to optimize land and water resources by utilizing sunlight in novel ways to accelerate growth in newly planted crops (Opti-Gro and Opti-Shield products), and improve production in mature vineyards and orchards (Opti-Skylights and Opti-Panels products). Opti-Filter photo-selective technology turns sunlight into scattered, red-enriched light, maximizing the sun’s most productive rays and filtering out those that inhibit growth and production, which results in enhanced foliage activity, fruitfulness, shorter time to production, and substantial increases in marketable yield. These benefits are enhanced further by better water-use efficiency and significant reductions in labor costs and other related expenses associated with conventional farming practices. Increasing outputs (yield, revenues) and lowering inputs (labor costs, water, other resources) are age-old challenges for farmers.

Opti-View

The Opti-Filter family of products is complimented by our Agricultural Intelligence™ technology which collects and processes critical environmental data from a variety of sensors and industry partners to provide predictive analytics and recommendations that are designed to enable growers to incorporate powerful data into their decision-making process. We believe this system will provide far greater insights than any single system could and will enable growers to collect and interpret crucial data from which to make better choices to improve yield and maximize resources including irrigation and labor.

The term ‘Agricultural Intelligence’ is a trademark we intent to use for marketing and branding our precision agriculture software and services segment – Opti-View™. The Opti-View technology which collects and processes critical environmental data from a variety of sensors and industry partners – artificial intelligence is planned to be used to provide predictive analytics and recommendations that are designed to enable growers to incorporate meaningful data into their decision-making process. This system is planned to be developed primarily using third-party tools from other vendors with some in-house development as needed.

Our products are marketed to commercial agriculture and home garden and fall into two categories:

●	Advanced Farm Equipment (Opti-Filter family of products); and
●	Precision Agriculture (Opti-View).

We began commercializing our Opti-Gro products in the first half of 2021, our Opti-Shield and Opti-Panel late in the second half of 2022, and we plan to commercialize our Opti-Skylight products in the first half of 2025. Our Opti-View product is currently in our research and development phase with an anticipated initial commercial offering in 2026.

Advanced Farm Equipment

Growth accelerating products for newly planted crops

1. Opti-Gro™ units function as individual plant-growth chambers that target multiple biological processes to naturally accelerate growth and shorten time to first crop and maturity in table and raisin grapes, and wine grape vines.

Opti-Gro units are applied soon after vine planting and typically left in place for one season only. However, their positive impacts last several seasons after their removal.

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2. Opti-Shields™ are designed to fit newly planted fruit trees, nut trees and other crops.

Opti-Shields are applied soon after planting and kept for two years.

Products improving production in mature orchards and vineyards

1. Opti-Panels™ utilize Opti-Filter technology to reduce labor costs and improve production in mature vineyards and crops grown on trellis systems.

Opti-Panels are installed by retrofitting into current trellis systems, or along with initial construction, and remain in the vineyard or orchard for many years.

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2. Opti-Skylight™ funnels penetrate the canopy of mature fruit and nut trees to improve production in mature tree crops.

Opti-Skylight is a parabolic collector which concentrates and directs sunlight to the inner canopy, while a translucent down tube delivers the production-enhancing effects of red enriched light throughout the canopy.

Precision Agriculture

Opti-View is a proprietary, high sophisticated, multi-vendor AI and machine learning precision agriculture platform for commercial agriculture. It integrates data from our own suite of sensors with data streams from strategic partners. It is designed to empower farmers with better data – by offering valuable insights from predictive analytics so they can better manage their crop yields and key inputs including water and labor. We call this Agricultural Intelligence™.

Our Competitive Strengths

We believe that we have several key strengths that provide us with a competitive advantage:

●	We have developed a transformative agricultural technology platform with multiple product applications: Our technology is patented, functional and proven with a growing number of customers across major markets in North America and around the world. We expect this trend to accelerate as our base of installations grows.

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●	We have a strong intellectual property portfolio: Opti-Harvest owns five patent families, including two U.S. patents, one granted European patent, granted patents in each of Brazil, Chile, Peru, Israel, and Mexico, as well as at least one pending international (PCT) application and over thirty additional patent applications pending worldwide as of May 30, 2022. Opti-Harvest has 5 years of R&D experience, and continues to drive innovation.

●	We have a strong ecosystem of relationships: Through the course of the previous five years and over 65 field trials, Opti-Harvest has developed strong collaborative relationships with many leading growers in the commercial agriculture ecosystem; growers who are in the best position to recognize the multiple benefits our technology and products bring to their farming initiatives. These industry partnerships and collaborative relationships are key to our technical and economic success and are not easily replicated.

●	We are committed to ESG: Opti-Harvest has an authentic and overarching commitment to ESG, sustainability and social impact. We are committed to a broad set of stakeholders, including our employees, our community, our environment, our customers, and our stockholders. This commitment aligns with our mission to provide farmer-focused solutions to sustainably feed our world. We see opportunities in many areas of the agricultural value chain to address some of today’s most significant challenges including food security, farmer livelihood, and resource use efficiency.

●	We are decarbonizing agriculture: Fresh produce accounts for roughly one-tenth of food related greenhouse gas (GHG emissions), or approximately 1% of GHG emissions in the U.S. (transportation accounts for 28% of that carbon footprint). We are committed to developing technologies that reduce CO₂ emissions across our installed and potential customer base and that reduce the agriculture’s contribution to climate change. GHG emissions associated with fresh produce production include on-farm inputs (applied water, biocides, direct electricity use, direct fuel use and other materials and resources) as well as upstream GHG emissions associated with the production and supply of these inputs. We believe our technologies reduce consumption of several of these GHG inputs by improving production, operational efficiencies, and resource utilization.

●	We are conserving resources: An important physiological response to our technology includes as much as 50% mitigation of plant daily water stress, more efficient uptake of water and soil nutrients as well as increased photosynthetic uptake of carbon dioxide from the atmosphere.

●	We have an experienced leadership and scientific team: Opti-Harvest has built an experienced multi-disciplinary leadership and scientific team with a strong track record of driving scientific and product innovation and revenue growth in several technology businesses. Each member of our leadership team has decades of experience in their respective area of expertise.

●	We continue to drive innovation. By continuing to focus on innovation and enhancement of our product offerings, we believe we can build significant market share, product usage and customer satisfaction. Our research and development, engineering, marketing and executive leadership teams bring expertise from a variety of fields including horticultural science, agronomy, optical physics, materials science, electronics and networking, product design, software development, machine learning and AI.

Our Growth Strategy

Each of the growth initiatives outlined below depends on our ability to develop broad acceptance of our products. We continuously work to market our products and believe we will have acceptance of our products in both the consumer grower and commercial agriculture segments through the execution of the following strategies:

●	Sales and Marketing: Opti-Harvest’s growth and success depend upon developing and implementing go-to-market strategies that ensure superior customer satisfaction, retention, and expansion. As Opti-Harvest transitions from field trials to comprehensive commercialization initiatives, opportunities for industry partnerships and/or developing marketing, sales and distribution capabilities internally will be evaluated and piloted to ensure all aspects of customer and product support are validated. Our initial commercialization strategy is focused on marketing our products that use Opti-Filter technology. The introduction of our Opti-View solution represents an important opportunity to expand revenues from both installed Opti-Filter customers as well as a stand-alone solution to commercial customers.

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●	Expansion into New Geographies: Opti-Harvest intends to initially derive the majority of its revenues from select markets in North America. We anticipate significant growth opportunities to expand our business in additional regions in North America and in international markets around the world.

●	Finance / Lease Model: We intend to establish finance partners that will allow us to offer financial terms to commercial agriculture customers and establish sales velocity and scale.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	There is uncertainty regarding our ability to continue as a going concern, indicating the possibility that we may be required to curtail or discontinue our operations in the future. If we discontinue our operations, you may lose all of your investment.

●	We are an early-stage agricultural technology business, with no experience in the market, and failure to successfully compensate for this inexperience may adversely impact our operations and financial position.

●	Our technology and agricultural growth products have only been developed in the last several years, and we have had only limited opportunities to deploy and assess their performance in the field at full scale.

●	Our failure to protect our intellectual property may significantly impair our competitive advantage.

●	We rely on a limited number of suppliers, manufacturers, and logistics partners for our products. A loss of any of these partners could negatively affect our business.

●	Upon termination of the Voting Trust Agreement, Jonathan Destler, our Founder and Chairman, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

●	We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

●	An active trading market for our common stock may not develop, and you may not be able to resell your shares at or above the conversion price of the Offered Shares.

Patent Purchase Agreement

On April 7, 2017, we and DisperSolar LLC (“DisperSolar”) entered into a Patent Purchase Agreement (the “Agreement”) pursuant to which we acquired certain patents (intellectual property) of DisperSolar. DisperSolar developed the patents for harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants.

Under the Agreement, we agreed to pay the following for the acquisition DisperSolar’s intellectual property:

(i)	Initial Payment: $150,000 deposited into the Seller Account within 10 days of the Effective Date (the “Initial Payment”).

(ii)	Initial Milestone Payments: Additional payments in the aggregate combined amount up to $450,000 upon reaching defined milestones (the “Milestone Payments”). As of the date of this offering circular, no remaining milestone payment obligations remain.

(iii)	Earnout Payments: $800,000 paid on the on-going basis at a rate of 50% of gross margin and/or License Revenue from the date of the first commercial sale of a Covered Product or the first receipt by Purchaser of License Revenue, until the aggregate combined Gross Margin and License Revenue reach $1.6 million. As of the date of his offering circular, we recorded no earnout payment obligations as no gross margin was realized.

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We will pay to DisperSolar royalties as follows:

(i)	Following the recognition by us of the first $1.6 million in aggregate combined gross margin and license revenue, and until we pay to DisperSolar an aggregate amount in royalties of $30 million, we shall pay to DisperSolar royalties on sales of covered products at a rate of 8% of gross margin.

(ii)	Once we paid to DisperSolar an aggregate amount in royalties of $30 million, we shall pay to DisperSolar royalties on sales of covered products at a rate of 4.75% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a strategic transaction.

As of the date of this offering circular, we recorded no royalties payment obligations as no gross margin was realized.

We will pay to DisperSolar 7.6% of all license consideration received by us until the date of the consummation of a Strategic Transaction. “Strategic Transaction” means a transaction or a series of related transactions that results in an acquisition of the Company by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

“Strategic Transaction Consideration” means any cash consideration and the fair market value of any non-cash consideration paid to us by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by a purchaser for the purpose of consummating a Strategic Transaction. We will pay to DisperSolar a percentage of all License Consideration received by a prospective purchaser as follows:

(i)	3.8% of the first $50 million of the Strategic Transaction Consideration;

(ii)	5.7% of the next $100 million of the Strategic Transaction Consideration (i.e., over $50 million and up to $150 million); and

(iii)	7.6% of Strategic Transaction Consideration over $150 million.

Our Chief Science Officer, Yosepha Shahak Ravid, and our Chief Technology Officer, Nicholas Booth, are both control persons of DisperSolar and named inventors of the acquired patents we acquired from DisperSolar.

Corporate Information

Our executive offices are located at 2121 Avenue of the Stars, 26th Floor, Los Angeles, California 90067, and our telephone number is (310)788-0200. Our website address is www.opti-harvest.com. We do not incorporate information on or accessible through our website into this offering circular, and you should not consider any information on, or that can be accessed through our website as a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only. We were incorporated under the laws of the State of Delaware on June 20, 2016.

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Reverse Stock Split

Effective on June 2, 2023, and February 22, 2023, the Board of Directors and stockholders have approved resolutions authorizing a reverse stock split of the outstanding shares of the Company’s common stock on the basis of one share of common stock for every two shares or common stock, and 0.6786 shares for every one share of common stock, respectively. All shares and per share amounts and information presented herein have been retroactively adjusted to reflect the reverse stock splits for all periods presented.

Forward Stock Split

Effective on June 27, 2024, the Board of Directors and stockholders have approved a resolution authorizing a forward stock split of the outstanding shares of the Company’s common stock on the basis of three shares for every one share of common stock. All shares and per share amounts and information presented herein have been retroactively adjusted to reflect the reverse stock splits for all periods presented.

The Offering

Securities offered by us:	A maximum of 30,000 shares of our Series B 10% Convertible Preferred Stock, par value $0.0001 (“Series B Preferred Stock”) at an offering price of $2,500 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Series B Preferred Stock outstanding before the offering	None.

Number of shares of Series B Preferred Stock to be outstanding after the offering	30,000 shares, if the maximum amount of Offered Shares are sold.

Terms of Series B Preferred Stock

Each share of Series B Preferred Stock entitles the holder thereof to (i) an annual dividend payment of 10%, which the holder of the Series B Preferred Stock may elect to convert into shares of common stock of the Company for the first 24 months after purchase of the Series B Preferred Stock, ar a conversion rate of $1.75 per share, and receive in cash 24 months after purchase of the Series B Preferred Stock (ii) the right to convert each share of Series B Preferred into shares of common stock at a conversion rate of $1.75 per share for a term of 24 months. The Company has the right to convert any share of Series B Preferred Stock into shares of common stock of the Company beginning 24 months after the date of issuance of the Series B Preferred Stock, at a rate of $1.75 per share, if the Company’s shares of common stock have been trading on an exchange for a period of 15 consecutive days, at a closing bid price of not less than $3.50 per share. The Company has the right to redeem any share of Series B Preferred Stock from the holder thereof, at any time after issuance of the Series B Preferred Stock, at the original purchase price plus that amount qual to an annual dividend payment. Each holder of Series B Preferred Stock shall be entitled to the whole number of votes equal to the number of shares of common stock into which such holder’s Series B Preferred Stock would be convertible on the record date for the vote or consent of stockholders.

Common stock outstanding immediately before the offering:	37,936,561 shares of common stock.

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Common stock to be outstanding immediately after the offering:	37,936,561 shares of common stock

Use of proceeds	We currently intend to use the net proceeds we receive from this offering to repay the outstanding principal and dividends accrued on Convertible and Promissory Notes, to fund the sales and marketing, as well as research and development and field trial activities supporting commercialization of our products, and to use the remainder of the net proceeds for general corporate purposes, including working capital and operating expenses. See the section entitled “Use of Proceeds” for additional information.

Controlled company	Upon the closing of this offering, Jonathan Destler will beneficially own more than 50% of the voting power for the election of members of our board of directors and we will be a “controlled company” under the Nasdaq rules. As a controlled company, we qualify for, and intend to rely on, exemptions from certain Nasdaq corporate governance requirements. See “Management—Controlled company exception.”

Voting rights	Each share of Series B Preferred Stock will entitle the holder to one vote per share of common stock into which such holder’s shares of Series B Preferred Stock would be convertible. We also have one share of Series A preferred stock outstanding, which entitles its holder to a number of votes that is equal to 110% of the issued and outstanding shares of our common stock. Holders of our common stock and Series A preferred stock will generally vote together as a single class, unless otherwise required by law or our certificate of incorporation. The outstanding share of our Series A preferred stock is owned by our Founder and Chairman, Jonathan Destler and the subject of a voting trust under the Voting Trust Agreement pursuant to which our sole director, Jeffrey Klausner, is trustee and has to right to vote the shares. Immediately following the completion of this offering, Mr. Destler will own approximately 60.1% of the voting power of our outstanding capital stock, assuming no exercise of the underwriters’ option to purchase additional shares. Upon termination of the Voting Trust Agreement, Mr. Destler will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction. See “Description of Capital Stock” for additional information.

Risk factors	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully read “Risk Factors” on page 14 in this offering circular for a discussion of factors that you should consider before deciding to invest in our Series B Preferred Stock.

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SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present our summary financial data and should be read together with our audited consolidated financial statements for the years ended December 31, 2023 and 2022 and the unaudited condensed consolidated financial statements for the six months ended June 30, 2024 and accompanying notes and information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from the aforementioned periods appearing elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Our historical results are not necessarily indicative of our future results.

Balance Sheet Data

	December 31,	December 31,	June 30,
	2022	2023	2024
			(Unaudited)
Assets
Total current assets	$274,000	$2,000	$133,000
Total assets	$1,463,000	$575,000	$434,000

Liabilities and Stockholders’ Equity
Total current liabilities	$5,835,000	$8,755,000	$10,313,000
Total liabilities	5,927,000	8,797,000	10,348,000
Total stockholders’ deficiency	(4,464,000)	(8,222,000)	(9,914,000)
Total liabilities and stockholders’ equity	$1,463,000	$575,000	$434,000

Statement of Operations Data

	For the Years Ended		For the Six Months Ended
	December 31,		June 30, 2024
	2022	2023	(unaudited)
Revenue	$53,000	$89,000	$114,000
Cost of revenues	515,000	97,000	48,000
Gross profit (loss)	(462,000)	(8,000)	66,000
Total operating expenses	10,230,000	7,535,000	2,521,000
Loss from operations	(10,692,000)	(7,543,000)	(2,455,000)
Financing costs	(2,497,000)	(1,614,000)	-
Loss on extinguishment of debt	-	(250,000)	-
Interest (expense) income	(2,761,000)	(1,577,000)	(985,000)
Net loss	$(15,950,000)	$(10,984,000)	$(3,440,000)

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RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our securities could decline, and you could lose all or a substantial portion of your investment. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this offering circular.

Risks Related to Our Business and Industry

There is uncertainty regarding our ability to continue as a going concern, indicating the possibility that we may be required to curtail or discontinue our operations in the future. If we discontinue our operations, you may lose all of your investment.

We have incurred net losses of $49.6 million from our inception on June 20, 2016 to June 30, 2024, and have completed only the preliminary stages of our business plan. We anticipate incurring additional losses before generating any revenues and will depend on additional financing in order to meet our continuing obligations and ultimately, to attain profitability. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2023 included an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. The conditions giving rise to this uncertainty are also disclosed in Note 1 to our financial statements for the year ended December 31, 2023 and six months ended June 30, 2024, respectively, appearing at the end of this offering circular, citing our recurring losses and cash used in operations among other factors. Our ability to continue as a going concern will be determined by our ability to generate sufficient cash flow to sustain our operations and/or raise additional capital in the form of debt or equity financing. We believe that the inclusion of a going concern explanatory paragraph in the report of our registered public accounting firm will make it more difficult for us to secure additional financing or enter into strategic relationships with distributors on terms acceptable to us, if at all, and likely will materially and adversely affect the terms of any financing that we might obtain. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on our business, results of operations, financial condition and cash flows or liquidity.

During the ongoing global COVID-19 pandemic, the capital markets are experiencing pronounced volatility, which may adversely affect investor’s confidence and, in turn may affect our initial public offering.

In addition, the COVID-19 pandemic has caused us to modify our business practices (such as employee travel plan and cancellation of physical participation in meetings, events, and conference), and we may take further actions as required by governmental authorities or that we determine are in the best interests of our employees, customers, and business partners. In addition, the business and operations of our manufacturers, suppliers, and other business partners have also been adversely impacted by the COVID-19 pandemic and may be further adversely impacted in the future, which could result in delays in our ability to commercialize our agricultural products and services.

As a result of social distancing, travel bans, and quarantine measures, access to our facilities, users, management, and support staff has been limited, which in turn has impacted, and will continue to impact, our operations, and financial condition.

The extent to which COVID-19 impacts our, and those of our suppliers’ and potential users’, business, results of operations, and financial condition will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the occurrence of an additional “wave,” duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even if the COVID-19 outbreak subsides, we may continue to experience materially adverse impacts to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

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We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis, and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware.

We had negative cash flow for the year ended December 31, 2023 and the six months ended June 30, 2024.

We had negative operating cash flow for the year ended December 31, 2023, and the six months ended June 30, 2024. To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate a positive cash flow from our operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to us.

We are an early-stage agricultural technology business, with no experience in the market, and failure to successfully compensate for this inexperience may adversely impact our operations and financial position.

We were incorporated on June 20, 2016, and we are an early-stage agricultural technology business, with few substantial tangible assets in a highly competitive industry. We have limited operating history, a small customer base and low revenue to date. This makes it difficult to evaluate our future performance and prospects. Our offering circular must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an evolving agricultural technology industry characterized by intense competition, including:

● our business model and strategy are still evolving and are continually being reviewed and revised;

● we may not be able to raise the capital required to develop our initial customer base and reputation;

● we may not be able to successfully implement our business model and strategy; and

● our management consists of few persons and is heavily reliant on Geoff Andersen, our Chief Executive Officer, and Jonathan Destler, our Founder and Chairman.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and you could lose all or a substantial portion of your investment.

We expect to suffer losses in the immediate future that may cause us to curtail or discontinue our operations.

We expect to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated with the development of our agricultural technology business, garnering revenues, and our business operations, generally. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will almost certainly fail.

We may not be able to execute our business plan or stay in business without additional funding.

Our ability to generate future operating revenues depends in part on whether we can obtain the financing necessary to implement our business plan. We will likely require additional financing through the issuance of debt and/or equity in order to establish profitable operations, and such financing may not be forthcoming. As widely reported, the global and domestic financial markets have been extremely volatile in recent months. If such conditions and constraints continue or if there is no investor appetite to finance our specific business, we may not be able to acquire additional financing through credit markets or equity markets. Even if additional financing is available, it may not be available on terms favorable to us. At this time, we have not identified or secured sources of additional financing. Our failure to secure additional financing when it becomes required will have an adverse effect on our ability to remain in business.

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The agriculture technology business is extremely competitive, and if we are not able to compete successfully against other agricultural technology businesses, both large and small, we will not be able operate our business and investors will lose their entire investment.

The agricultural technology business is extremely competitive and rapidly changing. We currently and in the future face competitive pressures from numerous actual and potential competitors. Many of our current and potential competitors in the agricultural growth business have substantial competitive advantages than we have, including:

●	longer operating histories;
●	significantly greater financial, technical and marketing resources;
●	greater brand name recognition;
●	better advertising and marketing;
●	existing customer bases; and
●	commercially accepted technology and products.

Our competitors may be able to respond more quickly to new or emerging methods and changes in the agricultural technology business and devote greater resources to identify, develop and market new agricultural products and services, and better market and sell their agricultural products and services than we can.

We rely on a limited number of suppliers, manufacturers, and logistics partners for our products. A loss of any of these partners could negatively affect our business.

We rely on a limited number of suppliers to manufacture and transport our products, including in some cases only a single supplier for some of our products and components. One single supplier currently manufactures two of our three products available for sale, and houses our sole set of tooling required to manufacture these products. One additional supplier manufactures one of our products which became available for sale in the second half of fiscal year 2022. We have no material agreements with our manufacturing suppliers. Our reliance on a limited number of manufacturers for each of our products increases our risks, since we do not currently have alternative or replacement manufacturers beyond these key parties. In the event of interruption from any of our manufacturers, we may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, our business could be adversely affected if one or more of our suppliers is impacted by a natural disaster or other interruption at a particular location.

If we experience a significant increase in demand for our products, or if we need to replace an existing supplier or partner, we may be unable to supplement or replace them on terms that are acceptable to us, which may undermine our ability to deliver our products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build our products to our specifications in sufficient volume. Identifying suitable suppliers, manufacturers, and logistics partners is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any of our significant suppliers, manufactures, or logistics partners could have an adverse effect on our business, financial condition and operating results.

The loss of the services of Geoff Andersen, our Chief Executive Officer, and Jonathan Destler, our Founder and Chairman, or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our website and sell our services.

The development of our agricultural technology business and the marketing of our prospective business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers who are developing our business, and on our ability to identify and retain competent consultants and employees with the skills required to execute our business objectives. The loss of the services of Geoff Andersen, our Chief Executive Officer, or Jonathan Destler, our Founder and Chairman, or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our website and sell our services, which could adversely affect our financial results and impair our growth.

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Our business could suffer if our Founder and Chairman, Jonathan Destler, loses his civil ligation with the SEC.

On September 30, 2022, a Complaint (the “Complaint”), captioned Securities and Exchange Commission vs. David Stephens, Donald Linn Danks, Jonathan Destler and Robert Lazarus, and Daniel Solomita and 8198381 Canada, Inc., as relief defendants, Case No. ‘22CV1483AJB DEB, was filed in the United States District Court, Southern District of California. In general, the Complaint alleges that Jonathan Destler, a co-founder and our former Chairman and Chief Executive Officer, and Donald Danks, a co-founder and a former director, and a current employee, were part of a control group that committed securities fraud in connection with the purchase and sale of securities of Loop Industries, Inc., a Nasdaq-listed company. This action is presently stayed.

On November 22, 2022, an Indictment (the “Indictment”), captioned United States of America v. David Stephens, Donald Danks, Jonathan Destler and Robert Lazarus, Case No. ‘22CR2701 BAS, was filed in the United States District Court, Southern District of California. In general, the Indictment alleges that Mr. Destler and Mr. Danks conspired to and committed securities fraud, based on the same allegations in the Complaint.

Furthermore, the Complaint and the Indictment allege that Mr. Destler and Mr. Danks were part of a control group consisting of four persons (David Stephens, Jonathan Destler, Don Danks and Robert Lazarus) who used a third person to make an unregistered offering of securities. The third person is a deceased former-stockholder of Opti-Harvest, whose Opti-Harvest shares are now held by his estate.

On December 2, 2024, the Court dismissed the Indictment against Mr. Destler and Mr. Lazarus. At the December 2, 2024, hearing regarding the dismissal, the Court stated, in relevant part, “But significantly, the Government, I think, failed to prove that any actions he [Jonathan Destler] took were for the wrongful purpose of defrauding or deceiving anyone.”

We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth with our limited resources effectively.

The expansion of our business has placed a significant strain on our limited managerial, operational, and financial resources. We have been and will continue to be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management with experience in our industry. Competition is intense for these types of personnel from more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. To date we have had to limit the engagement of critical management and other key personnel due in part to limited financial resources. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our business, prospects, financial condition and operating results will be materially adversely affected.

Our lack of insurance may expose us to liabilities which could cause us to cease operations.

While we intend to maintain insurance in the future for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

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Our technology and agricultural growth products have only been developed in the last several years and we have had only limited opportunities to deploy and assess their performance in the field at full scale.

The current generation of our agricultural growth products have only been developed in the last several years and are continuing to evolve. Deploying and operating our technology is a complex endeavor and, until recently, had been done primarily by a small number of customers in the agricultural crop industry, mostly as part of our field trials. As we deploy our products, we may encounter unforeseen operational, technical and other challenges, some of which could cause significant delays, trigger contractual penalties, result in unanticipated expenses, and/or damage to our reputation, each of which could materially and adversely affect our business, financial condition and results of operations.

Our agricultural growth products might not operate properly or contain defects, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could harm our business and operating results.

Our products are complex and may contain defects or experience failures due to any number of issues in design, materials, manufacture, deployment and/or use. Despite extensive testing, from time to time we have discovered defects or errors in our products. Material performance problems or defects in our products might arise in the future, which could have an adverse impact on our business and customer relationship and subject us to claims.

Defects and errors related to our agricultural growth products and any failure by us to identify and address them could result in delays in product introductions and updates, loss of revenue or market share, liability to customers or others, failure to achieve market acceptance or expansion, diversion of development and other resources, injury to our reputation, and increased service and maintenance costs. Defects or errors in our products might discourage existing or potential customers from purchasing from us. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability might be substantial and could adversely affect our operating results.

If we do not continue to innovate and deliver high-quality, technologically advanced products and services, we will not remain competitive, and our revenue and operating results could suffer.

The market for our agricultural growth products is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements, and changing industry standards. The life cycles of our products are difficult to estimate. Rapid technological changes and the introduction of new products and enhancements by new or existing competitors could undermine our current market position.

Our success depends in substantial part on our continuing ability to provide products and services that growers will find superior to our competitors’ products and will continue to use. Our future success will depend upon our ability to anticipate and to adapt to changes in technology and industry standards, and to effectively develop, to introduce, to market, and to gain broad acceptance of new product and service enhancements incorporating the latest technological advancements. In addition, because our agricultural growth solutions are designed to operate on a variety of agricultural products, we will need to continuously modify and enhance our solutions to keep pace with changes in design, the effects of climate change, the cost of water, evolving crop growth choices, evolving atmospheric conditions, and database technologies. We intend to continue to invest significant resources in research and development to enhance our existing products and introduce new high-quality products that customers will want. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis or to effectively bring new products to market, our sales may suffer. In addition, investment in product development often involves a long return on investment cycle. We have made and expect to continue to make significant investments in product development. We may expend significant time and resources developing and pursuing sales of a particular enhancement or application that may not result in revenues in the anticipated time frame or at all, or may not result in revenue growth sufficient to offset increased expenses. Furthermore, uncertainties about the timing and nature of new functionality, or new functionality to existing platforms or technologies, could increase our research and development expenses. Any failure of our products to operate effectively with future technologies could reduce the demand for our products, result in customer dissatisfaction, and have a material adverse effect on our business, financial condition, and results of operations.

We may not have sufficient resources to make the necessary investments in new product development and we may experience difficulties that could delay or prevent the successful development, introduction, or marketing of new products or enhancements. In addition, our products or enhancements may not meet the increasingly complex customer requirements of the marketplace or achieve market acceptance at the rate we expect, or at all. Any failure by us to anticipate or respond adequately to technological advancements, customer requirements, and changing industry standards, or any significant delays in the development, introduction, or availability of new products or enhancements, could undermine our current market position.

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Our products are anticipated to generally have long sales cycles and implementation periods, which may increase our costs in obtaining orders and reduces the predictability of our earnings.

Our products are technologically complex. Prospective customers, generally speaking, will have to commit significant resources and time to inspect, test and evaluate our products and to install and integrate them into existing agricultural operations and systems. Orders expected in one quarter may shift to another quarter or be cancelled as a result of the customers’ budgetary constraints, internal acceptance reviews, and other factors affecting the timing of customers’ purchase decisions. In addition, potential customers are anticipated to require a significant number of product presentations and demonstrations, in some instances evaluating products on-site where already installed, before reaching a sufficient level of confidence in the product’s performance and compatibility with the customer’s requirements to place an order. As a result, our sales process is anticipated to be subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products are anticipated to last for many months or even years. In addition, the time required for our potential customers to incorporate our products into their operations and systems are anticipated to vary significantly with the on-site circumstances of our customers, which further complicates our planning processes and reduces the predictability of our operating results. Longer sales cycles require us to invest significant resources in attempting to make sales, which may not be realized, and delay the generation of revenue.

DisperSolar LLC (“DisperSolar”) is a related party because our Chief Science Officer, Yosepha Shahak Ravid, and our Chief Technology Officer, Nicholas Booth, are both control persons of DisperSolar and named inventors of the acquired patents we acquired from DisperSolar under our Patent Purchase Agreement with DisperSolar. Ms. Shahak Ravid and Mr. Booth have conflicts of interest with us because they simultaneously have fiduciary duties to both us and to DisperSolar, which could cause disruptions in our operations and/or us to suffer losses.

On April 7, 2017, we and DisperSolar entered into a Patent Purchase Agreement (the “Agreement”) pursuant to which we acquired certain patents (intellectual property) of DisperSolar. DisperSolar developed the patents for harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants.

Under the Agreement, we agreed to pay the following for the acquisition DisperSolar’s intellectual property:

(i)	Initial Payment: $150,000 deposited into the Seller Account within 10 days of the Effective Date (the “Initial Payment”).

(ii)	Initial Milestone Payments: Additional payments in the aggregate combined amount up to $450,000 upon reaching defined milestones (the “Milestone Payments”). As of the date of this offering circular, no remaining milestone payment obligations remain.

(iii)	Earnout Payments: $800,000 paid on the on-going basis at a rate of 50% of gross margin and/or License Revenue from the date of the first commercial sale of a Covered Product or the first receipt by Purchaser of License Revenue, until the aggregate combined Gross Margin and License Revenue reach $1,600,000. As of the date of his offering circular, we recorded no earnout payment obligations as no gross margin was realized.

We will pay to DisperSolar royalties as follows:

(i)	Following the recognition by us of the first $1.6 million in aggregate combined gross margin and license revenue, and until we pay to Seller an aggregate amount in royalties of $30 million, we shall pay to Seller royalties on sales of covered products at a rate of 8% of gross margin.

(ii)	Once we paid to DisperSolar an aggregate amount in royalties of $30 million, we shall pay to DisperSolar royalties on sales of covered products at a rate of 4.75% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a strategic transaction.

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As of the date of this offering circular, we recorded no royalties payment obligations as no gross margin was realized.

We will pay to DisperSolar 7.6% of all license consideration received by us until the date of the consummation of a Strategic Transaction. “Strategic Transaction” means a transaction or a series of related transactions that results in an acquisition of the Company by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

“Strategic Transaction Consideration” means any cash consideration and the fair market value of any non-cash consideration paid to us by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by a purchaser for the purpose of consummating a Strategic Transaction. We will pay to DisperSolar a percentage of all License Consideration received by a prospective purchaser as follows:

(i)	3.8% of the first $50 million of the Strategic Transaction Consideration;

(ii)	5.7% of the next $100 million of the Strategic Transaction Consideration (i.e., over $50 million and up to $150 million); and

(iii)	7.6% of Strategic Transaction Consideration over $150 million.

In the event that we have a dispute with DisperSolar regarding the Agreement, whether over milestone payments, earnout payments, royalty payments or Strategic Transaction Consideration with DisperSolar, or any other issue regarding the Agreement, Ms. Shahak Ravid and Mr. Booth would be in a situation where they, as our Chief Science Officer and Chief Technology Officer, respectively, have fiduciary duties to act in the best interests of us, while at the same time, a fiduciary duty to act in the best interest of DisperSolar, which is not possible. If Ms. Shahak Ravid is simultaneously our Chief Science Officer, and/or Mr. Booth is simultaneously our Chief Technology Officer, while DisperSolar is engaged in a dispute with us, Ms. Shahak Ravid and/or Mr. Booth may be unwilling to perform their duties as Chief Science Officer and Chief Technology Officer to us with the same conviction and interest as when they would not be in a dispute with us. In such a situation, if Ms. Shahak Ravid and/or Mr. Booth would refuse to resign from their respective positions as Chief Science Officer and Chief Technology Officer, our board of directors may have to vote to remove them from their respective positions as Chief Science Officer and Chief Technology Officer, which could trigger litigation, a refusal of Ms. Shahak Ravid and/or Mr. Booth to disclose critical know-how to us, or cause disruptions in our operations and/or us suffer losses.

Risks Related to Our Intellectual Property

Our failure to protect our intellectual property may significantly impair our competitive advantage.

Our success and ability to compete depend in large part upon protecting our proprietary intellectual property. We rely on a combination of patent protection, trademark and trade secret protection, nondisclosure and nonuse agreements to protect our proprietary rights. The steps we have taken may not be sufficient to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The patent and trademark law and trade secret protection may not be adequate to deter third party infringement or misappropriation of our patents, trademarks and similar proprietary rights.

The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may not be able to obtain or maintain patent applications and patents due to the subject matter claimed in such patent applications and patents being in disclosures in the public domain. We have filed patent applications both in the United States and abroad seeking protection of our inventions originating from our research and development. Our patent applications may not result in issued patents, and any patents that are issued may not provide meaningful protection against competitors or competitive technologies. Further, the examination process may require us to narrow the claims for our pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The scope of a patent may also be reinterpreted and significantly reduced after issuance. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with the protection or competitive advantages we are seeking.

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Any of our patents, including those we may license, may be challenged, invalidated, rendered unenforceable or circumvented. Consequently, we do not know whether any of our products will be protectable or remain protected by valid and enforceable patents. We may not prevail if our patents are challenged by competitors or other third parties. The United States federal courts or equivalent national courts or patent offices elsewhere may invalidate our patents, find them unenforceable, or narrow their scope. Furthermore, competitors may be able to design around our patents by developing similar or alternative technologies or products in a non-infringing manner, or obtain patent protection for more effective technologies, designs or methods. If these developments were to occur, our products may become less competitive and sales may decline.

Various courts, including the United States Supreme Court, have rendered decisions that affect the scope of patentability of certain inventions or discoveries relevant to some aspects of our technology. These decisions state, among other things, that a patent claim that recites an abstract idea, natural phenomenon or law of nature are not themselves patentable. Precisely what constitutes a law of nature or abstract idea is uncertain, and it is possible that certain aspects of our technology could be considered unpatentable under applicable law. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Depending on decisions by the United States Congress, the federal courts and the United States Patent and Trademark Office (USPTO), the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain or in-license in the future. Additionally, our pending and future patent applications may not result in patents being issued which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. In fact, patent applications may not issue as patents at all. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. The scope of patent protection outside of the United States is also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain, protect, defend and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property rights or narrow the scope of our patents.

If we are unable to obtain and maintain patent protection for our technology in a particular jurisdiction, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize products similar or superior to ours, and our competitive position may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. In addition, the patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, consultants, advisors, contract manufacturers and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Consequently, we may not be able to prevent any third party from using any of our technology that is in the public domain to compete with our products.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position may be harmed.

In addition to seeking patent protection to protect the intellectual property underlying our products, we also rely upon unpatented trade secrets, know-how and continuing technological innovation to develop and maintain a competitive position. For example, we primarily rely on protecting our proprietary software and algorithms as a trade secret. However, trade secrets and know-how can be difficult to protect. While we endeavor to protect such proprietary information and trade secrets, in part, through confidentiality agreements with our employees, collaborators, contractors, advisors, consultants and other third parties who have access to, or house or host such information, and invention assignment agreements with our employees, consultants and other third parties involved in the development of intellectual property, there is no guarantee such efforts will succeed. The confidentiality agreements are designed to protect our proprietary information and, in some cases, our trade secrets and, in the case of agreements or clauses containing invention assignment, to grant us ownership of intellectual property and technologies that are developed through a relationship with such employees, consultants or other third parties.

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We cannot guarantee that we have entered into such agreements with each party that has or may have had access to, or houses or hosts, our trade secrets or proprietary information or that has been involved in the development of intellectual property. Additionally, despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

In addition, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate such trade secrets, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to, or independently developed by, a competitor or other third party, our competitive position would be materially and adversely harmed. Furthermore, we expect these trade secrets, know-how and proprietary information to over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology and the movement of personnel from academic to industry scientific positions. Consequently, we may be unable to prevent our proprietary technology from being exploited in the United States and abroad, which could affect our ability to expand in domestic and international markets or require costly efforts to protect our technology.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems and cloud storage sources, but such security measures may be breached, including through cyber-hacking or cyberattacks, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known, or be independently discovered by, competitors. To the extent that our employees, consultants, contractors, collaborators or other third parties use intellectual property rights owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions, which could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims that we or our employees, consultants, advisors or contractors have misappropriated the intellectual property rights of a third party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors, and third parties may claim an ownership interest in intellectual property we regard as our own.

Some of our employees, consultants, advisors or contractors are currently or were previously employed at or engaged by universities or other companies, including our competitors or potential competitors. Some of these employees, consultants, advisors and contractors, may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants, advisors and contractors do not use the intellectual property rights, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, used, infringed, misappropriated or otherwise violated the intellectual property rights or disclosed the alleged trade secrets or other proprietary information, of these former employers, competitors or other third parties, or to claims that we have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. An adverse determination may also result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar technology, without payment to us, or could limit the duration of the patent protection covering our products. Such challenges may also result in our inability to develop, manufacture or commercialize our products without infringing third-party patent rights. An inability to incorporate technologies or features that are important or essential to our products could have a material adverse effect on our business, financial condition and results of operations, and may prevent us from selling our current and/or planned products. Any litigation or the threat of litigation may adversely our reputation, or affect our ability to hire employees or contract with independent contractors. A loss of intellectual property, key personnel or their work product could hamper or prevent our ability to develop and commercialize new products, which could harm our business. Even if we are successful in defending against these claims, litigation could result in irreparable damage, substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

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Additionally, we may be subject to claims from third parties challenging our ownership interest in intellectual property rights we regard as our own, including based on claims that our employees, consultants, advisors or contractors have breached an obligation to assign inventions to another employer, to a former employer, or to another person or entity. Litigation may be necessary to defend against any other claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers.

In addition, while it is our policy to require our employees, consultants, advisors, contractors and other third parties who may be involved in the conception or development of intellectual property rights to execute agreements assigning such intellectual property rights to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property rights that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property rights. Furthermore, individuals executing agreements with us may have preexisting or competing obligations to a third party, such as an academic institution, and thus an agreement with us may be ineffective in perfecting ownership of inventions developed by that individual. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our existing and future products.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. In 2011, the Leahy-Smith America Invents Act (Leahy-Smith Act) was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and also may affect patent litigation. These also include provisions that switched the United States from a first-to-invent system to a first-inventor-to-file system, allow third-party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to attack the validity of a patent by the USPTO administered post grant proceedings, including post-grant review, inter partes review and derivation proceedings. Under a first-inventor-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor was the first to invent the claimed invention. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, became effective in 2013. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and applications. Furthermore, the United States Supreme Court and the United States Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Recent United States Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Similarly, foreign courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

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If our trademarks and tradenames are not adequately protected, then we may not be able to build name recognition in our markets and our business may be adversely affected.

Our current and future trademark applications in the United States and in foreign jurisdictions may not be allowed or may subsequently be opposed. Once filed and registered, our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these trademarks or trade names, which we need to build name recognition among potential partners and customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. As a means to enforce our trademark rights and prevent infringement, we may be required to file trademark claims against third parties or initiate trademark opposition proceedings, which can be expensive and time-consuming. In addition, there could be potential trade name or trademark infringement or dilution claims brought by owners of other trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

We have not yet registered certain trademarks in all of our potential markets. If we apply to register trademarks in the United States and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

Our efforts to enforce or protect our rights related to trademarks, trade secrets, domain names or other intellectual property rights may be ineffective, could result in substantial costs and diversion of resources and could adversely affect our business, financial condition and results of operations.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors or other third parties may infringe, misappropriate or otherwise violate our patents or other intellectual property rights, or we may be required to defend against claims of infringement, misappropriation or other violations. In addition, our patents also may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke those parties to assert counterclaims against us alleging that we infringe their patents or other intellectual property or that our intellectual property is invalid or unenforceable. In any such proceeding, a court or other administrative body may decide that a patent or other intellectual property right owned by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover such technology. Grounds for a validity challenge could include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description, non-enablement or failure to claim patent-eligible subject matter. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include reexamination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions, including opposition proceedings. Such proceedings could result in the revocation or cancellation of or amendment to our patents in such a way that they no longer cover our products or prevent third parties from competing with our products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which the patent examiner and we or our partners were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on our products. An adverse result in any litigation or other proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation.

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Moreover, some of our owned and patents and patent applications may in the future be co-owned with third parties. If we are unable to obtain an exclusive license to any such third party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products or technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

Even if resolved in our favor, litigation or other proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our management and other personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating, or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

The intellectual property landscape in the field of agriculture is in flux, and it may remain uncertain for the coming years. There may be significant intellectual property related litigation and proceedings relating to our intellectual property position and proprietary rights in the future. Given the number of patents in our field of technology, we cannot be certain or guarantee that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. As we move into new markets and applications for our products, incumbent participants in such markets may assert their patents and other intellectual property rights against us as a means of slowing our entry into such markets or as a means of extracting substantial license and royalty payments from us. Our competitors and others may now and, in the future, have significantly larger and more mature patent portfolios than we currently have. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may provide little or no deterrence or protection. Therefore, our commercial success depends in part on our ability and the ability of our future collaborators to develop, manufacture, market and sell our products and use our proprietary technologies without infringing, misappropriating or otherwise violating the patents or other intellectual property rights of third parties.

Third parties may assert infringement, misappropriation or other violation claims against us based on existing patents, patents or other intellectual property that may be granted in the future, regardless of their merit. Therefore, we may in the future be subject to claims that we, or other parties we have agreed to indemnify, infringe, misappropriate or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Because patent applications are published sometime after filing, and because applications can take several years to issue, there may be additional currently pending third-party patent applications that are unknown to us, which may later result in issued patents. Defense of these claims, regardless of their merit, would involve substantial litigation expenses and would be a substantial diversion of management and employee resources from our business. We may not have sufficient resources to bring these actions to a successful conclusion. There is a substantial amount of litigation and other patent challenges, both within and outside the United States, involving patent and other intellectual property rights, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the USPTO, and corresponding foreign patent offices. As the agriculture technology industry expands and more patents are issued, the risk increases that our products and technologies may be subject to claims of infringement of the patent rights of third parties. Numerous significant intellectual property issues may be litigated, between existing and new participants in our existing and targeted markets, and competitors may assert that our products and technologies infringe, misappropriate or otherwise violate their intellectual property rights as part of a business strategy to impede our successful entry into or growth in those markets.

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We could incur substantial costs and divert the attention of our management and technical personnel in defending against any of these claims. Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.

Because of the inevitable uncertainty in intellectual property litigation, we could lose a patent infringement or other intellectual property-related action asserted against us regardless of our perception of the merits of the case. Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. There is no assurance that a court would find in our favor on questions of infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold that third-party patents which are asserted against us are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any future products we may develop and any other future products or technologies covered by the asserted third party patents. In order to successfully challenge the validity of any such United States patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such United States patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such United States patent or find that our technology did not infringe any such claims. Further, even if we were successful in defending against any such claims, such claims could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Parties making infringement, misappropriation or other violation of intellectual property claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell our products, and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs, and expenses if we are found to have willfully infringed. In the event of a successful claim of infringement against us, we may be required to pay damages and ongoing royalties, which could be significant, re-design our products in a non-infringing manner, which may not be commercially feasible, obtain one or more licenses from third parties, or be prohibited from selling certain products. If we are required to obtain licenses from third parties, we may not be able to obtain such licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we could encounter delays in product introductions while we attempt to develop alternative products to avoid infringing third-party patents or intellectual property rights. Any of the foregoing could have a material adverse effect on our business, results of operation, financial condition and prospects. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing our technologies and products, and the prohibition of sale of any of our products could materially affect our business and our ability to gain market acceptance for our products.

It is also possible that we have failed to identify relevant third-party patents or applications. Because patent applications can take many years to issue, may be confidential for 18 months or more after filing and can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by our products and we may not be aware of such patents. Furthermore, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States may remain confidential until a patent issues. It is difficult for industry participants, including us, to identify all third-party patent rights that may be relevant to our products because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. We may fail to identify relevant patents or patent applications or may identify pending patent applications of potential interest but incorrectly predict the likelihood that such patent applications may issue with claims of relevance to our technology. In addition, we may incorrectly conclude that a third-party patent is invalid, unenforceable or not infringed by our activities. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our products.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities.

In addition, our agreements with some of our customers, suppliers or other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

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Obtaining and maintaining our patent protection depends on compliance with various required procedures, document submissions, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated as a result of non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States at several stages over the lifetime of the patents and patent applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-United States patent agencies. The USPTO and various non-US governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. An inadvertent lapse or non-compliance with such requirements can sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors may be able to enter the market without infringing our patents and this circumstance would have a material adverse effect on our business, financial condition, results of operations and prospects.

Issued patents covering our present and future products could be found invalid or unenforceable if challenged.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability of our patents and patent applications may be challenged in courts or patent offices in the United States and abroad. For example, we may be subject to third-party submissions of prior art to the USPTO challenging the validity of one or more claims in our patents. Such submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on one of our pending patent applications. We may also become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings. Additionally, if we initiate or become involved in legal proceedings against a third party to enforce a patent covering one of our products or technologies, the defendant could counterclaim that the patent covering our products is invalid or unenforceable. In patent litigation in the United States, counterclaims alleging invalidity or unenforceability are commonplace. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our current products and other products that we may develop.

A successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, limit the scope and duration of the patent protection of our products or result in our inability to manufacture or commercialize products without infringing third-party patent rights, which could have a material adverse impact on our business. Furthermore, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products. Such challenges also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome in favorable to us.

Third parties may have developed technologies that may be related or competitive to our own technologies and such third parties may have filed or may file patent applications, or may have obtained or may obtain patents, claiming inventions that may overlap or conflict with those claimed in our patent applications or issued patents. We may not be aware of all third-party intellectual property rights potentially relating to our current or future products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents or at all. We, or our current or future license partners or collaborators, might not have been the first to make the inventions covered by each of our pending patent applications and we might not have been the first to file patent applications for these inventions. To determine the priority of these inventions, we may have to participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO. The outcome of such proceedings is uncertain, and other patent applications may have priority over our patent applications. Such proceedings could also result in substantial costs to us and divert our management’s attention and resources. If a third party can establish that we were not the first to make or the first to file for patent protection of such inventions, our patent applications may not issue as patents and even if issued, may be challenged and invalidated or rendered unenforceable.

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Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited.

Even if patents covering our products are obtained, once the patent life has expired, we may be open to competition from competitive products. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may not be able to protect our intellectual property rights throughout the world.

Third parties may attempt to develop and commercialize competitive products in foreign countries where we do not own any patents or patent applications or where legal recourse may be limited. This may have a significant commercial impact on our foreign business operations.

Filing, prosecuting and defending patents on our products in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States, even in jurisdictions where we do pursue patent protection. In some cases, we may not be able to obtain patent protection for certain products outside the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, even in jurisdictions where we a do pursue patent protection, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our other products and technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents, if pursued or obtained, or marketing of competing products in violation of our intellectual property rights generally. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries, including India, China, and certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition and results of operations may be adversely affected.

Intellectual property rights do not necessarily address all potential threats.

The degree of current and future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may be able to make products that are not covered by the claims of our patents or that incorporates certain technology in our products that is in the public domain;

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●	we, or our current or future licensors or collaborators, might not have been the first to make the inventions covered by the applicable issued patent or pending patent application that we own or license now or may own or license in the future;

●	we, or our future licensors or collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	it is possible that our current or future pending patent applications will not lead to issued patents;

●	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

●	others may have access to the same intellectual property rights licensed to us in the future on a nonexclusive basis;

●	our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive technologies and products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable;

●	the patents of others may harm our business; and

●	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property rights.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Capital Structure

The structure of our capital stock as contained in our Certificate of Incorporation, as amended, has the effect of concentrating voting control with the trustee of the Series A Preferred Stock held for the benefit of Jonathan Destler, limiting your ability to influence corporate matters.

Our Series A Preferred Stock entitles its holder to a number of votes that is equal to 110% of the issued and outstanding shares of our common stock, and our common stock, which has one vote per share. Our Founder and Chairman, Jonathan Destler, owns the sole outstanding share of our Series A Preferred Stock. The voting trust created under the Voting Trust Agreement holds all shares of common stock and the one share of Series A Preferred Stock held by Mr. Destler, and vests in the trustee, the power to vote the shares held by Mr. Destler in any stockholder vote or written consent in lieu of a stockholders’ meeting. The terms and conditions of the Voting Trust Agreement provides that the members of our board of directors have full discretion to appoint a trustee to vote the shares. The current sole trustee of the voting trust is Jeffrey Klausner, our sole director. The voting trustee does not have any economic rights or investment power with respect to the shares of common stock and Series A Preferred Stock transferred to the voting trust; their rights consist solely of voting rights. The holders of our outstanding common stock, excluding Mr. Destler, will hold 40.8% of the voting power of our outstanding capital stock following this offering, with Mr. Destler holding 59.2% of such voting power in the aggregate. Mr. Destler will retain greater than 50% of the voting power even if he reduces, potentially significantly, his economic interest in shares of our common stock. Therefore, Mr. Destler will control our management and affairs and all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of us or our assets, for the foreseeable future. Additionally, each share of Series A Preferred Stock shall automatically convert into one share of common stock upon the first to occur of (a) a transfer of such share of Series A Preferred Stock other than to Mr. Destler, or (b) the death or incapacity of Mr. Destler. Each share of Series A Preferred Stock is convertible into one share of common stock, at the election of the holder of the Series A Preferred Stock.

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So long as the voting trust holds the one share of Series A Preferred Stock owned by Mr. Destler, the trustee under the Voting Trust Agreement will have voting control of us. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the market price of our common stock could be adversely affected.

As a stockholder, even a controlling stockholder, upon termination of the Voting Trust Agreement, Mr. Destler will be entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

Our Founder and Chairman will continue to own a significant percentage of our common stock and our Series A Preferred Stock and the trustee will be able to exert significant control over matters subject to stockholder approval.

Jonathan Destler, our Founder and Chairman, currently beneficially owns common stock and Series A Preferred Stock that provides the trustee with 59.2% of the voting power of our voting stock. Upon the closing of this offering, Mr. Destler will beneficially own approximately 59.2% of the voting power of our outstanding voting stock. Therefore, even after this offering, the trustee will have the ability to control us through voting of Mr. Destler’ Series A Preferred Stock. For example, he may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. The trustee’s interests may not always coincide with our corporate interests or the interests of other stockholders, and he may act in a manner with which you may not agree or that may not be in the best interests of our other stockholders. So long as Mr. Destler’s sole share of Series A Preferred Stock or a significant amount of our equity is subject to the Voting Trust, the trustee will continue to be able to effectively control our decisions.

The structure of our capital stock, involving Series A Preferred Stock, may adversely affect the trading market for our securities.

Certain stock index providers, such as S&P Dow Jones, Russell 2000, S&P 500, S&P MidCap 400 and S&P SmallCap 600 exclude companies with multiple classes of capital stock from being added to certain stock indices. In addition, several stockholder advisory firms and large institutional investors oppose the use of multiple class structures. As a result, the dual class structure of our capital stock may prevent the inclusion of our common stock in such indices, may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure, and may result in large institutional investors not purchasing shares of our common stock. Any exclusion from stock indices could result in a less active trading market for our securities. Any actions or publications by stockholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our securities.

Risks Associated with this Offering

There is no existing market for our Series B Preferred Stock or Common Stock, and we do not know if one will develop to provide you with adequate liquidity to sell our Common Stock at prices equal to or greater than the price you paid in this offering.

Prior to this offering, there has not been a public market for our Series B Preferred Stock or common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the stock exchange on which we list our Common Stock or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering, or at all.

Holders of our Series B Convertible Preferred Stock may not realize potential market gains from the offering price.

The Company has the right to redeem any share of Series B Preferred Stock from the holder thereof, at any time after issuance of the Series B Preferred Stock, at the original purchase price plus one year of interest. Accordingly, a purchaser of our Series B Preferred Stock may not realize potential market gains from the offering price of $2,500 per share because we could repurchase our Series B Preferred Stock at any time after issuance at a price lower than what the market price could be in the future, after we repurchase the Series B Preferred Stock from a holder.

The current securities fraud claims by the SEC against Mr. Destler are presently stayed and may not be resolved until after the trial and criminal prosecution of the remaining defendants has completed, which could interrupt our operations and affect the ability for you to make a profit on your purchase of Series B Preferred Stock.

Although the criminal Indictment has been dismissed by the Federal District Court, the civil securities fraud claims by the SEC were stayed upon the resolution of the criminal case. The civil trial is still stayed as to Mr. Destler and may not be resolved until after the trial and criminal prosecution of the remaining defendants has completed.

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Because the SEC securities fraud investigation is still ongoing with respect to Mr. Destler, an adverse order or judgment against Mr. Destler may implicate the “bad actor” provisions of SEC Regulations A and D, should Mr. Destler become a member of management or a significant stockholder. If the “bad actor” provisions of SEC Regulation A are triggered, we would not be able to make this offering under Regulation A. If the “bad actor” provisions of SEC Regulation D are triggered, Mr. Destler would not be permitted to participating in private offerings the Company makes under Regulation D. More specifically, Mr. Destler would be prohibited in participation or involvement in communications of any kind with prospective investors or other offering participants, due diligence activities, involvement in the preparation of disclosure documents, the structuring of an offering, and any other act in connection with the prospective offering.

Additionally, should an adverse Federal District Court order or judgment against Mr. Destler implicate the “bad actor” provisions of SEC Regulations A and D, such and order or judgment would impede and otherwise making it difficult to for us raise future funds through exempted offerings or obtain listing or quotation for our securities. Without a listing or quotation for our shares of common stock, you may never be able to sell the shares of common stock into which the Series B Preferred Stock is convertible.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

The Company intend to be a public company and to register with the SEC. If successful, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act of 2002, as amended, or Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and the Nasdaq Capital Market to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say on pay” and proxy access. Emerging growth companies may implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of these extended transition periods, but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with this offering, we intend to begin the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act, which will require annual management assessment of the effectiveness of our internal control over financial reporting. We have begun recruiting additional finance and accounting personnel with certain skill sets that we will need as a public company.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes, and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our the price of our securities and make it more difficult for us to effectively market and sell any of our present or future product candidates that may receive regulatory approval.

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Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of this offering, we will become subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

The market price of our securities is likely to be volatile, which could result in substantial losses for purchasers of our securities in this offering or could subject us to litigation.

The trading prices of the securities of technology companies have been highly volatile. Accordingly, the market price of our common stock is likely to be subject to wide fluctuations. Factors affecting the market price of our common stock include:

●	variations in our operating results, earnings per share, cash flows from operating activities, deferred revenue, and other financial metrics and non-financial metrics, and how those results compare to analyst expectations;

●	forward looking guidance to industry and financial analysts related to future revenue and earnings per share;

●	the net increases in the number of customers and paying subscriptions, either independently or as compared with published expectations of industry, financial or other analysts that cover our company;

●	changes in the estimates of our operating results or changes in recommendations by securities analysts that elect to follow our securities;

●	announcements of technological innovations, new services or service enhancements, strategic alliances or significant agreements by us or by our competitors;

●	announcements by us or by our competitors of mergers or other strategic acquisitions, or rumors of such transactions involving us or our competitors;

●	announcements of customer additions and customer cancellations or delays in customer purchases;

●	recruitment or departure of key personnel;

●	disruptions in our service due to computer hardware, software or network problems;

●	the economy as a whole, market conditions in our industry, and the industries of our customers; and

●	trading activity by a limited number of stockholders who beneficially own a majority of our outstanding voting power.

In addition, if the market for technology stocks or the stock market in general experiences uneven investor confidence, the market price of our securities could decline for reasons unrelated to our business, operating results or financial condition. The market price of our securities might also decline in reaction to events that affect other companies within, or outside, our industry even if these events do not directly affect us. As a result of this volatility, you may not be able to sell your securities at or above the initial public offering price. Some companies that have experienced volatility in the trading price of their securities have been the subject of securities class action litigation. If we are to become the subject of such litigation, it could result in substantial costs and a diversion of management’s attention and resources.

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An active trading market for our securities may not develop, and you may not be able to resell your securities at or above the initial public offering price.

Prior to this offering, there has been no public market for shares of our common stock or the Series B Preferred Stock being offered. Although we intend to apply to list shares of our common stock on The Nasdaq Capital Market, an active trading market for our common stock may never develop or be sustained following this offering. The initial public offering price of our securities was determined through negotiations between us and the underwriters. Among the factors considered in determining the initial offering price were our future prospects and the prospects of our industry in general, our revenue, net income and certain other financial and operating information in recent periods, and the financial ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. However, there can be no assurance that following this offering our shares of common stock will trade at a price equal to or greater than the offering price. In the absence of an active trading market for our securities, investors may not be able to sell their securities at or above the initial public offering price or at the time that they would like to sell.

Our securities may be subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	affirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our securities and cause a decline in the market value of our securities.

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Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. Unless our securities are approved for listing on Nasdaq, the occurrence of these patterns or practices could increase the future volatility of our share price.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our securities will rely in part on the research and reports that industry or financial analysts publish about us or our business. We may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause the price of our securities to decline.

If securities or industry analysts adversely change their recommendations regarding our securities or if our operating results do not meet their expectations, the price of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our securities or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our securities or if our operating results do not meet their expectations, the price of our securities could decline.

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Raising additional capital may cause dilution to our stockholders, including purchasers of units in this offering, restrict our operations or require us to relinquish rights to our technologies or current or future product candidates.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that materially adversely affect your rights as a common stockholder. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through additional collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or current or future product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, scale back or discontinue the development and commercialization of one or more of our product candidates, delay our pursuit of potential in-licenses or acquisitions or grant rights to develop and market current or future product candidates that we would otherwise prefer to develop and market ourselves.

We may issue additional equity securities, or engage in other transactions that could dilute our book value or relative rights of our securities, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. Except as otherwise described in this offering circular, we will not be restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be affected. Additional equity offerings may dilute the holdings of existing stockholders or reduce the market price of our common stock. Holders of our securities are not entitled to pre-emptive rights or other protections against dilution. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, then-current holders of our securities. Additionally, if we raise additional capital by making offerings of debt or preferred stock, upon our liquidation, holders of our debt securities and preferred stock, and lenders with respect to other borrowings, may receive distributions of its available assets before the holders of our common stock.

Anti-takeover effects of certain provisions of Delaware state law hinder a potential takeover of our company.

We are subject to statutory “anti-takeover” provisions under Delaware law; the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 of the Delaware General Corporate Law, or DGCL, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These antitakeover provisions and other provisions in our certificate of incorporation and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our securities to decline.

Certain provisions of our bylaws are intended to strengthen the position of our board of directors in the event of a hostile takeover attempt. These provisions have the effect of providing our board of directors with the sole power to fill vacancies on our board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent or more of the entire capital stock of the corporation issued and outstanding and entitled to vote.

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Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

We may include provisions in our Certificate of Incorporation that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. For example, we may amend our articles of incorporation to authorize our board of directors to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control. In addition, we may enter into a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

The trustee under the Voting Trust Agreement has voting control over the Series A Preferred Stock and common stock owned by Mr. Destler is able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

Currently, Mr. Destler beneficially owns approximately 21.8% of our outstanding common stock and 100% of our Series A preferred stock, which has voting power equal to 110% of our issued and outstanding shares of common stock. The voting trust created under the Voting Trust Agreement holds all shares of common stock and the one share of Series A Preferred Stock held by Mr. Destler, and vests in the trustee, the power to vote the shares held by Mr. Destler in any stockholder vote or written consent in lieu of a stockholders’ meeting. The terms and conditions of the Voting Trust Agreement provides that the members of our board of directors have full discretion to appoint a trustee to vote the shares. The current sole trustee of the voting trust is Jeffrey Klausner, our sole director. The voting trustee does not have any economic rights or investment power with respect to the shares of common stock and Series A Preferred Stock transferred to the voting trust; their rights consist solely of voting rights. Immediately following the completion of this offering, Mr. Destler will have approximately 59.2% of the voting power of our outstanding capital stock. As a result, Mr. Destler has substantial voting power in all matters submitted to our stockholders for approval, including, but not limited to:

●	Election of our board of directors;
●	Removal of any of our directors or officers;
●	Amendment of our Certificate of Incorporation or Bylaws;
●	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

Additionally, the one share of Series A Preferred Stock issued to Mr. Destler contains protective provisions, which precludes us from taking certain actions without Mr. Destler’s approval. More specifically, so long as any shares of Series A Preferred Stock are outstanding, we are not permitted to take certain actions without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, including for example and without limitation, amending our articles of incorporation, changing or modifying the rights of the Series A Preferred Stock, including increasing or decreasing the number of authorized shares of Series A Preferred Stock, increasing or decreasing the size of the board of directors or removing the director appointed by the holders of our Series A Preferred Stock and declaring or paying any dividend or other distribution.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements.

Upon completion of this offering, Jonathan Destler, our Founder and Head of Corporate Development, will continue to beneficially own more than 50% of the voting power for the election of members of our board of directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain of Nasdaq’s corporate governance requirements.

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As a controlled company, we will rely on certain exemptions from the Nasdaq standards that may enable us not to comply with certain Nasdaq corporate governance requirements. Accordingly, we have opted not to implement a stand-alone nominating and corporate governance committee and our compensation committee will not be fully independent. As a consequence of our reliance on certain exemptions from the Nasdaq standards provided to “controlled companies,” you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. See “Management—Controlled company exception.”

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our securities.

Sales of a substantial number of shares of our common stock in the public markets, or the perception by the market that those sales could occur, could depress the market price of our securities and impair our ability to raise capital through the sale of additional equity securities. We, our directors and our executive officers have agreed not to sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this offering circular continuing through and including the date that is 180 days after the date of this offering circular, subject to certain exceptions. We cannot predict the effect that future sales of our common stock would have on the market price of our securities.

We have broad discretion to use the net proceeds from this offering and our investment of these proceeds pending any such use may not yield a favorable return.

Our management will have broad discretion as to the application of the remaining net proceeds from this offering upon the repayment of the outstanding principal and interest accrued on Senior Convertible Promissory Notes, as described below in “Use of Proceeds,” and could use them for purposes other than those contemplated at the time of the offering. Our management may use the remaining net proceeds for corporate purposes that may not improve our financial condition or market value of our securities.

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Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because we are a smaller company, and smaller companies tend to experience greater volatility in the price of their securities. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

These forward-looking statements include, but are not limited to, statements about:

●	our ability to continue as a going concern;
●	availability of additional funds in the future on acceptable terms or at all;
●	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our need for, or ability to obtain, additional financing;
●	our ability to retain and recruit key personnel, including the continued development of our sales and marketing infrastructure;
●	our ability to maintain intellectual property protection for our products;
●	developments relating to our competitors and our industry;
●	our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act;
●	our expected use of our existing cash and cash equivalents and the proceeds from this offering.
●	the impact of the COVID-19 pandemic on our business and operations;
●	other events or factors, including those resulting from war or incidents of terrorism;
●	anticipated trends and challenges in our business and the markets in which we operate; and
●	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this offering circular may turn out to be inaccurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in the section entitled “Risk Factors” and elsewhere in this offering circular. Potential investors are urged to consider these factors carefully in evaluating these forward-looking statements.

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In addition, forward-looking statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this offering circular, and while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. You should not place undue reliance on our forward-looking statements.

MARKET, INDUSTRY AND OTHER DATA

This offering circular contains estimates, statistical data and other information concerning our industry, market and competitive position from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived.

In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Industry data and other third-party information have been obtained from sources believed to be reliable, but we have not independently verified any third-party information. In addition, while we believe the industry, market and competitive position data included in this offering circular is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the assumed Offered Shares of 30,000 at an assumed per share price of $2,500.00. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	7,500	15,000	22,500	30,000
Gross proceeds	$18,750,000	$37,500,000	$56,250,000	$75,000,000
Offering expenses (1)	2,675,000	5,175,000	7,675,000	10,175,000
Net proceeds	$16,075,000	$32,325,000	$48,575,000	$64,825,000

(1)	Represents legal and accounting fees and expenses (See “Plan of Distribution”).

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

If 100% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Inventory Production	$12.000,000
Marketing and advertising	$2,000,000
Legal	$1,000,000
Accounting	$1,000,000
In-House manufacturing equipment	$15,000,000
Offering expenses	$10,000,000
Precision Ag AI Software Development	$6,500,000
Additional Staffing	$4,000,000
Product & Implementation Enhancements	$6,500,000
General and Administrative Expenses	$9,000,000
Working Capital and General Corporate Purposes	$8,000,000
TOTAL	$75,000,000

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If 75% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Inventory Production	$12,000,000
Marketing and advertising	$1,500,000
Legal	$1,000,000
Accounting	$500,000
In-House manufacturing equipment	$11,500,000
Offering expenses	$7,500,000
Precision Ag AI Software Development	$6,000,000
Additional Staffing	$2,000,000
Product & Implementation Enhancements	$1,500,000
General and Administrative Expenses	$7,500,000
Working Capital and General Corporate Purposes	$5,250,000
TOTAL	$56,250,000

If 50% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Inventory production	$5,000,000
Marketing and advertising	$1,500,000
Legal	$1,000,000
Accounting	$500,000
Precision Ag AI Software Development	$4,500,000
Additional staffing	$2,000,000
In-House manufacturing equipment	$6,500,000
Offering expenses	$5,000,000
Product & Implementation Enhancements	$2,000,000
General and Administrative Expenses	$5,000,000
Working Capital and General Corporate Purposes	$4,500,000
TOTAL	$37,500,000

If 25% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Inventory Production	$2,000,000
Marketing and advertising	$750,000
Legal	$500,000
Accounting	$250,000
Offering expenses	$2,500,000
Repayment of Promissory Notes	$6,000,000
Product & Implementation Enhancements	$750,000
Precision Ag AI Software Development	$1,000,000
General and Administrative Expenses	$3,000,000
Working Capital and General Corporate Purposes	$2,000,000
TOTAL	$18,750,000

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As indicated in the table above, if we sell only 25%, 50% or 75% of the shares offered for sale in this Offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business, and therefore do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant. Investors should not purchase our securities with the expectation of receiving cash dividends.

DILUTION

Due to the cash conversion features of the Series B Preferred Shares, the proceeds of the offering will be reflected as mezzanine financing in the Company’s balance sheet, and such proceeds will not affect equity (or result in a corresponding change in dilution to stockholders) at issuance.

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PLAN OF DISTRIBUTION

Plan of Distribution for the Offering of 30,000 Shares of Series B Preferred Stock

We have no shares of Series B Preferred Stock issued and outstanding as of the date of this prospectus. The Company is registering an 30,000 shares of its Series B Preferred Stock for sale at the price of $2,500 per share. There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, none of our officers or directors will register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Ms. Wely is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act.

Our officers and directors will sell the 30,000 shares of the Company’s Series B Preferred Stock and intend to offer the shares to friends, family members, investment funds and business acquaintances. None of our offices and directors will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our offices or directors is not, and has not been, within the past 12 months, a broker or dealer, and none of our officers or directors is not, or has not been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

We will receive all proceeds from the sale of the 30,000 shares of Series B Preferred Stock being offered. The price per share is fixed at $2,500 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the-counter, we intend to seek to have our shares of common stock quoted on the Nasdaq Capital Market. We have applied to have our common stock on the Nasdaq Capital Market, who has not yet approved our application to list our common stock. There can be no assurance that the Nasdaq will approve our application to list our common stock on the Nasdaq Capital Market.

The Company’s shares of Series B Preferred Stock may be sold to purchasers from time to time directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of Series B Preferred Stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $2,500 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied. In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states).

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REGULATION M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements, the related notes, and the other financial information included elsewhere in this offering circular. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual business, financial condition and results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this offering circular, particularly under “Risk Factors.” See also “Special Note Regarding Forward-Looking Statements.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Results of Operations for the Twelve Months Ended December 31, 2023 Compared to the Twelve Months Ended December 31, 2022

Revenues

Our revenues were $89,000 and $53,000 for the twelve months ended December 31, 2023 and 2022, respectively. Beginning in second half of 2022, we began offering our customers the option to rent our products for a monthly fee per unit, generating $68,000, or 76% of our revenues during the twelve months ended December 31, 2023.

Cost of Revenues

Cost of revenues represent the cost to manufacture our products sold, depreciation expense related to our rental equipment sales, and changes in our inventory reserves. Cost of revenues was $97,000 and $515,000 for the twelve months ended December 31, 2023 and 2022, respectively.

Operating Expenses

Operating expenses include selling, general and administrative expenses, research and development costs, and impairment of rental equipment costs.

Our selling, general and administrative expenses decreased approximately $1.5 million to $6.6 million during the twelve months ended December 31, 2023, compared to $8.1 million for the prior year period. The decrease in selling, general and administrative expenses was primarily due to decreased stock-based compensation expenses of $932,000, and a decrease of approximately $500,000 from routine fluctuations in our operating accounts to support our operations.

Research and development costs include advisors, consultants, software licensing, product design and development, data monitoring and collection, field trial installations, and travel related expenses. Research and development expenses decreased approximately $1.1 million to $1.0 million during the twelve months ended December 31, 2023, compared to $2.1 million during the prior year period. The decrease in research and development costs was primarily due to decreased field trial and product development costs, as compared to the prior year period.

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Loss from Operations

Loss from operations decreased to approximately $7.5 million for the twelve months ended December 31, 2023, compared to a loss from operations of $10.7 million for the prior year period. The decrease in loss from operations was due to primarily to our increase in revenue and decreased gross profit and operating expenses as discussed above.

Financing Costs

Financing costs is comprised of the fair value of shares issued as consideration for extending the maturity date of our senior convertible notes. Financing costs decreased to $1.6 million during the twelve months ended December 31, 2023, compared to $2.5 million for the prior year period.

Loss on Extinguishment of Debt

During the twelve months ended December 31, 2023, we realized a $250,000 loss on extinguishment of debt related to the modification of warrants, which did not occur in the prior year period.

Interest Expense

Interest expense decreased $1.2 million to $1.6 million during the twelve months ended December 31, 2023, compared to $2.8 million for the twelve months ended December 31, 2022. The decrease in interest expense was from decreased debt discount amortization as compared to the prior year period.

Net Loss

Net loss decreased $5.0 million to $11.0 million during the twelve months ended December 31, 2023, compared to $16.0 million for the twelve months ended December 31, 2022. The decrease in net loss was due to our increased revenue and gross profit, offset by decreased operating and other expenses, as discussed above.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the twelve months ended December 31, 2023, the Company recorded a net loss of $11.0 million, used cash in operations of $2.8 million, and had a stockholders’ deficit of $8.2 million on December 31, 2023. These factors raise substantial doubt about our ability to continue as a going concern within one year after the date of the financial statements being issued.

The ability to continue as a going concern is dependent upon our ability to raise additional funds and implement our business plan. As a result, management has concluded that there is substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm, in its report on the Company’s consolidated financial statements for the year ended December 31, 2023, has also expressed substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

At December 31, 2023, we had cash on hand in the amount of $2,000. Subsequent to December 31, 2023, we received proceeds of $1.2 million on the sale of promissory notes and $24,000 on the private sale of common stock (see Note 11 of the accompanying financial statements). The Company believes it has enough cash to sustain operations through March 31, 2024. Our continuation as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case or equity financing.

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The following table summarizes our cash flows for the periods indicated (amounts are rounded to nearest thousands):

	Twelve Months Ended December 31,
	2023	2022

Net cash provided by (used in):
Operating activities	$(2,741,000)	$(4,464,000)
Investing activities	-	(278,000)
Financing activities	2,571,000	3,199,000
Net decrease in cash	$(170,000)	$(1,543,000)

Net cash used in operating activities for the twelve months ended December 31, 2023 totaled $2.8 million, compared to net cash used in operating activities for the twelve months ended December 31, 2022 of $4.4 million. Net cash used in operations for the twelve months ended December 31, 2023, was $2.8 million, and was to fund our net loss of $11.0 million, offset by $564,000 of depreciation expense, $1.0 million of debt discount amortization, $1.6 million of financing costs, $250,000 on warrant modification cost, $3.7 million of stock-based compensation expense, and $1.1 million of changes in our operating accounts. Net cash used in operating activities for the twelve months ended December 31, 2022, was to fund our net loss of $16.0 million, offset by $527,000 of depreciation expenses, $432,000 change in inventory reserves, $2.3 million of debt discount amortization, $2.5 million of financing costs, $4.7 million of stock-based compensation expense, and $952,000 of changes in our operating accounts.

We had no cash flows from investing activities during the twelve months ended December 31, 2023. Net cash used in investing activities was approximately $278,000 for the twelve months ended December 31, 2022, and was for the purchase of property and equipment and rental equipment.

Net cash provided by financing activities for the twelve months ended December 31, 2023 was approximately $2.6 million, which included proceeds of $114,000 on the exercise of warrants, proceeds of approximately $2.4 million received on the issuance of notes payable, $35,000 from related party advances, offset by the repayment of $13,000 of a loan payable. Net cash provided by financing activities for the twelve months ended December 31, 2023 was approximately $3.2 million, which included proceeds of $1.6 million on the exercise of warrants, proceeds of approximately $1.6 million received in the private placement of common stock, offset by deferred offering costs of $134,000, repayment of convertible notes of $100,000, and repayments of $13,000 of a loan payable.

Results of Operations for the Six Months June 30, 2024 Compared to the Six Months Ended June 30, 2023

Revenues

Our revenues were $114,000 and $47,000 for the six months ended June 30, 2024 and 2023, respectively. During the six months ended June 30, 2024, product sales increased $78,000 while rental income decreased $11,000 as compared to the prior year period.

Cost of Revenues

Cost of revenues represent the cost to manufacture our products sold, depreciation expense related to our rental equipment sales, and changes in our inventory reserves. Cost of revenues was $48,000 and $45,000 for the six months ended June 30, 2024 and 2023, respectively.

Operating Expenses

Operating expenses include selling, general and administrative expenses, research and development costs, and impairment of rental equipment costs.

Our selling, general and administrative expenses decreased approximately $1.6 million to $2.3 million during the six months ended June 30, 2024, compared to $3.9 million for the prior year period. The decrease in selling, general and administrative expenses was primarily due to decreased stock-based compensation expenses of $1.0 million, and a decrease of $600,000 from routine fluctuations in our operating accounts to support our operations.

Research and development costs include advisors, consultants, software licensing, product design and development, data monitoring and collection, field trial installations, and travel related expenses. Research and development expenses decreased approximately $374,000 to $196,000 during the six months ended June 30, 2024, compared to $570,000 for the prior year period. The decrease in research and development costs was primarily due to decreased field trial and product development costs, as compared to the prior year period.

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Financing Costs

During the six months ended June 30, 2023, financing costs of $1.5 million were for shares issued as consideration for extending the maturity date of our senior convertible notes, which did not occur in the current year period.

Interest Expense

Interest expense increased $484,000 to $1.0 million during the six months ended June 30, 2024, compared to $501,000 for the prior year period. The increase in interest expense was due to our increase in debt levels as compared to the prior year period.

Loss on Extinguishment of Debt

In June 2023, the Noteholders entered into a conversion agreement (the “Agreement”) with the Company in which the Noteholders elected to convert $3.4 million of principal, and $686,000 of accrued interest into shares of Common Stock with a fair value of $8,118,000, resulting in a loss on extinguishment of debt of $4,060,000. The Company further realized an additional $250,000 loss on extinguishment of debt related to the modification of Warrants, resulting in the recording of an aggregate $4.3 million loss on extinguishment of debt.

Net Loss

Net loss decreased $7.4 million to $3.4 million during the six months ended June 30, 2024, compared to $10.8 million for the six months ended June 30, 2023. The decrease in net loss was due to our increased revenue and gross profit, which was offset by decreased operating expenses, and decreased other expenses, as discussed above.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the six months ended June 30, 2024, the Company recorded a net loss of $3.4 million, used cash in operations of $739,000, and had a stockholders’ deficit of $9.9 million on June 30, 2024. These factors raise substantial doubt about our ability to continue as a going concern within one year after the date of the financial statements being issued.

The ability to continue as a going concern is dependent upon our ability to raise additional funds and implement our business plan. As a result, management has concluded that there is substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm, in its report on the Company’s consolidated financial statements for the year ended December 31, 2023, has also expressed substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

At June 30, 2024, we had cash on hand in the amount of $118,000. Subsequent to June 30, 2024, the Company received proceeds of $368,000 on the sale of promissory notes and $24,000 on the private sale of common stock (see Note 7 of the accompanying financial statements). The Company believes it has enough cash to sustain operations through March 31, 2024. Our continuation as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case or equity financing.

The following table summarizes our cash flows for the periods indicated (amounts are rounded to nearest thousands):

	Six Months Ended June 30,
	2024	2023

Net cash provided by (used in):
Operating activities	$(739,000)	$(1,735,000)
Financing activities	855,000	1,679,000
Net decrease in cash	$116,000	$(56,000)

Net cash used in operating activities for the six months ended June 30, 2024 totaled $739,000, compared to net cash used in operating activities for the six months ended June 30, 2023 of $1.8 million. Net cash used in operations for the six months ended June 30, 2024 was $739,000, and was to fund our net loss of $3.4 million, offset by $272,000 of depreciation expense, $594,000 of debt discount amortization, $1.2 million of stock-based compensation expense, and $603,000 of changes in our operating accounts. Net cash used in operating activities for the six months ended June 30, 2023, was to fund our net loss of $10.8 million, offset by $282,000 of depreciation expenses, $277,000 of debt discount amortization, $1.5 million of financing costs, $4.3 million loss on extinguishment of debt, $2.2 million of stock-based compensation expense, and $424,000 of changes in our operating accounts.

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We had no cash flows from investing activities during the six months ended June 30, 2024 and 2023.

Net cash provided by financing activities for the six months ended June 30, 2024 was approximately $855,000, which included proceeds of $862,000 on the issuance of notes payable, offset by the repayment of $7,000 of a loan payable. Net cash provided by financing activities for the six months ended June 30, 2023 was approximately $1.7 million, which included proceeds of $114,000 on the exercise of warrants, proceeds of approximately $1.5 million on the issuance of notes payable, advances from related parties of $25,000, changes in deferred offering costs of $52,000, and repayments of $7,000 of loans payable.

BUSINESS

Overview

Opti-Harvest is an agricultural innovation company with products backed by a portfolio of patented and patent pending technologies focused on solving several critical challenges faced by agribusinesses: maximizing crop yield, accelerating crop growth, optimizing land and water resources, reducing labor costs and mitigating negative environmental impacts.

Our advanced agriculture technology (Opti-Filter™) and precision farming (Opti-View™) platforms enable commercial growers to harness, optimize and better utilize sunlight, the planet’s most fundamental and renewable natural resource.

The Power of Sunlight

Agriculture plays a vital role in society. Our survival is based on a sunlight-driven biochemical chain of reactions in which carbon dioxide from the air and water from the soil are transformed into carbohydrates and oxygen – Photosynthesis. Light absorption through photosynthesis is the cornerstone of all plant growth. It is the very foundation of our food supply as well as the oxygen we breathe.

Opti-Filter™

Plants detect and respond to different aspects and qualities of light – light intensity, spectral composition, direction, scattering, duration. Photo-selective filtration of sunlight has well documented effects on numerous crops in different climates. This chromatic filtration can be used to promote flowering, improve fruit-set, regulate time-to maturation, fruit-size and color. Our Opti-Filter technology creates an optimized light environment that is detected by the crop canopy and conveyed throughout the canopy as well as the root system as positive signals to thrive, resulting in crops that are more active, productive, efficient, and healthy. Opti-Filter technology delivers the most beneficial parts of the light spectrum directly to plants at all stages of development. By directing sunlight to where it is needed, filtering the light to favor the red end of the spectrum, and providing an optimized micro-climate environment, Opti-Filter has been proven in over 65 field trials to accelerate growth and enhance productivity in an array of high-value crops.

Opti-Filter is a proprietary platform technology embedded in our family of products. In its various applications, Opti-Filter collects, spectrally modifies, and disperses sunlight into shaded and underproductive areas of the inner and lower canopy of a wide variety of crops. Through this process, Opti-Filter technology makes sunlight more productive by optimizing its spectral composition to provide plants with red-enriched light that stimulates growth and productivity. Opti-Filter technology, in its various applications, also creates a microclimate environment that promotes growth by providing protection from wind, cold and other harsh environmental conditions.

Our Opti-Filter family of products has been developed and tested in over 65 multi-year field trials during more than six years with leading commercial growers in California’s Central Valley, Salinas Valley, Coachella Valley, Napa Valley and Sonoma regions. Through these trials we believe we have demonstrated that our proprietary technology effectively:

●	Increases revenue per acre by improving production and fruit/nut quality in mature vineyards and orchards;

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●	Accelerates growth of newly planted crops and shortens time to first crop and maturity;

●	Increases production and accelerates growth without increasing irrigation needs, thus improving land and water resource utilization;

●	Advances root density and development and mitigates plant daily water stress;

●	Reduces labor costs associated with pruning, canopy management, training, other related farming practices; and

●	Protects plants from harsh weather conditions, animals and, in some cases, insect pests.

Opti-View™

Opti-View is a multi-vendor precision agriculture platform designed to optimize farmers’ ability to manage their crops and key inputs including water and labor. Opti-View is a proprietary and highly sophisticated AI and machine learning based system that integrates data from our own suite of sensors with data streams from strategic partners. This innovative system is designed to produce powerful predictive analytics that will empower our customers to make better farming decisions. We call this Agricultural Intelligence™.

We are committed to the development and utilization of established and emerging technologies to enhance the impact of Opti-Filter technology and provide valuable information for our ongoing research. Accordingly, we have committed considerable resources under the guidance of a world-class team to the creation of Opti-View.

We believe that the Opti-View and Opti-Filter technology platforms, which are both secured by robust patent protection (see “Intellectual Property” below) are complementary and highly innovative systems with very large addressable markets. Precision Agriculture is a large and fast growing industry that is benefiting from steady increases in commercial adoption.

Our Strengths

We believe that we have several key strengths that provide us with a competitive advantage:

●	Transformative agricultural technology platform with proven technology and multiple product applications: Our technology is patented, functional and proven with a growing number of customers across major markets in North America and around the world. We expect this trend to accelerate as our base of installations grows.

Intellectual property portfolio: Opti-Harvest owns five patent families, including two U.S. patents, one granted European patent, granted patents in each of Brazil, Chile, Peru, Israel, and Mexico, as well as one pending international (PCT) application and over thirty additional patent applications pending worldwide as of May 30, 2022. Opti-Harvest has 5 years of R&D experience, and continues to drive innovation.

●	Strong ecosystem relationships: Through the course of the previous five years and over 65 field trials , Opti-Harvest has developed strong collaborative relationships with many leading growers in the commercial agriculture ecosystem; growers who are in the best position to recognize the multiple benefits our technology and products bring to their farming initiatives. These industry partnerships and collaborative relationships are key to our technical and economic success and are not easily replicated.

Commitment to ESG: Opti-Harvest has an authentic and overarching commitment to ESG, sustainability and social impact. We are committed to a broad set of stakeholders, including our employees, our community, our environment, our customers, and our stockholders. This commitment aligns with our mission to provide farmer-focused solutions to sustainably feed our world. We see opportunities in many areas of the agricultural value chain to address some of today’s most significant challenges including food security, farmer livelihood, and resource use efficiency.

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●	We are decarbonizing agriculture: Fresh produce accounts for roughly one-tenth of food related greenhouse gas (GHG emissions), or approximately 1% of GHG emissions in the U.S. (transportation accounts for 28% of that carbon footprint). We are committed to developing technologies that reduce CO₂ emissions across our installed and potential customer base and that reduce the agriculture’s contribution to climate change. GHG emissions associated with fresh produce production include on-farm inputs (applied water, biocides, direct electricity use, direct fuel use and other materials and resources) as well as upstream GHG emissions associated with the production and supply of these inputs. We believe our technologies reduce consumption of several of these GHG inputs by improving production, operational efficiencies, and resource utilization.

We are conserving resources: An important physiological response to our technology includes as much as 50% mitigation of plant daily water stress, more efficient uptake of water and soil nutrients as well as increased photosynthetic uptake of carbon dioxide from the atmosphere.

Experienced leadership and scientific team: Opti-Harvest has built an experienced multi-disciplinary leadership and scientific team with a strong track record of driving scientific and product innovation and revenue growth in several technology businesses. Each member of our leadership team has decades of experience in their respective area of expertise.

We continue to drive innovation. By continuing to focus on innovation and enhancement of our product offerings, we believe we can build significant market share, product usage and customer satisfaction. Our research and development, engineering, marketing and executive leadership teams bring expertise from a variety of fields including horticultural science, agronomy, optical physics, materials science, electronics and networking, product design, software development, machine learning and AI.

Our Growth Strategy

Our products are marketed primarily to the commercial agriculture market. We have developed products that accelerate growth, increase production, reduce labor costs and optimize land and water resource utilization for this market.

We are developing revenue streams for the following product lines:

●	Opti-Filter™ Products
●	OptiView™ SaaS Licensing

Each of the growth initiatives outlined below depends on our ability to develop broad adoption of our products. We believe that the success our field testing and extensive product development in collaboration with major commercial growers throughout California will promote awareness and acceptance of our products. We intend to leverage this acceptance in both the consumer grower and commercial agriculture segments through the execution of the following strategies:

●	New product introduction: Our initial commercialization strategy is focused on our Opti-Filter suite of products. We will initially focus on converting existing relationships – commercial growers with whom we have partnered in testing, developing, and proving our technology – to become customers and advocates of our commercial products. The introduction of our Opti-View platform will represent an important opportunity to expand revenues from existing Opti-Filter customers as well as to offer stand-alone precision agriculture solutions to a broad addressable market.

●	Expansion into new geographies: Opti-Harvest will initially derive most of its business from select markets in North America. As we build momentum by expanding our existing customer base and building awareness through new sales and marketing initiatives, we anticipate significant growth opportunities in additional regions in North America and in international markets.

●	Finance / Lease Model: We intend to establish finance partners that will allow us to offer attractive financial terms to commercial agriculture customers. We believe that offering this option to prospective customers will serve to accelerate adoption and increase the sales velocity and scale of our business.

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Opti-Harvest’s growth and success is dependent upon developing and implementing go-to-market strategies that ensure superior customer satisfaction, retention, and expansion. As Opti-Harvest transitions from highly successful field trials to comprehensive commercialization initiatives, opportunities for industry partnerships and/or developing marketing, sales and distribution capabilities internally will be evaluated and piloted to ensure all aspects of customer and product support are validated.

Go-to-Market

We believe there are clear and subtle trade-offs between internal development of these capabilities and partnering with existing industry players to execute on our go-to-market strategies. These trade-offs include speed of deployment, geographic coverage, cost and control of our brand and reputation. Partnering may provide benefits for speed, coverage, and cost, while internal development may provide more brand and corporate reputation control and direct customer relationships. Potential partners to be considered will be farm equipment dealerships, irrigation distributors, and other agricultural retailers providing fertilizer, crop protection and technology products to growers in the field.

The go-to-market processes begin after the customer acquisition process is complete and there are signed contractual commitments between Opti-Harvest and the grower customer. These sub-processes will need to cover the following:

Installation – Installation of Opti-Harvest products in grower fields will require reliable personnel, the appropriate tools, expertise, and training. The in-field installation of the Opti-Harvest products are not very complex and will allow for fairly quick training of either company or partner employees.

Grower training – The successful implementation of the Opti-Harvest products will require some basic training of growers. It will be most important in the customer acquisition process that the growers are well informed about the use and benefits of each product purchased. At the time of installation, the grower’s employees will need to have brief training on how to install and monitor the products in-field to identify when the products may need to be adjusted and/or replaced due to potential defects or weather-related impairment. Growers will also need to modify some of their farming practices when using our products – this usually will result in less labor and other potential savings.

Warranty – Opti-Harvest will provide a 12-month warranty policy for each product implemented in the field. This warranty will require Opti-Harvest to repair or replace any products as quickly as possible if defects are identified. This will also require optimal inventory processes that allow for timely replacement when necessary.

Support – It is anticipated that minimal product support will be necessary with the Opti-Harvest products. However, online and phone options will be provided to allow growers to quickly ask questions and/or report problems in the field.

Upgrades – It is expected that there will be minimal product upgrade requirements, while the products are functional in the field. Upgrades will be provided through natural replacement processes given the lifecycles of each individual product.

Recycle – At the end of the product lifecycle, the materials used in the Opti-Harvest products will be collected in the field and transported to a recycling partner to ensure the optimal environmental impact.

Current Challenges in Agriculture and Agribusiness

Society is critically dependent on agriculture. It is the foundation of our food chain and provides 27% of the world’s jobs. From its inception, its primary purpose has been to feed and fuel human activity.

Driven by innovation and investment, agricultural productivity has increased substantially. Agricultural output nearly tripled between 1948 and 2015 – even as the amount of labor and land used in farming declined by approximately 74% and 24%, respectively. During that same period farmers in many parts of the world have increased efficiency and productivity. But agriculture is entering a new era marked by scarcer resources, greater demand and potentially higher price and supply volatility. Going forward, the world must produce far more with less.

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To meet this challenge, farmers must increase production per acre. They need to reduce the risk of crop failure, minimize operating costs and sell crops for the highest price possible. This requires, amongst other things, effectively managing resources like land, water and other inputs while minimizing the impact of weather and pests.

Yet farmers are confronted with increasing pressure from climate change, soil erosion, biodiversity loss, changing consumer tastes in food and concerns about how their food is produced. Nevertheless, farmers and producers are tasked with sustaining a global population with food production that will need to increase by 50% or more by 2050. Compounding the challenge is the reality that farms around the world have unique characteristics and challenges: different landscapes, soils, available technologies, access to needed capital, supply and distribution chains, and highly variable potential yields.

Climate.

The effects of climate change are increasingly impacting farmers’ ability to grow the food we need. Increasingly volatile weather and more extreme weather events can change growing seasons, limit the availability of water, allow weeds, pests and fungi to thrive, all of which reduce crop productivity.

Soil erosion is reducing the amount of arable land for agriculture and declining biodiversity affects the pollination of crops. Farmers are under pressure to conserve water and use fewer agricultural inputs.

Rise in the frequency of droughts and floods, all of which tend to reduce crop yields.

Consumer needs and expectations drive the food value chain.

Farmers need to keep pace with increasing demand for more food and higher quality food. In addition to concerns about adequate food supply, society has rising expectations for ‘good food’, coupled with expectations that farmers will reduce negative impacts that conventional farming practices may have on the environment.

Driving Innovation by Tapping into Our Most Fundamental Resource

Technology is a fast-paced industry that impacts our lives, our society, and culture in countless ways. The speed and scale with which technology can disrupt existing business and create new opportunities and industries is staggering. Agriculture technology (“Agtech”), new breeding techniques, soil and biome enhancement, precision agriculture, robotics, satellites, artificial intelligence, big data and the Internet of Things (“IoT”) are being introduced and adopted at a remarkable pace.

Innovations in animal and crop genetics, chemicals, robotics, global positioning systems (GPS), imagery, sensors and the use of big data have driven changes in the U.S. farming sector, causing total farm output to more than double between 1948 and 2015, even while the amount of land and labor devoted to farming declined.

The power, promise, and potential of Agtech is its capacity to make agriculture more productive and sustainable. For example, because of Agtech, the farm-to-fork process is becoming more automated, connected, sensed, and traced, while data-driven technologies promise to boost agricultural productivity by increasing yields, reducing losses and lowering input costs.

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Yet, despite these advances in Agtech and the technologies introduced in the information age, we believe that sunlight remains our most fundamental resource; one that can unlock even greater potential for agricultural production and resource management through the development of innovative technologies that optimize plant utilization of sunlight.

From home garden growers to large commercial scale agribusinesses, sunlight plays a crucial role and light interception is a major limiting factor in production and product quality in a wide variety of crops. Plants are green because they absorb the most productive parts of the light spectrum and reflect what they don’t need. Green light is a signal for plants to slow-down or stop growth. It is nature’s way of separating plants to avoid overcrowding but has become a limiting factor in the modern intensive agriculture. We exploit this well-established but underutilized scientific phenomenon.

Opti-Harvest is focused on developing best-in-class agriculture technologies that help growers efficiently increase production, improve economic performance and environmental sustainability. We are driving innovation by harnessing nature’s most fundamental resource – sunlight itself, in a way never done before.

Market Opportunity

Commercial Farming

Agriculture, food, and related industries contributed $1.109 trillion to the U.S. gross domestic product (GDP) in 2019, a 5.2% share. The output of America’s farms contributed $136.1 billion of this sum—about 0.6% of GDP.

According to the most recent Census of Agriculture, production costs for the approximately 110,000 farms actively producing fruit, tree nuts and berries had increased 17% over the prior census period (2012). Approximately 45% of these farms reported a net loss.

Against this background, rapid population growth, increased urbanization, and mounting stress on natural resources have increased the need for agriculture to become a more efficient, sustainable industry.

The Agtech sector has the potential to completely reshape global agriculture, dramatically increasing the productivity of the agriculture system while reducing the environmental and social costs of current Ag production practices. We will need to produce more food in the next forty years than during the entire course of human history. In order to do so on a planet showing signs of severe environmental stress, Agtech innovations will be essential. We believe human ingenuity can rise to the occasion and overcome these global challenges, but to do so will require significant investment, commitment, and AgTech-specific entrepreneur support systems to foster innovation in the field.

The World Economic Forum estimates that if just 15% to 25% of farms were to adopt precision agriculture technologies, global crop yield could increase by 10% to 15% by 2030 while at the same time reducing greenhouse gas emissions and water use by 10% and 20% respectively.

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Demand for agricultural equipment is cyclical, influenced by, among other things, farm income, farmland values, weather conditions, the demand for agricultural commodities, commodity and protein prices and general economic conditions, as well as government policies and subsidies.

The global farm machinery and equipment market is expected to grow from $183.8 billion in 2020 to $201.8 billion in 2021 at a compound annual growth rate (CAGR) of 9.8%

Field Marketing & Analysis

Field monitoring & analysis technologies, collectively referred to as “precision agriculture” provide software and sensors to monitor, analyze, predict, and optimize in-field elements including crops, water, weather, and pests. Startups in this sector offer hardware sensors designed to collect specific farm data such as weather, moisture, and plant health. Other providers in the space develop software that can interpret data and improve decision making.

Growers have long been a critical market for field monitoring & analysis companies promising significant benefits through data collection. However, the promises of meaningful improvements through data collection have largely fallen short because growers have lacked sufficient tools to interpret and act on the data. This has led to a significant level of technology fatigue and resistance to new technologies. However, with data collection infrastructure well advanced, emerging AI & machine learning and predictive analytics technologies are poised to complete the loop by improving decision-making capabilities and offering meaningful recommendations based on data trends and analysis.

The estimated market size of the field monitoring and analysis, based on the global revenues of precision agriculture providers, is estimated to be $5.8 billion in 2020 and growing at a CAGR of 13.6% to reach $11.1 billion by 2025.

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Our Technology and Products

We are building a global agriculture technology business providing advanced equipment and precision agriculture software and solutions.

Our technologies fall into two categories:

●	Advanced Farm Equipment (Opti-Filter family of products), and
●	Precision Agriculture (Opti-View).,

Opti-Filter™

Opti-Filter products are designed to optimize land and water resources by utilizing sunlight in novel ways to accelerate growth in newly planted crops (Opti-Gro, Opti-Shield and ChromaGro), and improve production in mature vineyards and orchards (Opti-Skylights and Opti-Panels). Opti-Filter photo-selective technology turns sunlight into scattered, red-enriched light, maximizing the sun’s most productive rays and filtering out those that inhibit growth and production, which results in enhanced foliage activity, fruitfulness, shorter time to production, and substantial increases in marketable yield. These benefits are enhanced further by significant reductions in labor costs and other related expenses associated with conventional farming practices. Increasing outputs (yield, revenues) and lowering inputs (labor costs, resources) are age-old challenges for farmers. Our consumer product line (ChromaGro) is focused on the home garden market.

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Opti-View

The Opti-Filter family of products is complimented by our unique Agricultural Intelligence™ technology which collects and processes critical environmental data from a variety of sensors and industry partners to provide predictive analytics and recommendations that are designed to enable growers to incorporate powerful data into their decision-making process. Currently, we have approximately 9 million records to correlate with our plant physiology data, and we are developing a proprietary Agricultural Intelligence framework to integrate our data with data streams from our partners. We believe this system will provide far greater insights than any single system could and will enable growers to collect and interpret crucial data from which to make better choices to improve yield and maximize resources including irrigation and labor.

Sunlight as a Service ™

We believe that our products will provide innovative, sustainable solutions for agriculture by focusing on:

●	Optimizing Nature – Our sustainable Ag technology platform is powered by the sun. It maximizes a free and renewable resource with no need for additional chemicals or fertilizers. We bring the benefits of a greenhouse (control of light, climate and labor) to open field cultivation for accelerated crop development, greater crop yields and significant savings in energy, labor, water, and carbon emissions.

●	Water Use Efficiency – Stimulating root development by providing crops with tailored light and physical protection creates a microclimate which limits evaporation. Our products allow more efficient water uptake, thus reducing plant drought stress and irrigation needs.

●	Land Use Efficiency – Economic needs push growers to plant crops very close together. We solve the problem of shading that occurs in high density planting by maximizing light-interception beyond all known conventional practices, allowing better land use and optimized productivity for higher revenue per acre.

●	Carbon Fixation – Our products are carbon footprint-negative. By increasing photosynthesis and photomorphogenic activity, thereby accelerating and maximizing growth and production, we believe our products allow plants to fix more carbon from the atmosphere than they would without our technology.

●	Reclaim & Recycle – Our products are made in the USA from highly durable HDPE, an eco-friendly and recyclable plastic. Our solution and services model will include a reclaim and recycle program to reduce waste and promote a sustainable product life cycle.

●	Agriculture Intelligence ™ - In addition to our Ag technology platform, we will provide a comprehensive suite of Internet of Things (IoT) and AI solutions to help growers gain further insights into optimizing crop yield and resource use through predictive analytics and recommendations. These tools are also used to guide us in our own product development.

Opti-Filter™ Family of Products

We believe Opti-Filter technology combines innovative industrial design with established science and leverages our scientific team’s decades of combined experience in the fields of biochemistry, plant physiology, biophysics, and optical physics.

●	Opti-Filter photo-selective technology turns sunlight into scattered, red-enriched light, maximizing the sun’s most productive rays and filtering out those that inhibit growth and production

●	Red-enriched light fuels photosynthesis and triggers positive photomorphogenic plant responses.

●	By filtering sunlight to the red end of the spectrum while diffusing and directing light where it is needed, Opti-Filter accelerates plant growth and enhances productivity.

●	Opti-Filter promotes enhanced foliage activity, shorter time to production, maturity and substantial increases in marketable yield –all by simply using what’s already there: SUNLIGHT.

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Growth-Accelerating Products

	Accelerates plant establishment & development	Reduces time to production & maturity	Overcomes shading of vine / tree replants by adjacent older vines / trees	Reduces labor costs by naturally training vines to the trellis
Opti-Gro Newly planted & replanted vines (table, raisin, wine grapes)	Yes	Yes	Yes	Yes
Opti-Shield Newly planted & replanted tree crops (citrus, almond, pistachio, avocado, etc.)	Yes	Yes	Yes	Yes

Opti-Gro Units function as individual plant-growth chambers that target multiple biological processes to naturally accelerate growth and shorten time to first crop and maturity in table and raisin grapes, and wine grape vines.

-	Optimized light and microclimate environment promotes & accelerates vine growth and development
-	Shortens time to 1st crop and maturity.
-	Naturally trains vines upward reducing labor costs associated with training.
-	Durable chamber protects from environmental stress and repels pests.

Replaces currently used small diameter grow tubes that constrain rather than accelerate growth.

Applications

The Opti-Gro units are applied soon after vine planting and typically left in place for one season only. However, their positive impacts last several seasons after their removal.

Vine Replants. Table grape crops experience on average 3% to 5% annual loss, wine grapes can experience over 20% loss annually and all require vines to be replaced. Replanting missing vines is critical to maintaining vineyard production and extending economic life. However, replanted vines seldom catch up with the rest of the vineyard due to shading by adjacent mature vines, and shortage in labor required for vine training. Opti-Gro units overcome heavy shading from adjacent vines, accelerate vine canopy and root development, provide self-training, and shorten time to production and maturity by 2-3 years.

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Newly Planted Vineyards. Vine growth and development in cool climate regions can take 4-5 years to reach full production. Opti-Gro units protect vines through the herbaceous stage becoming lignified (woody) in year 1, surviving the winter and continuing development to production by year 2. Tailored light delivery and controlled microclimate result in dramatically faster, longer, and more vigorous vegetative growth.

The current state-of-the-art alternative to Opti-Gro is a small diameter grow tube, which constrains rather accelerates growth.

Field Tests

We have conducted fully randomized field trials, each composed of 20+ replicates per treatment performed in wine grapes.

Warm Climate. In 2019-2021 trials in ‘Thompson seedless’ raisins, ‘Autumn Royal’ and ‘Ivory’ table grapes located around SJ Valley, California, Opti-Gro treated replant vines continued growth throughout the season while control (common-practice) replant vines ceased growing in June due to excessive shading. 50-300% (cultivar dependent) larger trunk diameter was detected by end of the 1st season. Fruitfulness in the 2nd season was enhanced by 300% in vines treated by Opti-Gro in the former season relative to control replant vines.

Cold Climate. In 2018-2020 trials (‘Pinot Noir’ wine grape in Monterey County; ‘Cabernet Sauvignon’ and ‘Chardonnay’ in Sonoma County), the Opti-Gro vines trunk diameter continued growth throughout the season, extending into Autumn, unlike control vines that ceased growing by mid-summer. The result was 20-300% (cultivar dependent) larger trunk diameter than control vines.

Vines with Opti-Gro (based on field tests )

●	Over 2x faster growth
●	5x more likely to survive winter frost dieback
●	Reach time to full production 1-3 years faster
●	20-300% increase in trunk diameter
●	300% increase in 2nd year’s fruitfulness

Opti-Shields are designed to fit newly planted fruit trees, nut trees and other crops. The Opti-Filter technology provides a spectrally modified light environment, wind-breaking and improved microclimate that accelerates establishment and growth of newly planted tree crops, shortening time-to-production and maturity.

Applications

Opti-Shield are applied soon after planting and kept for two years.

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Field Tests

We have conducted fully randomized field trials on Trees with Opti-Shield, each composed of 20+ replicates per treatment .

In several 2019-2021 field trials (newly planted Sumo, Orri, and Tango mandarins; almonds; pistachio) Opti-Shield canopy volume and foliage density increased by 50-200% within 1-2 years (crop dependent) compared to control trees while daily water stress was reduced by 50%. Insect-pest infestation in the OH-trees was reduced by 70%. First fruit production increased by 50-100% in citrus mandarin relative to common practice trees.

Our field tests have shown that trees with Opti-Shield have:

●	1-2 years faster to full production
●	200% accelerated in canopy size
●	50% increase to foliage density
●	70% reduction in Thrips infestation

Products Improving Production

	Provides spectrally modified, diffused light for better fruit yield	Self-training; greatly reduced canopy management	Protection from rain, hail, frost, sunburn	Design for present and future trellising systems
Opti-Panels Wine & table grapes; Trellis tree crops	Yes	Yes	Yes	Yes

Opti-Panels utilize Opti-Filter technology to reduce labor costs and improve production in mature vineyards and crops grown on trellis systems.

-	Translucent panels provide photoselective light environment & self-training for table grapes and other fruit crops grown on trellis system;

-	Canopy is kept open all season improving fruitfulness, cluster and fruit quality the following year;

-	Labor required to manage canopy, position shoots and branches is drastically reduced;

-	Crop maturity in table grapes can be advanced, delayed or not affected based on selection of panel chromatics; and

-	Continuous protection from rain, sunburn, frost and hail.

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Applications

Rapid canopy growth during peak season creates excessive shading resulting in delayed coloration, uneven ripening and unmarketable waste. Aggressive, repeated pruning and trimming is required during the season. The Opti-Panels maintain the center trellis open throughout the season. The Opti-Panels are installed by retrofitting into current trellis systems, or along with initial construction, and remain in the vineyard or orchard for many years.

Field Tests

We have conducted fully randomized field trials, each composed of 20+ replicates per treatment during 2017-2019, followed by semi-commercial, non-randomized trials in 2020-2021.

In 2017-2019 table grape trials (‘Flame Seedless’, ‘Krissy’, ‘Allison’ cultivars) Opti-Panel treated vines demonstrated a 40% increase in crop value. Grapes ripened earlier or later in the season (cultivar and Panel color dependent) while berry size, width and length increased relative to the control. In the 2020-2021 table grape trials (‘Ivory’, ‘Krissy’, ‘Allison’, ‘Scarlotta’, Autumn Crisp, Autumn King’, ‘Adora’ cultivars) rain-protection function was added to the Opti-Panels. Preliminary results demonstrate positive impact of the Red Panel on next year’s fruitfulness and may add protection of the cluster berries from heat damage.

In a 2020 trellised peach trial the red Opti-Panel demonstrated earlier fruit maturation and 17% increase in harvested fruit.

Our field tests have shown that trellised crops with Opti-Harvest:

●	Ripen earlier or later in the season (crop and cultivar dependent)
●	Have a 40% increase in crop value
●	Are protected from rain, wind, and sunburns
●	Are labor saving on pruning, leafing, training, positioning
●	Have an open canopy for easy harvesting accessibility

	Provides spectrally modified, diffused light for better fruit yield, size and quality	Reduces pruning of inner canopy	Improves water-use-efficiency	Designed for conventional tree canopy
Opti-Skylight Citrus, Pistachio, Cherry & other tree crops	Yes	Yes	Yes	Yes

Opti-Skylight solar funnels penetrate the canopy of mature fruit and nut trees to improve production in tree crops.

-	Parabolic collector concentrates and directs sunlight to the inner canopy, while translucent down tube delivers the production-enhancing effects of red enriched light throughout the canopy.
-	Active foliage developing around the formerly most shaded inner canopy, resulting in more productive canopy
-	Field trials confirm increased productivity, earlier maturation, improvements in fruit size and quality, all with higher water use efficiency.
-	Reduced labor costs associated with center canopy pruning.

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Applications

High density plantings result in heavy shading. Sunlight reaches exterior foliage while inner canopies remain shaded, non-productive or produce unmarketable fruit.

Field Tests

In a 2017-2019 trial (Sumo mandarin) Opti-Skylight treated trees produced 21% more total fruit and 44% more large fruit in the first season. In the second season, too much fruit load (~20% above control) caused branch breaking.

In a 2018-2021 trial (Sumo mandarin) Opti-Skylight treated trees produced 6% more marketable fruit in the 1st treatment year relative to control; 13% more in the 2nd year; and 47% more fruit in the 3rd year. Fruit ripened 1-2 weeks earlier than control .

In a 2019-2020 trial (Tango mandarin) Opti-Skylight treated trees produced 22% more marketable-size fruit in 1st year; 4% more total fruit, and 15% more fruit of large size in the 2nd, on-year; and 45% more marketable-size fruit in the 3rd year.

In a 2018-2020 trial (pistachio) Opti-Skylight treated trees produced 24% higher in nut-yield in the 1st trial year (off-year); 16% higher in 2nd, on-year, and 34% higher than control in the 3rd, off-year. Nut quality was 9% higher in treated trees relative to control.

In a 2019-2020 trial (pistachio) Opti-Skylight trees produced 11% higher nut yield in the 1st trial (on-) year relative to control, and 16% higher yield in the 2nd (on-year). Nut quality was 8% higher in treated trees relative to control. The Opti units additionally advanced nut maturation.

Field trials were each comprised of 15-30 replicates / treatment, fully randomized. Reduced center-canopy pruning was applied in most trials. Opti-Harvest treated trees suffered 50% less water stress during summer-autumn periods .

Our field tests have shown that Trees with Opti-Skylight:

●	Have a 15-47% increase in yield
●	Produce less non-marketable fruit waste
●	Have 50% less water stress during Summer-Autumn
●	Have a $2,000-$12,000 increase in fruit value per acre, crop and year dependent.

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Opti-View

According to the International Food Policy Research Institute, data-driven techniques can increase farm productivity by as much as 67% by 2050. This type of increase will be essential for growers to meet expected demand caused by worldwide population growth and other environmental factors.

Opti-View is a proprietary, high sophisticated, multi-vendor AI and machine learning precision agriculture platform. It integrates data from our own suite of sensors with data streams from strategic partners. It’s designed to empower farmers with better data – by offering valuable insights from predictive analytics so they can better manage their crop yields and key inputs including water and labor. We call this Agricultural Intelligence™.

We are committed to the development and utilization of existing and emerging technologies to enhance the impact of Opti-Filter technology and provide valuable information for our ongoing research. Accordingly, we have committed considerable resources under the guidance of a world-class team to the creation of Opti-View.

Opti-View roadmap:

●	Over the last several years we designed and successfully implemented a custom proof of concept Internet of Things environmental monitoring system. The system measures and reports basic parameters (such as visible and IR light, temperature, etc.) on a 15-minute basis. The system incorporates several hundred sensors installed at a variety of commercial growers in Central California.
●	We created a prototype cloud-based dashboard where the data feed is aggregated, organized, and stored. Approximately 9 million records are available for rudimentary analysis and graphical presentation. The system also incorporates real time messaging for reporting alarm conditions such as high heat.
●	We will build a data warehouse to hold results from our 60+ field experiments for correlation purposes.
●	Opti-View is now being created to house our next generation cloud based dashboard with significantly enhanced presentation and analytic capabilities. Specifically, the ability to capture crop yield and environmental inputs to create AI training sets for predictive analytics and recommendations on how to improve crop yield and lower resource usage. This will be the alpha (internal) version of our Agriculture Intelligence platform.
●	We have started the design of the next generation of hardware to increase our capabilities with new functions such as multispectral and RGB imaging and more accurate local weather. We believe our next generation of gateways will have increased reliability and speed and allow for processing to be performed at the edge of the network to increase our capabilities and lower costs.
●	We will incorporate data-streams from industry partners to further enhance our Opti-View system. We believe that these additional data streams will make for more accurate predictions than those from a single stream alone. This is slated to be the first (beta) commercial deployment of Agricultural Intelligence.

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Competition

While we are not aware of any company which markets and/or sells technology or products that compete directly with our Opti-Filter technology and products, many agricultural technology companies are developing and commercializing technologies that purport to increase crop yield by other methods such as Biolumic which is expanding work with ultraviolet waves to boost crop yields and crop enhancement, developing products to protect and enhance crop yields.

In addition, we compete with many companies developing and commercializing precision agriculture equipment and technology such as John Deere, AGCO, CNH Industrial and Kubota Corp, drone companies including Aerobics, Taranis and Aerovironment, technology enablers that include GPS companies such as Trimble and CiBo Technologies, data analysis companies such as Farmobile, CropX, Semcrop, Arable, SemiosBio, FarmX and Climate Corp., DNA sequencies companies like Trace Genomics and applied technology business at Raven Industries as well as chip and sensor companies ranging from NXP Semiconductors to STMicroelectronics that serve the “smart farming” market.

We believe that many of these companies are developing technologies, in particular those focused on genetics and chemicals, that may ultimately be complimentary to ours.

With an established portfolio of intellectual property across each of our business segments, and a highly differentiated approach to building technologies designed to leverage sunlight to drive agricultural efficiencies and crop yield, we believe that we are uniquely positioned in the market to deliver our value proposition.

Intellectual Property

We have pursued a thoughtful and aggressive IP strategy, balancing trade secret and patent protection of our innovation. Our patent portfolio includes extensive international coverage expected to expire between 2034 (earliest filings) through 2041 (most recent filings), broadly covering our Canopy, Grow, Shield, Barrel and Panel units, as well as our novel Internet of Things and related innovations.

Our patents cover Opti-Harvest light harvesting & delivery and plant microclimate-regulating technologies.

Summary of Opti-Harvest Patent Portfolio

●	Opti Patent Family 1 is entitled “Harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants,” and covers the Company’s core light harvesting technology. This family has a first filing date of 2013, is expected to expire in 2034, was originally filed by DisperSolar, and has since been acquired by Opti-Harvest. This patent family (including issued patent and pending applications) extends to a wide geography spanning major fruit producing regions across Europe, Israel, much of Latin America, China, and the United States. Representative issued US patent nos. 10,132,457 and 10,955,098 provide coverage of aspects of the Company’s foundational Opti-Skylight systems, and additional claim coverage is being pursued in a pending U.S. Continuation application.

Opti Patent Family 2 is entitled “Methods and devices for stimulating growth of grape vines, grape vine replants, or agricultural cash crops,” and covers the Company’s Opti-Grow and Shield technologies for improvement of growth of new plantings, for example grave vine replants. This patent family has a first filing date of 2017, and is expected to expire in 2038. Representative United States patent application no. 16/526,790 is pending before the USPTO. As with Family 1, the disclosure and pending claim scope are not limited to any specific crop or specific field application. This patent family is pending in a geography spanning major fruit producing regions across Europe, Israel, much of Latin America, South Africa, India, China, and the United States.

●	Opti Patent Family 3 is entitled “A light directing platform for a cultivar growing environment,” and covers the Company’s proprietary Internet of Things technology. This patent family has a first filing date of 2018, is expected to expire in 2039, and is pending in the United States (US 17/287,594), China, Europe, India, and Israel.

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●	Opti Patent Family 4, filed in 2019, is entitled “Trellis Panels for Sunlight Delivery, Shoot Positioning, and Canopy Division” is expected to expire in 2040, covers Opti-Harvest’s Opti-Panel technologies, and is pending in Europe, Australia, New Zealand, Israel, much of Latin America (with an allowance having been issued in 2022 for Chile), South Africa, India, China, and the United States (17/571,937).

●	Opti Patent Family 5, filed in 2020, is entitled “Agricultural Data Integration and Analysis Platform,” is expected to expire in 2041, agricultural data integration and analysis platforms, and is pending internationally (PCT/US2020/044046).

We have also applied for trademark protection for OPTI-HARVEST in the United States, Brazil, Chile, China, Europe, Hong Kong, India, Israel, Mexico, Peru, and the United Kingdom.

We have also applied for protection of design features of our Opti-Skylight units in Europe (granted in 2022), China, and the United States.

We expect to rely on, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our brand and services. These legal means, however, afford only limited protection and may not adequately protect our rights. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

We intend to seek the widest possible protection for significant product and process developments in our major markets through a combination of trade secrets, trademarks, copyrights and patents, if applicable. We anticipate that the form of protection will vary depending upon the level of protection afforded by the particular jurisdiction.

We intend to register trademarks as a means of protecting the brand names of our companies and products. We intend protect our trademarks against infringement and also seek to register design protection where appropriate.

We rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. We expect that, where applicable, we will require our employees to execute confidentiality agreements upon the commencement of employment with us. We expect these agreements to provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. The agreements will also provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Manufacturing

Our products are all designed, and we expect to manufacture them in the United States, with the exception of some components and accessories used for mounting and installation related uses. We believe we have adequate manufacturing capabilities, including manufacturing facilities with whom we have established working relationships and consultants with expertise in our specific type of materials, design and production methods to meet industry demand.

Marketing

We plan to market our technology and products directly to commercial growers, commercial nurseries, vineyard and farm management firms and farmland asset managers. We intend to leverage the many existing relationships established during the testing and development of our products; to convert those collaborative partnerships into customer relationships and capitalize on the word of mouth and referral culture prevalent in farming communities. We will also be actively marketing through industry trade publications, conferences and Ag events.

Employees

We employed seven full-time persons on December 31, 2024. We are not a party to any collective bargaining agreement.

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We seek to create a workplace environment that fosters personal and business successes by offering training and development, which further assist our employees in meeting and exceeding our established standards of performance. Additionally, our employees work directly with our executive management team to address any internal concerns and continuously improve the ways in which we serve our employees and customers.

Government Regulation

We are required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the installation and operation of any of our products in any jurisdiction, in which we would conduct activities. We do not believe that government regulation will have a material impact on the way we conduct our business.

Legal Proceedings

We are not currently a party to any legal proceedings. We may at times be involved in litigation and other legal claims in the ordinary course of business. When appropriate in our estimation, we may record reserves in our financial statements for pending litigation and other claims.

Facilities

Our principal executive offices are located at 2121 Avenue of the Stars, 26th Floor, Los Angeles, California 90067. We sublease this location on a month-to-month agreement, and our rent expense totaled approximately $30,000 in 2023. We believe that our office is sufficient to meet our current needs and that suitable additional space will be available as and when needed on acceptable terms.

MANAGEMENT

The following table sets forth, as of the date of this offering circular, the names and ages of our directors, executive officers and key employees, as well as the principal offices and positions held by each person:

Name	Age	Positions

Jonathan Destler	60	Founder and Chairman of the Board of Directors
Geoffrey Andersen	61	Chief Executive Officer, Secretary
Jeffrey Klausner	52	Director
Nicholas Booth	52	Chief Technology Officer
Yosepha Shahak Ravid	74	Chief Science Officer
Jodd Readick	66	Chief Technology Officer, Precision Ag
Jeremy Basich	51	Vice President of Sales and Distribution

Directors and Executive Officers

Jonathan Destler, age 60

Founder and Chairman of the Board of Directors

Jonathan Destler serves as our Founder and Chairman of the Board of Directors. Mr. Destler served as our Chief Executive Officer, President and member of our Board of Directors since our formation on June 20, 2016 until December 8, 2022, and from June 19, 2024 until the present. He also served as our Secretary from June 20, 2016 until January 5, 2023. Mr. Destler is a founder has served as President of Touchstone Advisors, Inc., a management consulting and advisory firm, since 2008. He was also a co-founder of Financial Profiles, Inc., a leading west-coast based financial communications agency, from 2007 to 2010). He also served as SVP, business development at LHA, a leading financial communications firm from 2004 to 2007). Previously, he was SVP and Director of Business Development at FRB/Weber Shandwick, a division The Interpublic Group, from 2001 to 2004), one of the world’s premier advertising and marketing services companies. Mr. Destler began his career on Wall Street as a private investor and financier assisting early-stage companies with securing financing and formulating their capital and public market strategies.

Geoff Andersen, age 60

Chief Executive Officer, Secretary

Mr. Andersen has as our Chief Executive Officer and Secretary since December 8, 2022. Mr. Andersen retired from The John Deere Corporation in September 2020 after a 25-year career serving in multiple leadership and business development roles. Following retirement, Mr. Andersen has been managing his investments in entrepreneurial companies, and securing his Florida real estate sales license. During this time, he also served on the Opti-Harvest Advisory Board and has been active in supporting the company’s development. Mr. Andersen has served in leadership roles for multiple agricultural technology businesses including ARI Network Services (1989-1994), Harbinger Corporation (1994-1995) and Agris Corporation (1995-1999). Agris was an agricultural retail software company acquired by John Deere under the InterAg Technologies acquisition in 1999. Shortly after the acquisition, Mr. Andersen was appointed Director, John Deere Information Systems (JDIS), and served in that role until 2006. JDIS is a for-profit software, hardware and networking services business supporting independent John Deere dealers. He led John Deere’s Frontier Equipment business until 2009. He then served in multiple international development roles with the John Deere Citizenship group, and the company’s Asia, Africa and India operations until his retirement. Mr. Andersen has B.S. (1986) and M.S. (1987) degrees in Agricultural Economics from Kansas State University.

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Jeffrey Klausner, age 52

Director

Mr. Klauser has served as a member of our Board of Directors since July 1, 2021. Mr. Klausner has more than 25 years of experience in finance, accounting, compliance, capital markets and mergers and acquisition. Since 2020 he has been Managing Director at Sherwood Partners, a leading financial services advisory firm. Prior to joining Sherwood Partners, he was with Capital Brands from 2015 to 2020, most recently as the Chief Financial Officer. Capital Brands is the manufacturer and distributor of the Magic Bullet and Nutribullet single serve blenders. From 2013 to 2014 he was Chief Financial Officer for Digital Turbine (formerly Mandalay Digital) (Nasdaq: APPS), a leading independent mobile growth platform, working with advertisers, publishers’, carriers, and OEMs. He has also served as Chief Financial Officer of InfoSonics from 2003 to 2010, a Nasdaq traded cell phone distributor and original design manufacturer for wireless handsets and accessories. Mr. Klausner graduated from Tulane University’s A.B. Freeman school of business with a Bachelor of Science in Management, and has been a Certified Public Accountant in the state of California. Mr. Klausner’s knowledge of and experience in accounting and finance led to our conclusion that he should serve as a director.

Key Employees

Nicholas Booth, age 52

Chief Technology Officer

Dr. Nicholas Booth Ph.D. has served as our Chief Technical Officer since July 2021. Dr. Booth is a control person of DisperSolar LLC, and from 2012-2021, was the Chief Technology Officer of DisperSolar LLC, a California-based Ag innovations startup company, and he is the inventor of numerous optical, optomechanical systems currently within the Opti-Harvest portfolio. He currently oversees the design, development and deployment of Opti-Harvest’s light collection and delivery systems. From 2008 to 2012, he was Director of Research and Development at ChromoLogic LLC responsible for product design, testing and development of innovative technologies for NASA, the Army, Navy and Air Force. Dr. Booth holds a B.Sc. in Physics from the University of Newcastle Upon Tyne (UK), an M.Sc. in Surface Science and Engineering from Loughborough University (UK), and a Ph.D. in Physics from Warwick University (UK).

Yosepha Shahak Ravid, age 74

Chief Science Officer

Dr. Yosepha Shahak Ravid has served as our Chief Science Officer since July 2021. Dr. Shahak Ravid is a control person of DisperSolar LLC, and from 2016-2021, served as the President of DisperSolar LLC, a California-based Ag innovations startup company. Dr. Shahak Ravid has a prior academic career of over 50 years, specializing in the areas of plant biochemistry, physiology, and horticulture with emphasis on plant-light-microclimate interactions and their implication on practical agriculture. She received her PhD (thesis on bioenergetics of photosynthesis) in 1978 from the Weizmann Institute of Science, Rehovot, Israel; followed by a post-doctorate training in Brookhaven National Lab, NY, USA; an independent Senior-scientist position at the Weizmann Institute of Science, Israel, for 10 years; and a Prof. level Scientist at the Institute of Plant Sciences, Agriculture Research Organization (ARO), The Volcani Center, Israel, where she established and headed a photo-biology research group for 25 years. Dr. Shahak Ravid additionally served in leading research management functions in Israel, including Chair of Citriculture Department at the ARO; Scientific Director of the Northern Ag R&D Center; the ARO Assistant Director of all Israel Regional Ag R&D Centers; Chair of numerous reviewing committees for the Ministry of Agriculture, and more. Dr. Shahak Ravid spent several research sabbatical years in Brookhaven Lab, NY, and in UC-Davis, CA. She was an active member of the International Society of Horticultural Science (ISHS) and was the organizer and convener of several international symposia and workshops on Plastics in Agriculture, and on Photoselective Netting.

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Jodd Readick, age 66

Chief Technology Officer, Precision Ag

Jodd Readick has served as a consultant and advisor to the company in the areas of AI and IoT since its inception in 2016. In July 2021, he started serving as Chief Technology Officer – Precision Agriculture. He created the IoT infrastructure for the company and oversees the development of Opti-Harvest’s next generation of products. Before joining Opti-Harvest, Mr. Readick was founder or Chief Executive Officer of four innovative IoT, remote care and telecommunications companies, all built around technology innovations which he pioneered: User Centric Communications – recognized by Deloitte as the 6th fastest growing high-tech firm in the New York region (1999-2018); Vumber.com – an innovator in anonymous communications (2005-2010); LymeLog – chronic disease precision medicine tracking web app (2017-2019); and DMI Communications – pioneer in prepaid calling (1994-2000). Mr. Readick has designed and managed IoT and telecom infrastructure systems as an entrepreneur and as an executive with DuPont, leading a unit responsible for Rapid Iterative Prototyping, where he was a pioneer in what’s become known as Agile Product Development (1984–1989). Mr. Readick has designed a wide array of IoT, expert systems and telecom systems that transmit and analyze data to improve treatment of chronic diseases, to improve telephone security, to automate debt collection and optimize music sampling and music promotion. Mr. Readick’s entry to IoT was shaped by decades of experience in wired and then wireless communications, serving as the telecommunications subject matter expert for Arthur Anderson working on due diligence and M&A projects with companies such as Samsung, MCI and NextWave Wireless (1997–2003), as advisor to Wells Fargo (1996) on call center architecture, for NYNEX Mobile on routing systems (1985). Since 2017 Mr. Readick has been an angel investor and advised and served on the Board of Advisors for small innovative IoT, AI, remote care, and mobile communications companies, advising them on their infrastructure, user experience and the usability of their AI interfaces, where he is named as an inventor on several their patents. Mr. Readick holds a BA in Psychology from Stony Brook University with an emphasis in Artificial Intelligence (1979).

Jeremy Basich, age 51

Vice President of Sales and Distribution

Mr. Basich has served as our Vice President of Sales and Distribution since January 2022. From January 2021 to December 2021, Mr. Basich was the Director of Member Relations with Blue Diamond Growers. In addition to his professional role, he is a consultant with GLG Gerson Lehrman & Coleman Group. From 2016-2020 Mr. Basich was the VP of Marketing and Operations for JSS Almonds, a privately held almond processor and marketer in Kern County. From 2011-2015 Mr. Basich was the Chief Facilities Officer for Agri-Care, a professional farm services company in which he was responsible for all operational compliance, facilities strategy, profit, and management. He began his career with Costco in 1990. From there he rose into corporate Fresh Produce buying, and summarily was recruited to Wal-Mart corporate offices responsible for fresh meat purchasing for a billion-dollar category. He has financial training from the Walton Business School and has been on various farm advisors’ boards over the last decade.

Scientific Advisory Board

The Scientific Advisory Board provides information and advice to our directors and management on an ongoing basis regarding the scientific and technical aspects of our various products, services and ventures with commercial growers. The Scientific Advisory Board is composed of external specialists in agriculture, engineering, and software.

The Scientific Advisory Board provides advice and expertise in the following areas:

●	identification and assessment new technologies and services;
●	technology and software design; and
●	environmental and agriculture policy.

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We have entered into consulting agreements with Geoff Anderson, Mike Conaway, Joseph Turchyn, and Dr. Hazel Wetzstein, and have appointed them as members of our Scientific Advisory Board. On December 8, 2022, Mr. Andersen resigned from the Scientific Advisory Board upon assuming his responsibilities as the Company’s Chief Executive Officer. We have also identified other suitable candidates and are currently in negotiation with them regarding the terms of their services. However, there is no assurance that we will be able to identify, attract or retain any or a sufficient number of qualified professionals.

Term of Office

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board, absent an employment agreement.

Director Independence

Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors within one (1) year of listing. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Mr. Klausner is independent and does not have a relationship that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director and that this director is “independent” as that term is defined under the listing standards of Nasdaq. In making such determination, our board of directors considered the relationship that such non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each non-employee director.

Controlled Company Exception

After the consummation of this offering and despite the Voting Trust Agreement, Jonathan Destler, our Founder and Head of Corporate Development will, in the aggregate, be the beneficial owner of more than 50% of the combined voting power for the election of directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We intend to rely on certain of the foregoing exemptions provided to controlled companies under the Nasdaq rules. Therefore, immediately following the consummation of this offering, we do not intend to have a nominating and corporate governance committee or an entirely independent compensation committee. Accordingly, to the extent and for so long as we rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our common stock continues to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods. We do not intend to rely on the exemption to the requirement that a majority of our directors be “independent” as defined in the Nasdaq rules.

Committees of Our Board of Directors

Our board of directors has established an audit committee and a compensation committee. The composition and responsibilities of each committee of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Although each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire board of directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. This enables the board of directors and its committees to coordinate the risk oversight role.

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Audit Committee

The sole member of our audit committee is Jeffrey Klausner, who also chairs the audit committee. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include, among other things:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	a review the proposed scope and results of the audit;

●	Review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	Review and approve transactions between us and our directors, officers and affiliates;

●	Recognize and prevent prohibited non-audit services; and

●	Establish procedures for complaints received by us regarding accounting matters; and oversee internal audit functions, if any.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

The audit committee operates under a written charter that will satisfy the applicable standards of the SEC and Nasdaq and which will be available on our website prior to the completion of this offering at www.opti-harvest.com.

Compensation Committee

The sole member of our compensation committee is Jeffrey Klausner, who chairs the compensation committee. The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors also in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other things:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive and purchase plans;

●	oversee the evaluation of the Board and management; and

●	review the independence of any compensation advisers engaged by the compensation committee.

Mr. Klausner is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code.”

With respect to director compensation, our compensation committee is responsible for reviewing the compensation paid to members of the board and recommending modifications to board compensation that the compensation committee determines are appropriate and advisable to the board for its approval from time to time. In this regard, the compensation committee may request that management report to the compensation committee periodically on the status of the board’s compensation in relation to other similarly situated companies. The compensation committee operates under a written charter that will satisfy the applicable standards of the SEC and Nasdaq and which will be available on our website prior to the completion of this offering at www.opti-harvest.com.

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Nominating and Corporate Governance Committee

Since we do not have a nominating and corporate governance committee comprised of independent directors, the functions that would have been performed by such committee are performed by our directors.

Compensation Committee Interlocks and Insider Participation

In 2019 and 2020, we did not maintain a compensation committee. None of the members of our compensation committee is or has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Corporate Governance

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance our company. To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer institutions and public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our board determines that it would benefit our Company and our stockholders.

Code of Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In connection with the effectiveness of the registration statement of which this offering circular forms a part, our code of business conduct and ethics will be posted on our principal corporate website at www.opti-harvest.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Indemnification and Insurance

We do maintain directors’ and officers’ liability insurance. Our certificate of incorporation and bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We have entered into indemnification agreements with all of our directors to provide our directors and certain of their affiliated parties with additional indemnification and related rights. See “Description of Capital Stock — Limitation on Liability of Directors and Indemnification.”

Board Leadership Structure

Currently, Jeffrey Klausner, is the sole member of our board of directors.

Stockholder Communications with the Board of Directors

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

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Director Compensation

The following table summarizes the compensation awarded to, earned by, or paid to our non-employee director for the year ended December 31, 2024:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Jeffrey Klausner (2)	$28,000	$45,000	-	-	-	$73,000

(1)	The amount represents 15,000 shares of our common stock at the fair value of stock awards granted during the year. The award is calculated on the date of grant in accordance with Financial Accounting Standards.
(2)	On July 1, 2021, Mr. Klausner was appointed to our Board of Directors and our audit committee chair.

Effective July 1, 2021, we pay each non-executive director $5,000 per calendar quarter of service (with an additional $2,000 payment per quarter made to our audit committee chair, if also a director), and, at the election of each director, an equity grant of common stock or an option to purchase common stock, or any combination thereof. If a director elects to receive an option, the exercise price of the option shall be equal to the weighted average closing price of the last 15 trading days of the applicable calendar quarter. If our shares of common stock are not trading on a market, the exercise price shall be equal to the same price of our securities in any offering being made, if any, on the day at the end of the applicable calendar quarter, and if there is no such offering, the last offering price of our securities in its last offering. Any option granted shall have a term of five-years and vest on the date they are granted.

EXECUTIVE COMPENSATION

Summary Compensation Table – Years Ended December 31, 2024 and 2023

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary	Bonus		Option Awards (1)	Stock Awards (2)	All Other Compensation	Total
Geoffrey Andersen	2024	$120,000		$-	$-	$-	$-	$120,000
Chief Executive Officer (2)	2023	$240,000		$-	$-	-	$-	$240,000

Jonathan Destler	2024	$250,000	$		$-	$-	$25,000	$275,000
Founder and Chairman (1)	2023	$250,000	$		$-	$-	$25,000	$275,000

(1)	In 2024 and 2023, the amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table include matching contributions to our 401(k) Plan and automobile related expenses.
(2)	In November 2023, Mr. Andersen voluntarily reduced his annual salary from $250,000 to $120,000 per year.

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Outstanding Equity Awards at December 31, 2024

The following table sets forth information regarding unexercised options and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2024:

Name and Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexrcisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Geoffrey Andersen
(Chief Executive Officer) (A)	508,950	-	-	$2.95	12/8/2027
	1,272	-	-	$2.95	9/30/2027
	25,448	-	-	$1.97	7/15/2027
	-	-	-	$-	-	-	-	-	-

Jonathan Destler
(Head of Corporate Development) (B)	2,714,400	1,357,200	1,357,200	$1.97	3/21/2031
	-	-	-	$-	-			-

(A)	Per Mr. Andersen’s employment agreement, we granted to Mr. Andersen an option to purchase 508,950 shares of common stock under our 2022 Equity Incentive Plan, at an exercise price of $2.95 per share, for a term to expire on December 8, 2027, and where 42,413 Option Shares vest monthly over a twelve (12) month period beginning on December 8, 2022.

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(B)	Per Mr. Destler’s employment agreement, we granted to Mr. Destler an option to purchase 4,071,600 shares of common stock under the Company’s 2016 Equity Incentive Plan, at an exercise price of $1.97 per share, for a term to expire on April 1, 2031, and where 84,825 shares underlying the option vest monthly, beginning on May 1, 2021.

2016 Equity Incentive Plan

On June 20, 2016, we adopted our 2016 Equity Incentive Plan (the “2016 Plan”) allowing the issuance of 1,000,000 shares. On July 13, 2021, our Board of Directors increased the number of common shares authorized to be issued under the 2016 Plan to 7,000,000 shares. The 2016 Plan is for officers, employees, non-employee members of the Board of Directors, and consultants of the Company. The 2016 Plan authorizes the granting of not more than 7,000,000 restricted shares, stock appreciation rights (“SAR’s”), and incentive and non-qualified stock options to purchase shares of the Company’s common stock. The 2016 Plan provided that stock options or SAR’s granted can be exercisable immediately as of the effective date of the applicable agreement, or in accordance with a schedule or performance criteria as may be set in the applicable agreement. The exercise price for non-qualified stock options or SAR’s would be the amount specified in the agreement, but shall not be less than the fair value of the Company’s common stock at the date of the grant. The maximum term of options and SARs granted under the 2016 Plan is ten years. As of December 31, 2020, no restricted shares, SAR’s, and incentive and non-qualified stock options to purchase shares of the Company’s common stock options had been issued. The 2016 Plan has expired.

2022 Stock Incentive Plan

On May 17, 2022, the Company’s Board of Directors approved our 2022 Stock Incentive Plan (the “2022 Plan”). Pursuant to the terms of the 2022 Plan, the maximum number of shares of common stock available for the grant of awards under the 2022 Plan shall not exceed 15,000,000. The Plan is for officers, employees, non-employee members of the Board of Directors, and consultants of the Company. The Plan provides for the grant of options, restricted stock, restricted stock units, SAR’s, performance awards, other stock-based awards and dividend equivalents, or any combination of the foregoing.

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Employment Agreements

Geoffrey Andersen, Chief Executive Officer

We and Geoffrey Andersen entered into an Employment Agreement (the “Andersen Agreement”), dated December 8, 2022, which provides for an annual base salary of $250,000 for per annum, for a term of two years. The Andersen Agreement granted Mr. Andersen an option to purchase 508,950 shares of common stock (the “Option Shares”) under our 2022 Stock Incentive Plan, at an exercise price of $2.95 per share, for a term to expire on December 8, 2027, and where 42,413 Option Shares vest monthly over a twelve (12) month period beginning on December 8, 2022. In the event that the Company raises $5,000,000 or more in cash in a single transaction through the sale of equity or debt securities, the Mr. Andersen shall receive an annual base salary $325,000 on an annualized basis. In connection with the Andersen Agreement, the Company granted 50,895 restricted stock units, which expire (i) on December 13, 2023, (ii) in the event that the Company raises $5,000,000 or more in cash in a single transaction through the sale of equity or debt securities, (iii) a merger, asset sale, share exchange or other business combination transaction, or (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a subsidiary of the Company.

Mr. Andersen is also entitled to participate in our employee benefit programs and provide for other customary benefits. Finally, the Andersen Agreement prohibits Mr. Andersen from engaging in certain activities which compete with us, seek to recruit its employees, or disclose any of its trade secrets or otherwise confidential information.

Mr. Andersen is entitled to receive severance benefits upon termination of employment with us. Mr. Andersen’s entitlement to such severance benefits shall be conditioned upon Mr. Andersen’s execution and delivery to us of (i) a general release of all claims, (ii) a resignation from all of Mr. Andersen’s positions with us and (iii) an agreement not to directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by us during Mr. Andersen’s employment and (b) on which Mr. Andersen worked or about which Mr. Andersen learned proprietary information or trade secrets of us during Mr. Andersen’s employment with us.

If Mr. Andersen voluntarily elects to terminate his employment with us other than by Mr. Andersen’s resignation for good reason or if we terminate Mr. Andersen’s employment for cause, or Mr. Andersen dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of our board of directors, Mr. Andersen cannot reasonably perform the duties to us, then Mr. Andersen shall not be entitled to receive payment of any severance benefits. Mr. Andersen will receive payment for all salary and unpaid vacation accrued as of the date of Mr. Andersen’s termination of employment and Mr. Andersen’s benefits will be continued solely to the extent of our then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

If Mr. Andersen’s employment is terminated by us without cause or by Mr. Andersen’s resignation for good reason prior to or more than 12 months after, a change of control, Mr. Andersen will receive payment for all salary and unpaid vacation accrued as of the date of Mr. Andersen’s termination of employment, and, in addition, Mr. Andersen will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period of 12 months following the date of termination, in accordance with our normal payroll practices;

(ii) reimbursement of his premium cost for continuation coverage for the lesser of the first 12 months of continuation coverage or that number of months until Mr. Andersen becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Mr. Andersen makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

(iii) payment of 100% of Mr. Andersen’s current year discretionary cash bonus;

(iv) accelerated vesting as to 50% of Mr. Andersen’s then unvested option shares; and

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(v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment, provided Mr. Andersen submits evidence that is satisfactory to us that the amount involved was expended and related to obtaining new employment.

If Mr. Andersen’s employment is terminated by us without cause or by Mr. Andersen’s resignation for good reason in either case within 12 months following a change of control, Mr. Andersen will receive payment for all salary and unpaid vacation accrued as of the date of Mr. Andersen’s termination of employment, and, in addition, Mr. Andersen will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period of 18 months following the date of termination, in accordance with our normal payroll practices;

(ii) reimbursement of his premium cost for continuation coverage for the lesser of the first 18 months of continuation coverage or that number of months until Mr. Andersen becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Mr. Andersen makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

(iii) payment of 150% of Mr. Andersen’s current year discretionary cash bonus regardless of our or Mr. Andersen’s achievement of the goals referred to in his employment agreement;

(iv) accelerated vesting of 100% of all the unvested stock options; and

(v) reimbursement for up to $50,000 of expenses incurred in obtaining new employment, provided Mr. Andersen submits evidence that is satisfactory to us that the amount involved was expended and related to obtaining new employment.

Jonathon Destler, Founder and Chairman

We and Jonathan Destler entered into an Employment Agreement (the “Destler Agreement”) dated December 17, 2018, and as amended on March 31, 2021, which provides for an annual base salary of $250,000 for per annum. The salary will increase by 7% on November 1 of each year, based on the salary due in the year prior to each such 7% increase.

The Destler Agreement also grants to Mr. Destler an option, dated March 31, 2021, to purchase 4,071,600 shares of common stock under the Company’s 2016 Equity Incentive Plan, at an exercise price of $1.97 per share, for a term to expire on April 1, 2031, and where 84,825 shares underlying the option vest monthly, beginning on May 1, 2021.

Mr. Destler shall be granted 1,008,900 shares of our common stock upon our listing of common stock on any market of the Nasdaq or New York Stock Exchange. Mr. Destler may, in his sole discretion, be granted any part of or all such 1,008,900 shares in the form of a warrant or option, exercisable at $0.001 per share, for the purchase of 1,008,900 shares of our common stock, for a term of five (5) years. Mr. Destler’s grant of and right to such 1,008,900 shares is conditioned upon and subject to Mr. Destler being an employee, officer or director of the Company at the time that the Company’s shares of common stock are listed on the Nasdaq or New York Stock Exchange.

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The Destler Agreement also provides for cash bonus(es), payable to Mr. Destler, equal to 10% of first $1,000,000 of our gross profits, 8% of the second $1,000,000 of our gross profits, 6% of the third $1,000,000 of our gross profits, 4% of the fourth $1,000,000 of our gross profits, and 2% of all of our gross profits in excess of $4,000,000. In lieu of any cash payment due to Mr. Destler as a bonus, Mr. Destler, may in his sole discretion, elect to receive shares of our common stock of the Company, valued at $1.50 per share.

The Destler Agreement also provides for a cash fee, payable to Mr. Destler, (i) equal to 3% (the “Transaction Fee”) of the aggregate value of any sale of all or a substantial amount of the assets or the capital stock of us, any sale, merger, consolidation or other event which results in the transfer of control of or a material interest in us or of all or a substantial amount of the assets of us, provided, however, in no event shall the Transaction Fee be less than $750,000, and (ii) equal to 6% (the “Licensing Transaction Fee”) of the aggregate value of any license, partnership or co-promotional agreement, joint venture, alliance, reselling agreement, development agreement and any other such transaction in which we transfer any rights to our technology or intellectual property where the aggregate licensing value is greater than $5,000,000, provided, however, that in no event shall the License Transaction Fee be less than $750,000.

The Destler Agreement also obligates us to pay for Mr. Destler’s costs related to his reasonable monthly cell phone and other mobile Internet costs, home office Internet costs, car and commuting costs not to exceed $1,000 per month, and club membership costs, all of which are payable not later than 10 days after the end of each month. Mr. Destler is also entitled to participate in our employee benefit programs and provide for other customary benefits. Finally, the Destler Agreement prohibits Mr. Destler from engaging in certain activities which compete with us, seek to recruit its employees, or disclose any of its trade secrets or otherwise confidential information.

Mr. Destler is entitled to receive severance benefits upon termination of employment with us. Mr. Destler’s entitlement to such severance benefits shall be conditioned upon Mr. Destler’s execution and delivery to us of (i) a general release of all claims, (ii) a resignation from all of Mr. Destler’s positions with us and (iii) an agreement not to directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by us during Mr. Destler’s employment and (b) on which Mr. Destler worked or about which Mr. Destler learned proprietary information or trade secrets of us during Mr. Destler’s employment with us.

If Mr. Destler voluntarily elects to terminate his employment with us other than by Mr. Destler’s resignation for good reason or if we terminate Mr. Destler’s employment for cause, or Mr. Destler dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of our board of directors, Mr. Destler cannot reasonably perform the duties to us, then Mr. Destler shall not be entitled to receive payment of any severance benefits. Mr. Destler will receive payment for all salary and unpaid vacation accrued as of the date of Mr. Destler’s termination of employment and Mr. Destler’s benefits will be continued solely to the extent of our then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

If Mr. Destler’s employment is terminated by us without cause or by Mr. Destler’s resignation for good reason prior to or more than 12 months after, a change of control, Mr. Destler will receive payment for all salary and unpaid vacation accrued as of the date of Mr. Destler’s termination of employment, and, in addition, Mr. Destler will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period of 12 months following the date of termination, in accordance with our normal payroll practices;

(ii) reimbursement of his premium cost for continuation coverage for the lesser of the first 12 months of continuation coverage or that number of months until Mr. Destler becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Mr. Destler makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

(iii) payment of 100% of Mr. Destler’s current year discretionary cash bonus;

(iv) accelerated vesting as to 50% of Mr. Destler’s then unvested option shares; and

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(v) reimbursement for up to $100,000 of expenses incurred in obtaining new employment, provided Mr. Destler submits evidence that is satisfactory to us that the amount involved was expended and related to obtaining new employment.

If Mr. Destler’s employment is terminated by us without cause or by Mr. Destler’s resignation for good reason in either case within 12 months following a change of control, Mr. Destler will receive payment for all salary and unpaid vacation accrued as of the date of Mr. Destler’s termination of employment, and, in addition, Mr. Destler will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period of 18 months following the date of termination, in accordance with our normal payroll practices;

(ii) reimbursement of his premium cost for continuation coverage for the lesser of the first 18 months of continuation coverage or that number of months until Mr. Destler becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Mr. Destler makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

(iii) payment of 150% of Mr. Destler’s current year discretionary cash bonus regardless of our or Mr. Destler’s achievement of the goals referred to in his employment agreement;

(iv) accelerated vesting of 100% of all the unvested stock options; and

(v) reimbursement for up to $50,000 of expenses incurred in obtaining new employment, provided Mr. Destler submits evidence that is satisfactory to us that the amount involved was expended and related to obtaining new employment.

Jodd Readick, Chief Technology Officer

Effective July 1, 2021 we entered into an employment agreement with Jodd Readick to serve as our Chief Technology Officer – Precision Agriculture (the “CTO Agreement”). The term of the CTO Agreement is for 12 months. Mr. Readick’s base salary is $150,000 per annum. Mr. Readick is entitled to participate in our employee benefit programs and provide for other customary benefits and is prohibited from engaging in certain activities which compete with us, seek to recruit its employees, or disclose any of its trade secrets or otherwise confidential information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Our Certificate of Incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL. We also intend to purchase a policy of directors’ and officers’ liability insurance that will insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Agreements with DisperSolar LLC and Mr. Booth

Both Yosepha Shahak Ravid and Nicholas Booth are members of DisperSolar LLC, a California limited liability company (“DisperSolar”) and are named inventors of the acquired patents from Dispersolar, discussed below. Effective July 1, 2021, Ms. Shahak Ravid, our Chief Science Officer, and Mr. Booth, our Chief Technology Officer, were employed by us. As of the date of this offering circular, DisperSolar has received payments of $600,000, and Mr. Booth has received no payments.

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Patent Purchase Agreement with DisperSolar LLC

On April 7, 2017, we and DisperSolar entered into a Patent Purchase Agreement (the “Agreement”) pursuant to which we acquired certain patents of DisperSolar. DisperSolar developed the patents for harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants.

We agreed to pay the following for the acquisition of DisperSolar’s intellectual property:

(i)	Initial Payment: $150,000 deposited into the account of DisperSolar within 10 days of the effective date.

(ii)	Initial Milestone Payments: Additional payments in the aggregate combined amount up to $350,000 upon reaching defined milestones, of which $50,000 was paid in 2017, $200,000 in 2018, and $100,000 in 2021.

(iii)	Earnout Payments: $800,000 paid on the on-going basis at a rate of 50% of gross margin and/or license revenue from the date of the first commercial sale of a covered product or the first receipt by us of license revenue, until the aggregate combined gross margin and license revenue reach $1,600,000.

On December 6, 2018, we and DisperSolar amended the Agreement by increasing the milestone payments from $350,000 to $450,000.

As of June 30, 2024, we had an $800,000 earnout obligation payable on the on-going basis at a rate of 50% of gross margin and/or license revenue from the date of the first commercial sale of a covered product or the first receipt by purchaser of license revenue, until the aggregate combined gross margin and license revenue reach $1.6 million.

We are obligated to pay to DisperSolar royalties, as follows:

(i)	Following the recognition by us of the first $1,600,000 in aggregate combined gross margin and license revenue, and until we pay to DisperSolar an aggregate amount in royalties of $30,000,000, we shall pay to DisperSolar royalties on sales of covered products at a rate of 8% of gross margin.

(ii)	Once we have paid to DisperSolar an aggregate amount in royalties of $30,000,000, we shall pay to DisperSolar royalties on sales of covered products at a rate of 4.75% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a “Strategic Transaction.”

“Strategic Transaction” means a transaction or a series of related transactions that results in an acquisition of the Company by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

For the nine months ended September 30, 2023, and the years ended December 31, 2022 and 2021, and as of the date of this offering circular, the Company recorded no earnout or royalty payment obligations as no gross margin was realized.

Strategic Transaction

We will pay to DisperSolar 7.6% of all license consideration received by us until the date of the consummation of a strategic transaction.

Strategic Transaction Consideration. “Strategic Transaction Consideration” means any cash consideration and the fair market value of any non-cash consideration paid to us by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by us for the purpose of consummating the Strategic Transaction. We will pay to DisperSolar a percentage of all license consideration received us as follows:

(i)	3.8% of the first $50,000,000 of the Strategic Transaction Consideration;
(ii)	5.7% of the next $100,000,000 of the Strategic Transaction Consideration (i.e., over $50,000,000 and up to $150,000,000);
(iii)	7.6% of Strategic Transaction Consideration over $150,000,000.

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Inventor Royalty

On July 5, 2019, we and Mr. Booth entered into a Royalty Agreement. Mr. Booth is a member of Dispersolar, LLC and a named inventor of the acquired patents from Dispersolar, LLC discussed above. Effective July 1, 2021, Mr. Booth was employed by us as our Chief Technology Officer.

We will pay Mr. Booth a percentage of all license consideration received by us as follows:

(a) Once we have paid to DisperSolar an aggregate amount in royalties of $30,000,000 under the Agreement, we will pay to Booth a percentage of all royalties on sales of covered products at a rate of 0.25% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a Strategic Transaction.

(b) We will pay to Booth a percentage of all license consideration received us on the same terms as payable by us to DisperSolar under the Agreement, except that the percentages of license consideration due to Booth shall be as follows:

(a)	0.4% of all license consideration received by us until the date of consummation of a Strategic Transaction;
(b)	0.2% of the first $50,000,000 of the Strategic Transaction Consideration;
(c)	0.3% of the next $100,000,000 of the Strategic Transaction Consideration (i.e., over $50,000,000 and up to $150,000,000); and
(d)	0.4% of Strategic Transaction Consideration over $150,000,000.

For the nine months ended June 30, 2024, and the years ended December 31, 2023 and 2022, and as of the date of this offering circular, no amounts were due for earnouts or royalties.

PRINCIPAL STOCKHOLDERS

The following table lists, as of January 21, 2025, the number of shares of our common stock that are beneficially owned by:

(i)	each person or entity known to us to be the beneficial owner of more than 5% of the outstanding common stock;
(ii)	each named executive officer and director of our Company; and
(iii)	all executive officers and directors as a group.

Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security, of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages of common stock prior to the offering are calculated based on shares of our common stock issued and outstanding as of the date of this offering circular.

We have outstanding warrants, options, restricted stock units, convertible notes, and one (1) share of Series A preferred stock, convertible into shares of our common stock. No shares of our Series B Preferred Stock are issued or outstanding.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by them.

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Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock Prior to the Offering	Percent of Common Stock After the Offering	Percent of Series A Preferred Stock Prior to and after the Offering	Percent of Total Voting Power Prior to the Offering	Percent of Total Voting Power After the Offering
5% Stockholders

Touchstone Holding Company LLC (2)	2,857,570	7.5%	7.5%	––	3.6%	3.6%
Destler Family Trust (2)	2,544,750	6.7%	6.7%	––	3.2%	3.2%
Vertical Leap Advisors LLC (2)	17,814	*	*	––	*	*

Named Executive Officers and Directors
Jonathan Destler (2)(4)(5)	9,237,759	21.8%	21.8%	100%	59.2%	59.2%
Geoff Andersen(3)	662,017	1.6%	1.6%	––	*	*
Jeffrey Klausner	118,998	*	*	––	*	*
All executive officers and directors as a group (3 individuals)	10,018,274	23.7%	23.7%	100%	59.4%	59.4%

* Less than 1%.

(1)	Unless otherwise specified, the address of each of the persons set forth above is in care of Opti-Harvest, Inc., at the address of: 2121 Avenue of the Stars, 26th Floor, Los Angeles, California 90067.

(2)	Shares held in trust for the benefit of Jonathan Destler under the Voting Trust Agreement, under which Jeffrey Klausner serves as trustee and has voting power. Includes 2,857,570 shares held indirectly by Touchstone Holding Company LLC, 2,544,750 shares held by Destler Family Trust, 17,814 held by Vertical Leap LLC, and 3,817,125 shares of common stock that Mr. Destler has the right to acquire within 60 days of June 12, 2023 through the exercise of options. Mr. Destler has voting and dispositive control over shares held by Touchstone Holding Company LLC, Destler Family Trust, and Vertical Leap Advisors LLC.

(3)	Includes 75,452 shares held by Geoffrey R Andersen Trust, 50,850 vested restricted stock units, and 535,670 shares of common stock that Mr. Andersen has the right to acquire through the exercise of options.

(4)	Shares held in trust for the benefit of Jonathan Destler under the Voting Trust Agreement, under which Jeffrey Klausner serves as trustee and has voting power. We have one share of Series A preferred stock outstanding, held by our co-founder and Head of Corporate Development, Jonathan Destler. The Series A preferred stock entitles its holder to a number of votes that is equal to 110% of the issued and outstanding shares of our common stock. Holders of our common stock and Series A preferred stock will generally vote together as a single class, unless otherwise required by law or our certificate of incorporation.

(5)	Mr. Destler resigned as Chief Executive Officer and a director on December 8, 2022, but was reappointed a director on June 19, 2024, and currently serves as the Company’s Founder and Chairman. Mr. Destler also resigned as President on December 8, 2022, and as Secretary on January 5, 2022.

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DESCRIPTION OF CAPITAL STOCK

Securities Being Offered

The Company is authorized to issue 30,000 shares of Preferred stock, par value $.001.

On January 17, 2024, the Company filed a Certificate of Designation (the “Designation”) with the Secretary of State of Delaware, which designates 30,000 shares of the Company’s preferred stock, par value $0.0001 per share, as Series B 10% Convertible Preferred Stock (“Series B Preferred Stock”). Pursuant to the terms of the Designation, each share of Series B Preferred Stock entitles the holder thereof to (i) an annual dividend payment of 10%, which the holder of the Series B Preferred Stock may elect to convert into shares of common stock of the Company for the first 24 months after purchase of the Series B Preferred Stock, valued at $1.75 per share, and receive in cash 24 months after purchase of the Series B Preferred Stock (ii) the right to convert each share of Series B Preferred into shares of common stock at a conversion rate of $1.75 per share for a term of 24 months. The Company has the right to convert any share of Series B Preferred Stock into shares of common stock of the Company beginning 24 months after the date of issuance of the Series B Preferred Stock, at a rate of $1.75 per share, if the Company’s shares of common stock have been trading on an exchange for a period of 15 consecutive days, at a closing bid price of not less than $3.50 per share. The Company has the right to redeem any share of Series B Preferred Stock from the holder thereof, at any time after issuance of the Series B Preferred Stock, at the original purchase price plus that amount equal to one annual dividend payment. Each holder of Series B Preferred Stock shall be entitled to the whole number of votes equal to the number of shares of common stock into which such holder’s Series B Preferred Stock would be convertible on the record date for the vote or consent of stockholders.

As of the date of this filing, no shares of Series B Preferred Stock have been issued.

Common Stock

The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Certificate of Incorporation, as amended, and our bylaws and to the provisions of applicable Delaware law.

The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Certificate of Incorporation, as amended, and our Bylaws and to the provisions of applicable Delaware law.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, 1 share of which is designated as Series A preferred stock, $0.0001 par value, and 30,000 of which are designated as Series B 10% Convertible Preferred Stock, $0.0001 pare value. The rights, preferences and privileges of preferred stock may be designated from time to time by our board of directors. As of the date of this offering circular, there were 37,936,561 shares of our common stock issued and outstanding held of record by approximately 435 stockholders and 1 share of Series A preferred stock issued and outstanding held of record by one person, Jonathan Destler, our Founder and Chairman.

Undesignated Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to issue shares of our undesignated preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing changes in control or management of our company.

Once our board of directors approves the rights and preferences for a series of preferred stock, we will file a Certificate of Designation for such series of preferred stock with the Delaware Secretary of State formally establishing such rights and preferences.

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Series A Preferred Stock; Common Stock

Voting

Except as set forth below, each holder of Series A preferred stock has the same rights as holders of common stock and shall be entitled to notice of any stockholders’ meeting. They shall also be entitled to vote with the holders of common stock, and not as a separate class, except as may otherwise be required by law. Except as set forth below, each stockholder shall be entitled to one (1) vote for each share of stock outstanding. Except as set forth below or otherwise provided by the law of the State of Delaware, any corporate action to be taken shall be authorized by a majority of the votes cast by the stockholders. There are no cumulative rights to voting.

Each share of Series A preferred stock is entitled to the number of votes equal to 110% of the number of votes of the common stock issued and outstanding.

Additionally, for as long as any shares of Series A preferred stock are outstanding, the holders of Series A preferred stock shall be entitled to elect one director, or the Series A Director.

Protective Provisions

For as long as any shares of Series A preferred stock are outstanding, we must obtain the approval of at least a majority of the holders of the outstanding shares of preferred stock, voting as a separate class, to:

●	Amend our articles of incorporation or, unless approved by our board of directors, including by the Series A Director, amend our bylaws;

●	Change or modify the rights, preferences or other terms of the Series A preferred stock, or increase or decrease the number of authorized shares of Series A preferred stock;

●	Reclassify or recapitalize any outstanding equity securities, or, unless approved by our board of directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

●	Authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph), or any other merger or consolidation of the Company, where a Deemed Liquidation shall mean: (1) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (2) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)), (3) authorizing or effecting any transaction liquidation, dissolution or winding up of the Company, either voluntary or involuntary; provided, however, that none of the following shall be considered a Deemed Liquidation: (A) a merger effected exclusively for the purpose of changing the domicile of the Company, or (B) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A preferred stock.

●	Increase or decrease the size of our board of directors as provided in our bylaws or remove the Series A Director (unless approved by our board of directors, including the Series A Director);

●	Declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by our board of directors, including the Series A Director);

●	Redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by our board of directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by our board of directors, including the Series A Director);

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●	Create or amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

●	Replace the President and/or Chief Executive Officer of the Company (unless approved by our board of directors, including the Series A Director);

●	Transfer assets to any subsidiary or other affiliated entity (unless approved by our board of directors, including the Series A Director);

●	Issue, or cause any subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A preferred stock (unless approved by our board of directors, including the Series A Director);

●	Modify or change the nature of the Company’s business;

●	Acquire, or cause a subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by our board of directors, including the Series A Director); or

●	Sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Company or any subsidiary outside the ordinary course of business (unless approved by our board of directors, including the Series A Director).

Dividends

Subject to the rights of the preferred stockholders set forth in “-Protective Provisions”, our board of directors shall have full power and discretion, to determine out of legally available funds what, if any, dividends or distributions shall be declared and paid. Dividends may be paid in cash, in property, or in shares of common stock. Shares of common stock and Series A preferred stock are treated equally and ratably, on a per share basis, with respect to any dividend or distribution from us. If a dividend is paid in the form of shares of common stock or rights to acquire common stock, the holders of common stock and Series A preferred stock shall both receive common stock or rights to acquire common stock. No dividends shall be declared or payable in the form of Series A preferred stock.

Liquidation Rights

If there is a liquidation, dissolution or winding up of the Company, holders of our common stock and Series A preferred stock would be entitled to share in our assets remaining after the payment of liabilities equally and ratably, on a per share basis.

Conversion

Voluntary Conversion: Each share of Series A preferred stock shall be convertible into one fully paid and nonassessable share of common stock at the option of the holder. Additionally, each share of Series A Preferred Stock shall automatically convert into one share of common stock upon the first to occur of (a) a transfer of such share of Series A Preferred Stock other than to Mr. Destler, or (b) the death or incapacity of Mr. Destler.

Other Provisions

Holders of our common stock and Series A preferred stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock or Series A preferred stock.

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Voting Trust Agreement

On December 23, 2022, we entered into a Voting Trust Agreement (the “Voting Trust Agreement”) with Jonathan Destler, our Founder and Chairman. The voting trust created under the Voting Trust Agreement holds all shares of common stock and the one share of Series A Preferred Stock held by Mr. Destler, and vests in the trustee, the power to vote the shares held by Mr. Destler in any stockholder vote or written consent in lieu of a stockholders’ meeting. The terms and conditions of the Voting Trust Agreement provides that the members of our board of directors have full discretion to appoint a trustee to vote the shares. The current sole trustee of the voting trust is Jeffrey Klausner, our sole director. The voting trustee does not have any economic rights or investment power with respect to the shares of common stock and Series A Preferred Stock transferred to the voting trust; their rights consist solely of voting rights. The Voting Trust Agreement will terminate on the first to occur of (i) final disposition of (a) Securities and Exchange Commission vs. David Stephens, Donald Linn Danks, Jonathan Destler and Robert Lazarus (and Daniel Solomita and 8198381 Canada, Inc., as Relief Defendants), Case No. ‘22CV1483AJB DEB, filed in the United States District Court, Southern District of California on September 30, 2022, and (b) Untied States of America v. David Stephens, Donald Danks, Jonathan Destler and Robert Lazarus, Case No. ‘22 CR2701 BAS, filed in the United States District Court, Southern District of California on November 22, 2022, or (ii) mutual agreement of the Company and Mr. Destler.

Warrants

As of June 30, 2024, we had total outstanding warrants to purchase up to 4,062,679 shares of common stock at a weighted average exercise price of $1.50 per share.

Options

Geoffrey Andersen, our Chief Executive Officer, holds an option, dated December 8, 2022, to purchase 169,650 shares of common stock, at $8.84 per share, under the Company’s 2022 Equity Incentive Plan. The option will vest and become exercisable over a twelve (12) month vesting period such that 1/12 of the total number of option shares will vest and become exercisable on each monthly anniversary. Mr. Andersen, also holds an option, dated September 30, 2022, to purchase 1,697 shares of common stock, at $8.84 per share, under the Company’s 2022 Stock Incentive Plan. The option will vest and become exercisable over a twelve (12) month vesting period such that 1/12 of the total number of option shares will vest and become exercisable on each monthly anniversary. Lastly, Mr. Andersen, also holds an option, dated July 15, 2022, to purchase 8,483 shares of common stock, at $5.90 per share, under the Company’s 2022 Stock Incentive Plan. The option are vested and exercisable.

Steve Handy, a former Chief Financial Officer and Director of Operations of the Company, holds an option, dated May 17, 2021, to purchase 101,790 shares of common stock, at $5.90 per share, under the Company’s 2016 Equity Incentive Plan. The option will vest and become exercisable over a twelve (12) month vesting period such that 1/12 of the total number of option shares will vest and become exercisable on each monthly anniversary. Mr. Handy, also holds an option, dated May 9, 2022, to purchase 33,930 shares of common stock, at $5.90 per share, under the Company’s 2022 Stock Incentive Plan. The option will vest and become exercisable over a twenty four (24) month vesting period such that 1/24 of the total number of option shares will vest and become exercisable on each monthly anniversary. Vesting is of both options is contingent upon Mr. Handy’s continued employment with the Company.

Jonathan Destler, our Founder and Chairman, holds an option, dated March 21, 2021, to purchase 1,357,200 shares of common stock, at $5.90 per share, under the Company’s 2016 Equity Incentive Plan. The option will vest and become exercisable over a four (4) year vesting period, 28,275 option shares vest and become exercisable each month, beginning on May 1, 2021. This option shall expire on April 1, 2031 and survive termination of the Mr. Destler’s amended employment agreement dated March 21, 2021.

As of June 30, 2024, we had total outstanding options to purchase up to 4,739,597 shares of common stock at a weighted average exercise price of $2.08 per share.

Registration Rights Agreement

Pursuant to an Investors’ Rights Agreement by and between us and certain investors, we are obligated to register for resale that number of shares of common stock underlying Senior Convertible Promissory Notes and equal number of shares of common stock underlying Warrants, offered and sold pursuant to certain Note and Warrant Purchase Agreements, dated as of October 7, 2021. We must register such shares upon our first underwritten public offering that is made under an effective registration statement under the Securities Act, covering the offer and sale of not less than $10,000,000 of our equity securities, as a result of or following which we become a reporting issuer under the Exchange Act and our common stock is listed on the Nasdaq Stock Market.

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Transfer Agent and Registrar

Our transfer agent is Colonial Stock Transfer Company, Inc. (“Colonial Stock Transfer”). Their address is 7840 S 700 E, Sandy, Utah 84070. Colonial Stock Transfer’s telephone number is (801) 355-5740.

Indemnification of Officers and Directors

We have authority under the General Corporation Law of the State of Delaware to indemnify our directors and officers to the extent provided in that statute. Our Certificate of Incorporation and our Bylaws require the company to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We intend to enter into indemnification agreements with each of our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Management believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion or the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors, subject to Series A preferred stock voting rights. A special meeting of stockholders may be called the majority of our whole board of directors, Chairperson of the Board, Chief Executive Officer or President (in the absence of a Chief Executive Officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our securities. Future sales of our common stock in the public market, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time.

Based on the number of shares outstanding as of January 21, 2025, immediately following the closing of this offering, we will have 37,936,561 shares of common stock issued and outstanding

As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Subject to lockup restrictions, previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of outstanding warrants or conversion of outstanding convertible notes and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

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Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the number of shares then outstanding, which will equal approximately shares of common stock immediately after this offering, assuming no exercise of the underwriters’ option, assuming no exercise of the warrants being offered in this offering, assuming no exercise of outstanding options, warrants and convertible notes, and assuming an initial public offering price of $4.15 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this offering circular); or

●	the average weekly trading volume of our common stock on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this offering circular, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this offering circular before selling their shares.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the issuance of Series B Preferred Stock offered in this offering circular will be passed upon for us by Law Offices of Thomas Puzzo, PLLC.

EXPERTS

The financial statements included in this offering circular for the years ended December 31, 2023 and 2022 have been audited by Weinberg & Company, P.A., and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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Index to Financial Statements

F-1

OPTI-HARVEST, INC.

CONDENSED BALANCE SHEETS

(Amounts rounded to the nearest thousands, except share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash	$118,000	$2,000
Accounts receivable	15,000	-
Total Current Assets	133,000	2,000

Rental equipment, net of accumulated depreciation of $130,000 and $102,000, respectively	-	28,000
Property and equipment, net of accumulated depreciation of $1,810,000 and $1,566,000, respectively	301,000	545,000
Total Assets	$434,000	$575,000

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued expenses	$3,921,000	$3,276,000
Due to related party	35,000	35,000
Deferred revenue	9,000	36,000
Convertible notes payable —past due	4,104,000	4,104,000
Current portion of notes payable (including $902,000 of past due notes payable including $290,000 to a related party), net of debt discount of $509,000 and $586,000, respectively	2,244,000	1,304,000
Total Current Liabilities	10,313,000	8,755,000

Notes payable, less current portion	35,000	42,000
Total Liabilities	10,348,000	8,797,000

Commitments and Contingencies

Shareholders’ Deficiency
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 1 share of Series A issued and outstanding at June 30, 2024 and December 31, 2023, respectively	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 37,680,240 and 37,279,966 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	4,000	4,000
Additional paid-in-capital	37,782,000	36,326,000
Common stock issuable – 1,199,971 and 939,429, shares	1,864,000	1,572,000
Accumulated deficit	(49,564,000)	(46,124,000)
Total Shareholders’ Deficiency	(9,914,000)	(8,222,000)

Total Liabilities and Shareholders’ Deficiency	$434,000	$575,000

The accompanying notes are an integral part of these financial statements.

F-2

OPTI-HARVEST, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Six Months Ended June 30, 2024 and 2023

(Amounts rounded to the nearest thousands, except share and per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)

Revenues
Equipment rentals	$27,000	$38,000
Product sales	87,000	9,000
Total revenues	114,000	47,000

Cost of revenues
Rental depreciation	28,000	38,000
Product sales	20,000	7,000
Total cost of revenues	48,000	45,000
Gross profit	66,000	2,000

Operating expenses:
Selling, general and administrative expense	2,325,000	3,879,000
Research and development expense	196,000	570,000
Total operating expenses	2,521,000	4,449,000

Loss from operations	(2,455,000)	(4,447,000)

Other income and (expenses)
Financing costs	-	(1,519,000)
Loss on extinguishment of debt	-	(4,310,000)
Interest expense	(985,000)	(501,000)
Total other income (expense)	(985,000)	(6,330,000)

Net Loss	$(3,440,000)	$(10,777,000)

Loss per share – basic and diluted	$(0.09)	$(0.30)

Weighted average number of shares outstanding – basic and diluted	37,491,379	35,959,002

The accompanying notes are an integral part of these financial statements.

F-3

OPTI-HARVEST, INC.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Six Months Ended June 30, 2024 and 2023

(Amount rounded to the nearest thousands, except share amount)
(Unaudited)

	Common Stock		Preferred Stock		Common Stock Issuable		Additional Paid In	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2023	37,279,966	$4,000	1	$-	939,429	$1,572,000	$36,326,000	$(46,124,000)	$(8,222,000)
Fair value of vested options and warrants issued for services		-		-		-	850,000		850,000

Fair value of common shares issued for services	180,000	-		-	96,291	133,000	249,000		382,000

Common shares issued with promissory notes	220,274	-		-	164,251	159,000	357,000		516,000

Net Loss								(3,440,000)	(3,440,000)
Balance, June 30, 2024 (Unaudited)	37,680,240	$4,000	1	$-	1,199,971	$1,864,000	$37,782,000	$(49,564,000)	$(9,914,000)

	Common Stock		Preferred Stock		Common Stock Issuable		Additional Paid In	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2022	35,700,298	$4,000	1	$-	-	$-	$30,672,000	$(35,140,000)	$(4,464,000)
Fair value of vested options and warrants issued for services		-		-		-	1,441,000		1,441,000

Fair value of vested restricted stock units	-	-		-	152,685	450,000	(296,000)		154,000

Fair value of common shares issued for services	201,483	-		-	-	-	636,000		636,000

Fair value of warrants issued as a debt discount	-	-		-	-	-	76,000		76,000

Common shares issued as financing costs	562,500	-		-	577,425	770,000	749,000		1,519,000

Warrant modification cost		-		-	-		250,000		250,000

Common shares issued with convertible notes and promissory notes	414,150	-		-	-	-	981,000		981,000

Common shares issued on the exercise of warrants	57,765	-					114,000		114,000

Net Loss								(10,777,000)	(10,777,000)
Balance, June 30, 2023 (Unaudited)	36,936,196	$4,000	1	$-	730,110	$1,220,000	$34,623,000	$(45,917,000)	$(10,070,000)

The accompanying notes are an integral part of these financial statements.

F-4

OPTI-HARVEST, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2024 and 2023

(Amounts rounded to the nearest thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(3,440,000)	$(10,777,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	244,000	244,000
Depreciation of rental equipment	28,000	38,000
Amortization of debt discount	594,000	277,000
Fair value of common stock issued for financing costs	-	1,519,000
Loss on extinguishment of debt	-	4,309,000
Fair value of common stock issued for services	382,000	636,000
Fair value of vested options	850,000	1,441,000
Fair value of vested restricted stock units	-	154,000
Changes in operating assets and liabilities
Accounts receivable	(15,000)	(1,000)
Prepaid expenses and other current assets	-	51,000
Accounts payable and accrued expenses	645,000	412,000
Deferred revenues	(27,000)	(38,000)
Net cash used in operating activities	(739,000)	(1,735,000)

Cash Flows from Financing Activities
Proceeds from exercise of warrants	-	114,000
Proceeds from notes payable – related party	-	170,000
Proceeds from notes payable	862,000	612,000
Repayment of notes payable	(7,000)	(7,000)
Proceeds from convertible notes payable	-	713,000
Advances from related party	-	25,000
Deferred offering costs	-	52,000
Net cash provided by financing activities	855,000	1,679,000

Net decrease in cash	116,000	(56,000)
Cash beginning of period	2,000	172,000
Cash end of period	$118,000	$116,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$6,000	$6,000
Cash paid for income taxes	$-	$-

Noncash financing and investing activities:
Fair value of warrants recorded as a debt discount to convertible notes payable	$-	$76,000
Common stock issued as debt discount to loans payable	$516,000	$981,000
Reclass of convertible notes to common shares subject to redemption by Company	$-	$3,373,000
Reclass of accrued interest on convertible notes payable to common shares subject to redemption by company	$-	$686,000

The accompanying notes are an integral part of these condensed financial statements.

F-5

OPTI-HARVEST, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2024 and 2023

(Amounts rounded to the nearest thousands, except share and per share amounts)

Note 1 – Operations and Liquidity

Opti-Harvest, Inc. (“Opti-Harvest” or “the Company”) is an agricultural innovation company with products backed by a portfolio of patented and patent pending technologies focused on solving several critical challenges faced by agribusinesses: maximizing crop yield, accelerating crop growth, optimizing land and water resources, reducing labor costs and mitigating negative environmental impacts.

The Company’s advanced agriculture technology (Opti-Filter™) and precision farming (Opti-View™) platforms, enable commercial growers and home gardeners to harness, optimize and better utilize sunlight, the planet’s most fundamental and renewable natural resource.

The Company’s sustainable agricultural technology platform is powered by the sun. It maximizes a free and renewable resource with no need for additional chemicals or fertilizers.

The Company was formed in the State of Delaware on September 20, 2016. The Company’s principal executive offices are located at 2121 Avenue of the Stars, 26th Floor, Los Angeles, CA 90067. Our website address is www.opti-harvest.com.

Effective on February 22, 2023 and September 2, 2023, the Board of Directors and shareholders have approved resolutions authorizing a reverse stock split of the outstanding shares of the Company’s common stock on the basis of 0.6786 shares for every one share of common stock, and one share of common stock for every two shares or common stock, respectively. Effective on June 27, 2024, the Board of Directors and shareholders have approved a resolution authorizing a forward stock split of the outstanding shares of the Company’s common stock on the basis of three shares for every one share of common stock. All shares and per share amounts and information presented herein have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Basis of Presentation

The unaudited condensed financial statements of the Company for the six months ended June 30, 2024 and 2023 have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-K for scaled disclosures for smaller reporting companies. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the Company’s financial position and results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The balance sheet information as of December 31, 2023 was derived from the audited financial statements included elsewhere in this registration statement. These financial statements should be read in conjunction with that report.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the six months ended June 30, 2024, the Company recorded a net loss of $3,440,000, used cash in operations of $739,000, and had a shareholders’ deficit balance of $9,914,000 at June 30, 2024. In addition, $5,006,000 of notes payable as past due These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The Company’s independent registered public accounting firm, in its report on the Company’s consolidated financial statements for the year ended December 31, 2023, has also expressed substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-6

At June 30, 2024, the Company had cash on hand in the amount of $118,000. Subsequent to June 30, 2024, the Company received proceeds of $368,000 on the sale of promissory notes and $24,000 on the private sale of common stock (see Note 7). The Company believes it has enough cash to sustain operations through March 31, 2025. The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our Shareholders, in case or equity financing.

Note 2 – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include depreciable lives of rental equipment and property and equipment, impairment testing of recorded long-term tangible and intangible assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, assumptions made in valuing stock instruments issued for services, and assumptions used in the determination of the Company’s liquidity.

Revenue Recognition

The Company recognizes revenue in accordance with two different Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) standards: 1) Topic 606 and 2) Topic 842.

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. The Company’s performance obligations are satisfied at that time.

All of the Company’s products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them.

The Company does not allow for returns, except for damaged products. Damaged product returns have historically been insignificant. Because of this, the stand-alone nature of our products, and our assessment of performance obligations and transaction pricing for our sales contracts, we do not currently maintain a contract asset or liability balance for obligations. We assess our contracts and the reasonableness of our conclusions on a quarterly basis.

F-7

Under Topic 842, Leases, the Company accounts for owned equipment rental contracts as operating leases. We recognize revenue from equipment rentals in the period earned, regardless of the timing of billing to customers. A rental contract generally includes rates for monthly use, and rental revenues are earned on a daily basis as rental contracts remain outstanding. Because the rental contracts can extend across multiple reporting periods, we record unbilled rental revenues and deferred rental revenues at the end of reporting periods so rental revenues earned is appropriately stated for the periods presented. The lease terms are included in our contracts, and the determination of whether our contracts contain leases generally does not require significant assumptions or judgments. In some cases, a rental contract may contain a rental purchase option, whereby the customer has an option to purchase the rented equipment at the end of the term for a specified price. Revenues related to the rental contract will be accounted for as an operating lease as the option to purchase is not reasonably certain to be exercised. Lessees do not provide residual value guarantees on rented equipment.

The Company recently began offering rental contracts as an option to its customers under operating leases. The material terms of the Company’s current rental agreements include a rental period duration between twelve to twenty-four (24) months, with an option to extend for an additional twelve to twenty-four (24) months. There are no minimum purchase commitments, and some rental contracts contain an option to purchase the rented equipment at the end of the term for a specified price. The Company currently requires its customers to pay in advance for the full rental period within the first ninety days of the rental contract period.

As of June 30, 2024, future operating lease income and future lease payments to be received from equipment rentals are as follows:

Years Ending December 31,	Future Operating Lease Income	Future Lease Payments
2024	$9,000	$-
Total	$9,000	$-

Receivables and contract assets and liabilities

The Company manages credit risk associated with its accounts receivables at the customer level. Because the same customers typically generate the revenues that are accounted for under both Topic 606 and Topic 842, the discussions below on credit risk and our allowances for doubtful accounts address our total revenues from Topic 606 and Topic 842.

The Company does not have material contract assets, impairment losses associated therewith, or material contract liabilities associated with contracts with customers. Our contracts with customers do not generally result in material amounts billed to customers more than recognizable revenue. The Company recognized $27,000 and $38,000 of revenues during the six months ended June 30, 2024 and 2023, respectively, that was included in the Company’s deferred revenue balance at June 30, 2024 and 2023, respectively.

Loss per Common Share

Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common Shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing the net income applicable to common Shareholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from computation when their effect is antidilutive.

F-8

For the periods ended June 30, 2024 and 2023, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have had an anti-dilutive effect. The potentially dilutive securities consisted of the following:

	June 30, 2024	June 30, 2023
Warrants	4,062,679	6,183,855
Options	4,739,597	4,790,483
Convertible notes	5,840,983	866,493
Commons shares issuable	1,199,971	730,110
Common stock subject to redemption by Company	-	6,087,918
Restricted stock units	-	50,895
Series A Preferred	1	1
Total	15,843,231	18,709,755

Stock Compensation Expense

The Company periodically issues stock options to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.

The fair value of each option or warrant grant is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the agriculture technology industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

During the six months ended June 30, 2024 and 2023, common shares of the Company were not publicly traded. As such, during the period, the Company estimated the fair value of common stock using an appropriate valuation methodology, in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, guideline public company information, the prices at which the Company sold its common stock to third parties in arms’ length transactions, the rights and preferences of securities senior to the Company’s common stock at the time, and the likelihood of achieving a liquidity event such as an initial public offering or sale. Significant changes to the assumptions used in the valuations could result in different fair values of stock options at each valuation date, as applicable.

Research and Development

Research and development costs include advisors, consultants, legal, software licensing, product design and development, data monitoring and collection, field trial installations, and travel related expenses. Research and development costs are expensed as incurred. During the six months ended June 30, 2024 and 2023, research and development costs were approximately $196,000 and $570,000, respectively.

F-9

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its financial assets and liabilities and measures these assets on a recurring basis. Financial assets recorded at fair value are categorized by the level of subjectivity associated with the inputs used to measure their fair value. ASC 820 defines the following levels of subjectivity associated with the inputs:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, accounts payable and accrued liabilities, and patent purchase obligation approximate their fair values because of the short maturity of these instruments. The carrying values of loan and convertible notes payables approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. The Company’s adopted ASU 2023-7 effective January 1, 2024, and there was no material effect on the Company’s financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Concentration Risks

Cash includes cash on hand and cash in banks and are reported as “Cash” in the balance sheets. The balance of cash on hand is not insured by the Federal Deposit Insurance Corporation. The balance of cash in banks is insured by the Federal Deposit Insurance Corporation for up to $250,000.

Net Sales. The Company performs a regular review of customer activity and associated credit risks and does not require collateral or other arrangements. Five customers accounted for 25%, 24%, 18%, 17%, and 13% of the Company’s sales during the six months ended June 30, 2024. Three customers accounted for 58%, 17%, and 11% of the Company’s sales during the six months ended June 30, 2023. No other customers accounted for sales in excess of 10% for the six months ended June 30, 2024 and 2023.

Accounts receivable. As of June 30, 2024, the Company had accounts receivable from one customer which comprised 100% of its accounts receivable. As of December 31, 2023, the Company had no receivable account balance. No other customers exceeded 10% of accounts receivable in either period.

Accounts payable. As of June 30, 2024, the Company’s had two vendors which comprised 38% and15% of total accounts payable. As of December 31, 2023, the Company’s had two vendors which comprised 38% and 15% of total accounts payable. No other vendors exceeded 10% of gross accounts payable in either period.

Vendors. The Company’s uses two vendors to manufacture its products available for sale, inventory, and our products used in field trials for research and development purposes.

Segment Reporting

The Company operates in one segment for the manufacture and distribution of our products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in: economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

F-10

Note 3 – Convertible Notes Payable – Past Due

Convertible notes payable consists of the following at June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023

Senior Convertible Notes and Warrants – past due (a)	$3,491,000	$3,491,000
Convertible Notes and Warrants – past due (b)	150,000	150,000
Convertible Note and Restricted Shares – past due (c)	463,000	463,000
Total convertible notes payable	$4,104,000	$4,104,000

(a)	Senior Convertible Notes and Warrants

During the year ended December 31, 2021, the Company sold approximately $3,591,000 of Senior Convertible Promissory Notes (the “Notes”) and 3,655,519 warrants (the “Warrants”). The Notes accrue interest at a rate of twelve percent (12%) per annum.

The holder of the Warrants shall have the right to purchase up to the number of shares that equals the quotient obtained by dividing: (i) the Warrant Coverage Amount, by (ii) the Conversion Price. The “Warrant Coverage Amount” shall mean the amount obtained by multiplying: (A) one hundred percent (100%); by (B) aggregate principal amount of the Holder’s Note(s). The conversion price in effect on any Conversion Date shall be equal to 80% of the offering price per share of common stock in our initial public offering.

Each Note is convertible, in the sole discretion of the holder of the Note, into shares of our common stock at a purchase price equal to 80% of the offering price of the initial public offering price currently estimated to be $1.33 per share. In the event that the initial public offering is not consummated within 12 months of the date of this Note, then the Conversion Price shall be equal to 65% of the offering price per share of common stock in the initial public offering. In the event that the initial public offering is not consummated within 24 months of the date of this Note, then the Conversion Price shall be equal to 50% of the offering price per share of common stock in the initial public offering. Each Note, issued at an original issue discount of 15%, carries interest at a rate of 12% per annum, and any interest payable under the Note shall automatically accrue and be capitalized to the principal amount of the Note, and shall thereafter be deemed to be a part of the principal amount of the Note, unless such interest is paid in cash on or prior to the maturity date of the Note.

The Notes mature 12 months from the date of the Notes, provided, however, that noteholders have the right to call the Notes prior to maturity starting from the earlier of (i) the consummation of the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of not less than $10 million of its equity securities, as a result of or following which common stock shall be listed on the Nasdaq Stock Market, and (ii) December 15, 2021. Additionally, each Warrant contains a cashless exercise provision, which is effective if the shares underlying the Warrant are not covered by a registration statement 6 months from the date of issuance of the Warrant. As of date of filing, the notes are past due.

The shares of common stock underlying the Notes and the Warrants are subject to registration rights, and such shares must be registered within 90 days after the effectiveness of the Company’s initial public offering. If the Company fails to register the shares within 90 days, the Company agreed to pay a penalty of a cash payment equal to 0.02857% of the principal amount and interest due and owing under any Note held by the Holder or that number shares of common stock of the Company equal 1% of the shares of common stock underlying any Note and Warrant held by the Holder, in total amount per week paid in, whichever is greater.

F-11

Each Note and Warrant holder has (i) the right of first refusal to purchase up to 20% of its pro rata share of new securities the that company offers, which right expires upon the consummation of an underwritten initial public offering by the Company or a change in control of the Company, and (ii) the right to be repaid any and all principal and interest due by the Company from any and all proceeds resulting from any sale of assets and any sale and issuance of debt or equity securities.

Total principal balance owed was $3,491,000 at June 30, 2024 and December 31, 2023. The accrued interest balance was $936,000 at December 31, 2023. During the six months ended June 30, 2024, the Company added $209,000 of accrued interest, leaving an accrued interest balance of $1,145,000 at June 30, 2024. Accrued interest is included in accounts payable and accrued expenses in the accompanying balance sheets. As of June 30, 2024, approximately 5,156,496 shares of common stock were potentially issuable under the conversion terms of the Notes.

(b)	Convertible Promissory Notes and Warrants

In January and February 2023, the Company sold $250,000 of Convertible Promissory Notes (the “Notes”) and 63,619 warrants (the “Warrants”). In July 2023, a convertible note holder entered into an exchange agreement wherein a $100,000 Convertible Promissory Note was exchanged for a $100,000 note payable (see Note 4). The remaining $150,000 of Notes accrue interest at a rate of ten percent (10%) per annum. The outstanding principal amount of this Notes, together with all accrued but unpaid interest thereon, shall be due and payable on the date that is 12 months from the date of the Notes (the “Initial Maturity Date”); provided, however, that the Company may, at its option, extend such maturity date an additional six (6) months (such option, the “Extension Option” and such extended maturity date, (the “Extended Maturity Date”). The date on which this Note matures, whether the Initial Maturity Date or the Extended Maturity Date, is the “Maturity Date.” The principal amount of this Note shall be subject to increase as follows:

(a) If a Qualified Public Offering does not occur before the Initial Maturity Date, the outstanding principal balance of this Note shall be increased by an amount equal to 10% of the outstanding principal balance of this Note on the Initial Maturity Date (the “Premium”).

(b) If the Company exercises its Extension Option and a Qualified Public Offering does not occur before the Extended Maturity Date, the outstanding principal balance due and payable to the Lender shall be increased by the Premium plus an additional 2.5% of the outstanding principal balance of the Note as of the Extended Maturity Date.

(c) As used herein, “Qualified Public Offering” means the issuance and sale of shares of comment stock, par value $0.0001 per share, of the Company (the “Common Stock”) to investors in an underwritten public offering or a direct listing by the Company of its Common Stock, in either case pursuant to an effective registration statement under the Securities Act of 1933, as amended.

In the event the Company consummates a Qualified Public Offering, Lender shall have the right, but not the obligation, at any time prior to the Maturity Date or earlier repayment of this Note, to convert all, or any portion, of the outstanding principal balance of this Note into shares of Common Stock at a conversion price equal to 80% of the price at which shares of Common Stock are first sold to the public in a Qualified Public Offering. Upon conversion, the Company will pay all accrued but unpaid interest on this Note in cash. An election to convert the Note shall be made in writing and delivered to the Company no later than five (5) days before the Maturity Date; provided, however, that if the Qualified Public Offering is consummated within five (5) days before the Maturity Date, the notice of election will be delivered no later than five (5) days after the date on which such Qualified Public Offering is consummated.

The Holder shall have the right to purchase up to the number of Shares that equals the amount obtained by dividing: (A) eighty percent (80%) of the aggregate principal amount of the Holder’s Note(s) delivered pursuant to the Note and Warrant Purchase Agreement; by (B) 80% of $1.33, the current midpoint price of the Company’s prospective IPO. For example, $100,000 aggregate principal amount of Note x 80% = $80,000) / ($1.33 current midpoint price of prospective IPO x 80% = $1.06) = 75,472 warrants. The exercise price per share shall be equal to 80% of the offering price per share of common stock of the Company in its first underwritten public offering (the “IPO”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of not less than $10,000,000 of its equity securities, as a result of or following which the Company shall be a reporting issuer under the Securities and Exchange Act of 1934, as amended, and its common stock shall be listed on the Nasdaq Stock Market. This Warrant shall be exercisable, in whole or in part: (i) after the earlier to occur of: (A) the consummation of the IPO; or (B) six months after the date of this Warrant; and (ii) prior to the Warrant expiration date which is twelve months after the date of this Warrant.

F-12

Total principal balance owed was $150,000 at June 30, 2024 and December 31, 2023. The accrued interest balance was $15,000 at December 31, 2023. During the six months ended June 30, 2024, the Company added $7,000 of accrued interest, leaving an accrued interest balance of $22,000 at June 30, 2024. Accrued interest is included in accounts payable and accrued expenses in the accompanying balance sheets. As of June 30, 2024, approximately 155,620 shares of common stock were potentially issuable under the conversion terms of the Notes.

(c)	Convertible Promissory Notes and Restricted Shares

During the year ended December 31, 2023, the Company sold $463,000 of Convertible Promissory Notes (the “Notes”). These Notes will accrue interest at a rate of twelve percent (12%) per annum, compounded annually, until maturity or conversion hereof. The interest payable hereunder shall automatically accrue and be capitalized to the principal amount of this Note (“PIK Interest”), and shall thereafter be deemed to be a part of the principal amount of this Note, unless such interest is paid in cash on or prior to the maturity date of the Notes. The Notes shall be due and payable on the date that is six (6) months from the date of the Notes (the “Initial Maturity Date”); provided, however, that the Company and Lender may, upon mutual written agreement, extend such maturity date an additional six (6) months (such extended maturity date, (the “Extended Maturity Date”). The Lender shall have the right, but not the obligation, at any time to convert all, or any portion, of the outstanding principal balance of the Notes into shares of Common Stock at a conversion price equal to either (i) $3.00 per share, or (ii) the price at which shares of Common Stock are first sold to the public in a Qualified Public Offering. The Company shall issue 10,000 shares of common stock of the Company for each $100,000 invested by an Investor, provided, however, that if an Investor invests a sum of funds which does not round to $100,000, the Company shall issue to such Investor Shares on a pro rata basis, based on an issuance of 20,000 Shares for each $100,000 invested. If the company enters into a subsequent financing with another individual or entity (a “Third Party”) on terms that are more favorable to the Third Party, the agreements between the company and the Investors shall be amended to include such better terms so long as the Notes are outstanding.

Total principal balance owed was $463,000 at June 30, 2024 and December 31, 2023. The accrued interest balance was $39,000 at December 31, 2023. During the six months ended June 30, 2024, the Company added $27,000 of accrued interest, leaving an accrued interest balance of $66,000 at June 30, 2024. Accrued interest is included in accounts payable and accrued expenses in the accompanying balance sheets. As of June 30, 2024, approximately 528,867 shares of common stock were potentially issuable under the conversion terms of the Notes.

Note 4 – Notes Payable

Loan payable consists of the following at June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023

Automobile loans (a)	$48,000	$55,000
Unsecured promissory note – related party (b) - past due	290,000	290,000
Unsecured promissory note and restricted shares (c) - $612,000 past due	2,442,000	1,587,000
Total notes payable	2,780,000	1,932,000
Less: debt discount	(501,000)	(586,000)
Total notes payable, less debt discount	2,279,000	1,346,000
Notes payable, current portion	(2,244,000)	(1,304,000)
Notes payable, net of current portion	$35,000	$42,000

F-13

(a)	Automobile Loans

On November 20, 2020, the Company financed the purchase of a vehicle for $40,000. The loan term is for 59 months, annual interest rate of 4.49%, with monthly principal and interest payments of $745, and secured by the purchased vehicle. The loan balance was $16,000 at December 31, 2023. During the six months ended June 30, 2024, the Company made principal payments of $5,000, leaving a loan balance of $11,000 at June 30, 2024, of which $8,000 was recorded as the current portion of loan payable on the accompanying balance sheet.

On January 20, 2022, the Company financed the purchase of a second vehicle for $49,000. The loan term is for 71 months, annual interest rate of 15.54%, with monthly principal and interest payments of $1,066, and secured by the purchased vehicle. The loan balance was $39,000 at December 31, 2023. During the six months ended June 30, 2024, the Company made principal payments of $2,000, leaving a loan balance of $37,000 at June 30, 2024, of which $5,000 was recorded as the current portion of loan payable on the accompanying balance sheet.

(b)	Unsecured Promissory Note – Related Party (Past Due)

During the year ended December 31, 2023, the Company sold $275,000 of Unsecured Promissory Note (the “Note”) to Donald Danks, a former member of the Company’s Board of Directors. The Company received net proceeds of $220,000 after deducting an original issue discount of 20%, or $55,000, which was recorded as a debt discount. The note bears no interest and matures thirty (30) days from the Note issuance date (“Initial Maturity Date”). If a Qualified Public Offering does not occur before the Initial Maturity Date, the outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be paid from funds from any offer and sale of Lender of equity or debt securities whereby Lender obtains gross cash proceeds in an amount not less than Five Hundred Thousand Dollars ($500,000). If a Qualified Public Offering does not occur before the Initial Maturity Date, this Note will accrue interest at a rate of twelve percent (12%) per annum. The Company may prepay the Note, or any portion outstanding, at any time and from time to time prior to Maturity Date without notice and without the payment of any premium, fee, or penalty.

During the year ended December 31, 2023, the Company sold approximately $15,000 of Promissory Notes (the “Note”) and issued 6,750 shares of restricted common stock. The outstanding principal amount shall bear interest from the date of the Note at a rate of fifteen percent (15%) per annum (the “Interest Rate”). Interest shall automatically accrue and be capitalized to the principal amount of this Note (“PIK Interest”) and shall thereafter be deemed to be a part of the principal amount of this Note, unless such interest is paid in cash on or prior to the maturity date of this Note. This Note shall become due and payable on the earlier of (i) the consummation of the first underwritten public offering (the “IPO”) of Obligor pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by Obligor of not less than $8,000,000 of its equity securities, as a result of or following which Obligor shall be a reporting issuer under the Securities and Exchange Act of 1934, as amended, and its common stock (the “Common Stock”) shall be listed on the Nasdaq Stock Market, and (ii) twelve months from the funding of the Principal to Obligor.

The unamortized debt discount was $8,000 at December 31, 2023. During the six months ended June 30, 2024, the Company amortized $4,000 of debt discount, which was recorded as a component of interest expense in the accompanying statement of operations leaving a remaining unamortized debt discount of $4,000 at June 30, 2024.

The accrued interest balance was $25,000 at December 31, 2023. During the six months ended June 30, 2024, the Company added $19,000 of accrued interest, leaving an accrued interest balance of $44,000 at June 30, 2024. Accrued interest is included in accounts payable and accrued expenses in the accompanying balance sheets.

Total principal balance owed was $290,000 at June 30, 2024 and December 31, 2023, respectively.

(c)	Promissory Notes and Restricted Shares

During the year ended December 31, 2023, the Company sold approximately $1,487,000 of Promissory Notes (the “Note”) and issued a $100,000 Note in exchange of a convertible note (see Note 3). Total principal balance owed was $1,587,000 at December 31, 2023. During the six months ended June 30, 2024, the Company sold approximately $855,000 of the Note (and issued 384,525 shares of restricted common stock, which the Company determined had a fair value of $516,000, which was recorded as a debt discount, and is being amortized over the remaining life of the Note.

F-14

The outstanding principal amount shall bear interest from the date of the Note at a rate of twelve percent (12%) or fifteen percent (15%) per annum (the “Interest Rate”). Interest shall automatically accrue and be capitalized to the principal amount of this Note (“PIK Interest”) and shall thereafter be deemed to be a part of the principal amount of this Note, unless such interest is paid in cash on or prior to the maturity date of this Note. This Note shall become due and payable on the earlier of (i) the consummation of the first underwritten public offering (the “IPO”) of Obligor pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by Obligor of not less than $8,000,000 of its equity securities, as a result of or following which Obligor shall be a reporting issuer under the Securities and Exchange Act of 1934, as amended, and its common stock (the “Common Stock”) shall be listed on the Nasdaq Stock Market, and (ii) twelve months from the funding of the Principal to Obligor.

The unamortized debt discount was $578,000 at December 31, 2023. During the six months ended June 30, 2024, the Company added $516,000 debt discount, and amortized $593,000, which was recorded as a component of interest expense in the accompanying statement of operations, leaving a remaining unamortized debt discount balance of $501,000 at June 30, 2024.

As of June 30, 2024, 164,251 shares of common stock related to the Note were not issued and reflected as common stock issuable in the balance sheet.

Total principal balance owed was $2,442,000 and $1,587,000 at June 30, 2024 and December 31, 2023, respectively.

Note 5 – Shareholders’ Equity

Common Shares Issued for Services

The Company entered into various consulting agreements with third parties (“Consultants”) pursuant to which these Consultants provided business development, sales promotion, introduction to new business opportunities, strategic analysis and sales and marketing activities. In addition, the Company issued shares to a director for board service.

During the six months ended June 30, 2024, the Company was obligated to issue 276,291 shares of common stock for services, with a fair value of approximately $382,000 at date of grant. As of June 30, 2024, 2024, 96,291 shares of common stock for services were not issued and reflected as common stock issuable in the balance sheet.

Common Shares Issued with Notes Payable

During the six months ended June 30, 2024, the Company was obligated to issue 384,525 shares of common stock related to the issuance of its notes payables, with a fair value of approximately $516,000 at date of grant (see Note 4). As of June 30, 2024, 164,251 shares of common stock related to its notes payable at date of grant were not issued and reflected as common stock issuable in the balance sheet.

Summary of Warrants

A summary of warrants for the six months ended June 30, 2024 is as follows:

		Weighted
		Average
	Number of	Exercise
	Options	Price
Balance outstanding, December 31, 2023	4,100,850	$1,49
Warrants granted	-	-
Warrants exercised	-	-
Warrants expired or forfeited	(38,171)	1.07
Balance outstanding, June 30, 2024	4,062,679	$1.50
Balance exercisable, June 30, 2024	4,062,679	$1.50

F-15

Information relating to outstanding warrants at June 30, 2024, summarized by exercise price, is as follows:

			Outstanding	Exercisable
Exercise Price Per Share	Share	Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$1.33	3,655,519	0.29	$1.33	3,655,519	$1.33
$1.97	203,580	0.01	$1.97	203,580	$1.97
$3.93	203,580	0.01	$3.93	203,580	$3.93
	4,062,679	0.24	$1.49	4,062,279	1.49

As of June 30, 2024, both the outstanding and exercisable warrants have no intrinsic value. The aggregate intrinsic value was calculated as the difference between the estimated market value of $1.33 per share as of June 30, 2024, and the exercise price of the outstanding warrants.

During the six months ended June 30, 2024 and 2023, the Company recognized no compensation expense relating to vested warrants, respectively. As of June 30, 2024, no unvested compensation related to these warrants remained.

Summary of Stock Options

A summary of stock options for the six months ended June 30, 2024 is as follows:

		Weighted
		Average
	Number of	Exercise
	Options	Price
Balance outstanding, December 31, 2023	4,765,044	2.08
Options granted	-	-
Options exercised	-	-
Options expired or forfeited	(25,447)	1.97
Balance outstanding, June 30, 2024	4,739,597	$2.08
Balance exercisable, June 30, 2024	3,891,347	$2.11

Information relating to outstanding options at June 30, 2024, summarized by exercise price, is as follows:

			Outstanding	Exercisable
Exercise Price Per Share	Share	Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$1.97	4,188,659	6.93	$1.97	3,340,409	$1.97
$2.95	550,938	3.90	$2.95	550,938	$2.95
	4,739,597	6.24	$2.08	3,891,347	$2,11

During the six months ended June 30, 2024 and 2023, the Company recognized $850,000 and $1,441,000 of compensation expense relating to vested stock options, respectively. As of June 30, 2024, the aggregate amount of unvested compensation related to stock options was approximately $1,416,000 will be recognized as an expense as the options vest in future periods through May 2025.

F-16

As of June 30, 2024, the outstanding and exercisable options have no intrinsic value. The aggregate intrinsic value was calculated as the difference between the estimated market value of $1.33 per share as of June 30, 2024, and the exercise price of the outstanding options.

Note 6 – Commitment and Contingencies

We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business. There is no action, suit, proceeding, inquiry, or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or our subsidiary, threatened against our Company, our common stock, our subsidiary or of our Company or our subsidiary’s officers or directors in their capacities as such.

Litigation against Jonathan Destler, our former Chief Executive Officer and former director, and Don Danks, a former director

On September 30, 2022, a Complaint (the “Complaint”), captioned Securities and Exchange Commission vs. David Stephens, Donald Linn Danks, Jonathan Destler and Robert Lazarus, and Daniel Solomita and 8198381 Canada, Inc., as relief defendants, Case No. ‘22CV1483AJB DEB, was filed in the United States District Court, Southern District of California. In general, the Complaint alleges that Jonathan Destler, a co-founder and our former Chairman and Chief Executive Officer, and Donald Danks, a co-founder and a former director, and a current employee, were part of a control group that committed securities fraud in connection with the purchase and sale of securities of Loop Industries, Inc., a Nasdaq-listed company. This action is presently stayed.

On November 22, 2022, an Indictment (the “Indictment”), captioned United States of America v. David Stephens, Donald Danks, Jonathan Destler and Robert Lazarus, Case No. ‘22CR2701 BAS, was filed in the United States District Court, Southern District of California. In general, the Indictment alleges that Mr. Destler and Mr. Danks conspired to and committed securities fraud, based on the same allegations in the Complaint.

Furthermore, the Complaint and the Indictment allege that Mr. Destler and Mr. Danks were part of a control group consisting of four persons (David Stephens, Jonathan Destler, Don Danks and Robert Lazarus) who used a third person to make an unregistered offering of securities. The third person is a deceased former-stockholder of Opti-Harvest, whose Opti-Harvest shares are now held by his estate.

On December 2, 2024, the Court dismissed the Indictment against Mr. Destler and Mr. Lazarus. At the December 2, 2024, hearing regarding the dismissal, the Court stated, in relevant part, “But significantly, the Government, I think, failed to prove that any actions he [Jonathan Destler] took were for the wrongful purpose of defrauding or deceiving anyone.”

Transfer of Voting Control of Mr. Destler’s Opti-Harvest Shares to Opti-Harvest

Although Mr. Destler (and Mr. Danks, who on January 9, 2023, resigned as an employee of Opti-Harvest) have denied to Opti-Harvest the claims made against them in the Complaint and the Indictment, Mr. Destler agreed to resign his positions as a director, Chief Executive Officer, President and Secretary with Opti-Harvest, and transfer voting control (while retaining ownership) of his shares of common stock and Series A Preferred Stock, to the board of directors of Opti-Harvest. Accordingly, Jeffrey Klausner, Opti-Harvest’s, sole director is the sole trustee of a Voting Trust Agreement, dated December 23, 2022, by and among Opti-Harvest, Inc., Mr. Destler, entities Mr. Destler controls, Mr. Destler’s spouse, and Mr. Klausner, pursuant to which Mr. Klausner, on behalf of Opti-Harvest, votes Mr. Destler’s shares of common stock and Series A Preferred Stock.

It should be noted that the term “Trust” in the title “Voting Trust Agreement” is used for naming convention only, and no trust, as an entity, has been created in connection with the Voting Trust Agreement. Accordingly, Mr. Klausner, as the trustee under the Voting Trust, does not owe any fiduciary duty to Mr. Destler, his affiliated entities, or his spouse, under the Voting Trust Agreement. Mr. Klausner’s sole duty under the Voting Trust Agreement is to vote Mr. Destler’s beneficial ownership in Opti-Harvest securities.

F-17

Under the Voting Trust Agreement, Mr. Destler had agreed and consented to the appointment of any member of our board of directors to be appointed a trustee under the Voting Trust Agreement. Therefore, future members of our board of directors may become a trustee under the Voting Trust Agreement. Whether any future member of our board of directors may become a trustee under the Voting Trust Agreement would depend on whether any such new director would want to and agree to becoming a trustee under the Voting Trust Agreement.

The Voting Trust Agreement terminates on the first to occur of (i) final disposition of the proceedings related to the Complaint and the Indictment, or (ii) mutual agreement of Opti-Harvest and Mr. Destler.

Note 7 – Subsequent Events

The Company has evaluated subsequent events occurring from July 1, 2024, through the date of this filing.

Promissory Notes and Restricted Shares

Subsequent to June 30, 2024, the Company sold approximately $368,000 of Promissory Notes and issued approximately 166,000 shares of restricted common stock. The Promissory Notes and Restricted Shares were issued on the same terms and conditions as described in Note 4.

Common Shares Issued with Warrants

Subsequent to June 30, 2024, the Company received net proceeds of $24,000 on the sale of approximately 18,045 shares of common stock at $1.33 per share, as part of its private offering. As part of the Company’s private offering, each participating shareholder is entitled to a warrant to purchase up to one-hundred percent (100%) of the number of common shares purchased, at $0.25 per share.

F-18

F-19

INDEPENDENT AUDITOR’S REPORT

To the Shareholders and Board of Directors

Opti-Harvest, Inc.

Los Angeles, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Opti-Harvest, Inc. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company experienced a net loss and utilized cash from operations during the year ended December 31, 2023, and had a shareholders’ deficit as of that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 24, 2025

We have served as the Company’s auditor since 2021.

F-20

OPTI-HARVEST, INC.

BALANCE SHEETS

(Amounts rounded to the nearest thousands, except share amounts)

	December 31, 2023	December 31, 2022

ASSETS
Current Assets:
Cash	$2,000	$172,000
Accounts receivable	-	1,000
Prepaid expense and other current assets	-	101,000
Total Current Assets	2,000	274,000

Rental equipment, net of accumulated depreciation of $102,000 and $26,000, respectively	28,000	104,000
Property and equipment, net of accumulated depreciation of $1,566,000 and $1,078,000, respectively	545,000	1,033,000
Deferred offering costs	-	52,000
Total Assets	$575,000	$1,463,000

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued expenses	$3,276,000	$2,263,000
Due to related party	35,000	-
Deferred revenue	36,000	68,000
Convertible notes payable – past due	4,104,000	3,491,000
Current portion of notes payable (including $290,000 of past due notes payable to a related party), net of debt discount of $586,000 and $0, respectively	1,304,000	13,000
Total Current Liabilities	8,755,000	5,835,000

Notes payable, less current portion	42,000	56,000
Deferred revenue, less current portion	-	36,000
Total Liabilities	8,797,000	5,927,000

Commitments and Contingencies

Shareholders’ Deficiency
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 1 share of Series A issued and outstanding at December 31, 2023 and December 31, 2022, respectively	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 37,279,966 and 35,700,298 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	4,000	4,000
Additional paid-in-capital	36,326,000	30,672,000
Common stock issuable – 939,429 shares	1,572,000	-
Accumulated deficit	(46,124,000)	(35,140,000)
Total Shareholders’ Deficiency	(8,222,000)	(4,464,000)

Total Liabilities and Shareholders’ Deficiency	$575,000	$1,463,000

The accompanying notes are an integral part of these financial statements.

F-21

OPTI-HARVEST, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2023 and 2022

(Amounts rounded to the nearest thousands, except share and per share amounts)

	Years Ended December 31,
	2023	2022

Revenues
Equipment rentals	$68,000	$26,000
Product sales	21,000	27,000
Total revenues	89,000	53,000

Cost of revenues
Rental depreciation	76,000	26,000
Product sales	21,000	489,000
Total cost of revenues	97,000	515,000
Gross loss	(8,000)	(462,000)

Operating expenses:
Selling, general and administrative expense	6,580,000	8,060,000
Research and development expense	955,000	2,072,000
Impairment of rental equipment	-	98,000
Total operating expenses	7,535,000	10,230,000

Loss from operations	(7,543,000)	(10,692,000)

Other expenses
Financing costs	(1,614,000)	(2,497,000)
Loss on extinguishment of debt	(250,000)	-
Interest expense	(1,577,000)	(2,761,000)
Total other expenses	(3,441,000)	(5,258,000)

Net Loss	$(10,984,000)	$(15,950,000)

Loss per share – basic and diluted	$(0.30)	$(0.47)

Weighted average number of shares outstanding – basic and diluted	36,557,721	34,204,688

The accompanying notes are an integral part of these financial statements.

F-22

OPTI-HARVEST, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2023 and 2022

(Amount rounded to the nearest thousands, except share amount)

	Common Stock		Preferred Stock		Common Stock Issuable		Additional Paid In	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2021	32,985,198	$3,000	1	$-	-	$-	$20,344,000	$(19,190,000)	$1,157,000
Fair value of vested options and warrants issued for services		-		-		-	2,721,000		2,721,000

Fair value of vested restricted stock units	-	-		-	-	-	388,000		388,000

Fair value of common shares issued for services	524,219	-		-	-	-	1,545,000		1,545,000

Common shares issued as financing costs	847,566	-		-	-	-	2,497,000		2,497,000

Common shares issued on exercise of warrants	792,944	1,000		-	-		1,557,000		1,558,000

Common shares and warrants issued in private offerings	550,371	-					1,620,000		1,620,000

Net Loss								(15,950,000)	(15,950,000)
Balance, December 31, 2022	35,700,298	$4,000	1	$-	-	$-	$30,672,000	$(35,140,000)	$(4,464,000)
Fair value of vested options and warrants issued for services		-		-		-	2,723,000		2,723,000

Fair value of vested restricted stock units	23,292	-		-	178,134	525,000	(275,000)		250,000

Fair value of common shares issued for services	251,961	-		-	30,870	43,000	706,000		749,000

Fair value of warrants issued as a debt discount	-	-		-	-	-	76,000		76,000

Common shares issued as financing costs	562,500	-		-	577,425	770,000	749,000		1,519,000

Warrant modification cost		-		-	-		250,000		250,000

Common shares issued with convertible notes and promissory notes	684,150	-		-	153,000	234,000	1,311,000		1,545,000

Common shares issued on the exercise of warrants	57,765	-					114,000		114,000

Net Loss								(10,984,000)	(10,984,000)
Balance, December 31, 2023	37,279,966	$4,000	1	$-	939,429	$1,572,000	$36,326,000	$(46,124,000)	$(8,222,000)

The accompanying notes are an integral part of these financial statements.

F-23

OPTI-HARVEST, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2023 and 2022

(Amounts rounded to the nearest thousands)

	Years Ended December 31,
	2023	2022

Cash Flows from Operating Activities
Net loss	$(10,984,000)	$(15,950,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	488,000	501,000
Depreciation of rental equipment	76,000	26,000
Change in inventory reserves		432,000
Impairment of rental equipment		98,000
Amortization of debt discount	1,011,000	2,326,000
Fair value of common stock issued for financing costs	1,597,000	2,497,000
Warrant modification cost	250,000	-
Fair value of common stock issued for services	749,000	1,545,000
Fair value of vested options and warrants	2,723,000	2,721,000
Fair value of vested restricted stock units	250,000	388,000
Changes in operating assets and liabilities
Accounts receivable	1,000	17,000
Inventory	-	(432,000)
Prepaid expenses and other current assets	101,000	87,000
Deferred offering costs	52,000	-
Accounts payable and accrued expenses	1,013,000	1,176,000
Deferred revenues	(68,000)	104,000
Net cash used in operating activities	(2,741,000)	(4,464,000)

Cash Flows from Investing Activities
Purchase of property and equipment	-	(50,000)
Purchase of rental equipment	-	(228,000)
Net cash used in investing activities	-	(278,000)

Cash Flows from Financing Activities
Proceeds from sales of common stock	-	1,620,000
Proceeds from exercise of warrants	114,000	1,558,000
Proceeds from notes payable – related party	235,000	-
Proceeds from notes payable	1,487,000	-
Repayment of notes payable	(13,000)	(13,000)
Proceeds from convertible notes payable	713,000	-
Repayment of convertible notes payable	-	(100,000)
Advances from related party	35,000	-
Deferred offering costs	-	134,000
Net cash provided by financing activities	2,571,000	3,199,000

Net decrease in cash	(170,000)	(1,543,000)
Cash beginning of period	172,000	1,715,000
Cash end of period	$2,000	$172,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$6,000	$7,000
Cash paid for income taxes	$-	$-

Noncash financing and investing activities:
Fair value of warrants recorded as a debt discount to convertible notes payable	$76,000	$-
Common stock issued as debt discount to loans payable	$1,545,000	$-
Exchange of convertible notes payable with notes payable	$100,000	$-
Reclassification of vendor deposits to property and equipment	$-	$247,000
Reclassification of vendor deposits to inventory	$-	$30,000
Issuance of loan payable for vehicle purchase	$-	$49,000
Issuance of non-cancellable payable for insurance policy	$-	$101,000

The accompanying notes are an integral part of these financial statements.

F-24

OPTI-HARVEST, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2023 and 2022

(Amounts rounded to the nearest thousands, except share and per share amounts)

Note 1 – Operations and Liquidity

Opti-Harvest, Inc. (“Opti-Harvest” or “the Company”) is an agricultural innovation company with products backed by a portfolio of patented and patent pending technologies focused on solving several critical challenges faced by agribusinesses: maximizing crop yield, accelerating crop growth, optimizing land and water resources, reducing labor costs and mitigating negative environmental impacts.

The Company’s advanced agriculture technology (Opti-Filter™) and precision farming (Opti-View™) platforms, enable commercial growers and home gardeners to harness, optimize and better utilize sunlight, the planet’s most fundamental and renewable natural resource.

The Company’s sustainable agricultural technology platform is powered by the sun. It maximizes a free and renewable resource with no need for additional chemicals or fertilizers.

The Company was formed in the State of Delaware on September 20, 2016. The Company’s principal executive offices are located at 2121 Avenue of the Stars, 26th Floor, Los Angeles, CA 90067. Our website address is www.opti-harvest.com.

Effective on February 22, 2023 and September 2, 2023, the Board of Directors and shareholders have approved resolutions authorizing a reverse stock split of the outstanding shares of the Company’s common stock on the basis of 0.6786 shares for every one share of common stock, and one share of common stock for every two shares or common stock, respectively. Effective on June 27, 2024, the Board of Directors and shareholders have approved a resolution authorizing a forward stock split of the outstanding shares of the Company’s common stock on the basis of three shares for every one share of common stock. All shares and per share amounts and information presented herein have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the year ended December 31, 2023, the Company recorded a net loss of $10,984,000, used cash in operations of $2,741,000, and had a shareholders’ deficit balance of $8,222,000 at December 31, 2023. In addition, $4,400,000 of notes payable are past due. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At December 31, 2023, the Company had cash on hand in the amount of $2,000. Subsequent to December 31, 2023, we received proceeds of $1,223,000 on the sale of promissory notes and $24,000 on the private sale of common stock (see Note 11). The Company believes it has enough cash to sustain operations through March 31, 2025. The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our shareholders, in case or equity financing.

F-25

Note 2 – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include depreciable lives of rental equipment and property and equipment, impairment testing of recorded long-term tangible and intangible assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, assumptions made in valuing stock instruments issued for services, and assumptions used in the determination of the Company’s liquidity.

Rental Equipment

The rental equipment we purchase is stated at cost and is depreciated over the estimated useful life of the equipment using the straight-line method and is included in rental depreciation within the consolidated statements of operations. Estimated useful lives vary based upon type of equipment. Generally, we depreciate our products over a three-year estimated useful life. We periodically evaluate the appropriateness of remaining depreciable lives, and any salvage value assigned to rental equipment.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized, and expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Property and Equipment Type	Years of Depreciation
Tool and Molds	2-3 years
Vehicle	5 years
Office equipment	3 years

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the years ended December 31, 2023 and 2022, the Company determined there were no indicators of impairment of its property and equipment.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting, and underwriters’ fees incurred related to equity financing. These offering costs are deferred and then charged against the gross proceeds received once the equity financing occurs or are charged to expense if the financing does not occur.

Revenue Recognition

The Company recognizes revenue in accordance with two different Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) standards: 1) Topic 606 and 2) Topic 842.

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

F-26

The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. The Company’s performance obligations are satisfied at that time.

All of the Company’s products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them.

The Company does not allow for returns, except for damaged products. Damaged product returns have historically been insignificant. Because of this, the stand-alone nature of our products, and our assessment of performance obligations and transaction pricing for our sales contracts, we do not currently maintain a contract asset or liability balance for obligations. We assess our contracts and the reasonableness of our conclusions on a quarterly basis.

Under Topic 842, Leases, the Company accounts for owned equipment rental contracts as operating leases. We recognize revenue from equipment rentals in the period earned, regardless of the timing of billing to customers. A rental contract generally includes rates for monthly use, and rental revenues are earned on a daily basis as rental contracts remain outstanding. Because the rental contracts can extend across multiple reporting periods, we record unbilled rental revenues and deferred rental revenues at the end of reporting periods so rental revenues earned is appropriately stated for the periods presented. The lease terms are included in our contracts, and the determination of whether our contracts contain leases generally does not require significant assumptions or judgments. In some cases, a rental contract may contain a rental purchase option, whereby the customer has an option to purchase the rented equipment at the end of the term for a specified price. Revenues related to the rental contract will be accounted for as an operating lease as the option to purchase is not reasonably certain to be exercised. Lessees do not provide residual value guarantees on rented equipment.

The Company recently began offering rental contracts as an option to its customers under operating leases. The material terms of the Company’s current rental agreements include a rental period duration between twelve to twenty-four (24) months, with an option to extend for an additional twelve to twenty-four (24) months. There are no minimum purchase commitments, and some rental contracts contain an option to purchase the rented equipment at the end of the term for a specified price. The Company currently requires its customers to pay in advance for the full rental period within the first ninety days of the rental contract period.

As of December 31, 2023, future operating lease income and future lease payments to be received from equipment rentals are as follows:

Years Ending December 31,	Future Operating Lease Income	Future Lease Payments
2024	$36,000	$-
Total	$36,000	$-

Receivables and contract assets and liabilities

The Company manages credit risk associated with its accounts receivable at the customer level. Because the same customers typically generate the revenues that are accounted for under both Topic 606 and Topic 842, the discussions below on credit risk and our allowances for doubtful accounts address our total revenues from Topic 606 and Topic 842.

The Company believes the concentration of credit risk with respect to its receivables is limited given the size and creditworthiness of its current customer base. As of December 31, 2023, the Company had no accounts receivable balance. As of December 31, 2022, the Company had accounts receivable from one customer which comprised 100% of its accounts receivable. No other customers exceeded 10% of accounts receivable in either period. We manage credit risk through credit approvals, credit limits and other monitoring procedures.

F-27

Pursuant to Topic 842 and Topic 326 for rental and non-rental receivables, respectively, we maintain an allowance for doubtful accounts that reflects our estimate of our expected credit losses. Our allowance is estimated using a loss rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. At December 31, 2023, the Company had no exposure to doubtful accounts is in our rental operations, which as discussed above is accounted for under Topic 842 and represents 79% of our total revenues and 0% of our receivables. The Company determined that no allowance for doubtful accounts was required as of December 31, 2023 and December 31, 2022. We perform credit evaluations of customers and establish credit limits based on reviews of our customers’ current credit information and payment histories. We believe our credit risk is somewhat mitigated by the credit worthiness of our current customer base and our credit evaluation procedures. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts. The Company has recorded no bad debt expense for the years ended December 31, 2023 and 2022, respectively.

The Company does not have material contract assets, impairment losses associated therewith, or material contract liabilities associated with contracts with customers. Our contracts with customers do not generally result in material amounts billed to customers more than recognizable revenue. We did not recognize material revenues during the years ended December 31, 2023 and 2022 that was included in our deferred revenue balance as of the beginning of such periods.

Loss per Common Share

Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing the net income applicable to common shareholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation when their effect is antidilutive.

For the years ended December 31, 2023 and 2022, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have had an anti-dilutive effect. The potentially dilutive securities consisted of the following:

	December 31, 2023	December 31, 2022
Warrants	4,100,850	6,178,003
Options	4,765,044	5,201,469
Convertible notes	5,574,224	2,319,180
Commons shares issuable	939,429	—
Restricted stock units	-	254,475
Series A Preferred	1	1
Total	15,379,548	13,953,128

Stock Compensation Expense

The Company periodically issues stock options to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.

F-28

The fair value of each option or warrant grant is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the agriculture technology industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

During the years ended December 31, 2023 and 2022, common shares of the Company were not publicly traded. As such, during the period, the Company estimated the fair value of common stock using an appropriate valuation methodology, in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, guideline public company information, the prices at which the Company sold its common stock to third parties in arms’ length transactions, the rights and preferences of securities senior to the Company’s common stock at the time, and the likelihood of achieving a liquidity event such as an initial public offering or sale. Significant changes to the assumptions used in the valuations could result in different fair values of stock options at each valuation date, as applicable.

Income Taxes

Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. The Company has recorded a valuation allowance against its deferred tax assets as of December 31, 2023 and 2022.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Research and Development

Research and development costs include advisors, consultants, legal, software licensing, product design and development, data monitoring and collection, field trial installations, and travel related expenses. Research and development costs are expensed as incurred. During the years ended December 31, 2023 and 2022, research and development costs were approximately $955,000 and $2,072,000, respectively.

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its financial assets and liabilities and measures these assets on a recurring basis. Financial assets recorded at fair value are categorized by the level of subjectivity associated with the inputs used to measure their fair value. ASC 820 defines the following levels of subjectivity associated with the inputs:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

F-29

The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, accounts payable and accrued liabilities, and patent purchase obligation approximate their fair values because of the short maturity of these instruments. The carrying values of loan and convertible notes payable approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. The Company will adopt ASU 2023-7 effective January 1, 2024, and believe there will be no material effect on the Company’s financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Concentration Risks

Cash includes cash on hand and cash in banks and are reported as “Cash” in the balance sheets. The balance of cash on hand is not insured by the Federal Deposit Insurance Corporation. The balance of cash in banks is insured by the Federal Deposit Insurance Corporation for up to $250,000.

Net Sales. The Company performs a regular review of customer activity and associated credit risks and does not require collateral or other arrangements. Two customers accounted for 59% and 10% of the Company’s sales during the year ended December 31, 2023. Two customers accounted for 43% and 10% of the Company’s sales during the year ended December 31, 2022. No other customers accounted for sales in excess of 10% for the years ended December 31, 2023 and 2022.

Accounts receivable. As of December 31, 2023, the Company had no receivable account balance. As of December 31, 2022, the Company had accounts receivable from one customer which comprised 100% of its accounts receivable. No other customers exceeded 10% of accounts receivable in either period.

Accounts payable. As of December 31, 2023, the Company’s had three vendors which comprised 38%, 15% and 7% of total accounts payable. As of December 31, 2022, the Company’s had two vendors which comprised 53% and 13% of total accounts payable. No other vendors exceeded 10% of gross accounts payable in either period.

Vendors. The Company uses two vendors to manufacture its products available for sale, inventory, and our products used in field trials for research and development purposes.

Segment Reporting

The Company operates in one segment for the manufacture and distribution of our products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in: economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

F-30

Note 3 – Rental Equipment

Rental equipment includes the Company’s Opti-Gro, Opti-Shields, and Opti-Panel product lines which are being leased to customers under operating leases. Rental equipment is comprised of the following:

	December 31, 2023	December 31, 2022
Rental equipment	$130,000	$130,000
Accumulated depreciation	(102,000)	(26,000)
Net book value	$28,000	$104,000

Depreciation expense for the years ended December 31, 2023 and 2022 was $76,000 and $26,000, respectively. During the year ended December 31, 2022, the Company determined its rental equipment was impaired and recorded an impairment charge of $98,000.

Note 4 – Property and Equipment

Property and equipment are comprised of the following:

	December 31, 2023	December 31, 2022
Tools and molds	$1,990,000	$1,990,000
Computer equipment	8,000	8,000
Vehicles	113,000	113,000
Total cost	2,111,000	2,111,000
Accumulated depreciation	(1,566,000)	(1,078,000)
Net book value	$545,000	$1,033,000

Depreciation expense for the years ended December 31, 2023 and 2022, was $488,000 and $501,000, respectively. During the year ended December 31, 2022, the Company financed the purchase of a vehicle for $49,000 (see Note 6). During the year ended December 31, 2022, the Company reclassified $247,000 from vendor deposits to property and equipment.

Note 5 – Convertible Notes Payable – Past Due

Convertible notes payable consists of the following at December 31, 2023 and December 31, 2022:

	December 31, 2023	December 31, 2022

Senior Convertible Notes and Warrants – past due (a)	$3,491,000	$3,491,000
Convertible Notes and Warrants – past due (b)	150,000	-
Convertible Note and Restricted Shares – past due (c)	463,000
Total Convertible Notes payable	$4,104,000	$3,491,000

(a)	Senior Convertible Notes and Warrants

During the year ended December 31, 2021, the Company sold approximately $3,591,000 of Senior Convertible Promissory Notes (the “Notes”) and 3,655,519 warrants (the “Warrants”). The Notes accrue interest at a rate of twelve percent (12%) per annum.

The holder of the Warrants shall have the right to purchase up to the number of shares that equals the quotient obtained by dividing: (i) the Warrant Coverage Amount, by (ii) the Conversion Price. The “Warrant Coverage Amount” shall mean the amount obtained by multiplying: (A) one hundred percent (100%); by (B) aggregate principal amount of the Holder’s Note(s). The conversion price in effect on any Conversion Date shall be equal to 80% of the offering price per share of common stock in our initial public offering.

F-31

Each Note is convertible, in the sole discretion of the holder of the Note, into shares of our common stock at a purchase price equal to 80% of the offering price of the initial public offering price currently estimated to be $1.33 per share. In the event that the initial public offering is not consummated within 12 months of the date of this Note, then the Conversion Price shall be equal to 65% of the offering price per share of common stock in the initial public offering. In the event that the initial public offering is not consummated within 24 months of the date of this Note, then the Conversion Price shall be equal to 50% of the offering price per share of common stock in the initial public offering. Each Note, issued at an original issue discount of 15%, carries interest at a rate of 12% per annum, and any interest payable under the Note shall automatically accrue and be capitalized to the principal amount of the Note, and shall thereafter be deemed to be a part of the principal amount of the Note, unless such interest is paid in cash on or prior to the maturity date of the Note.

The Notes mature 12 months from the date of the Notes, provided, however, that noteholders have the right to call the Notes prior to maturity starting from the earlier of (i) the consummation of the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of not less than $10 million of its equity securities, as a result of or following which common stock shall be listed on the Nasdaq Stock Market, and (ii) December 15, 2021. Additionally, each Warrant contains a cashless exercise provision, which is effective if the shares underlying the Warrant are not covered by a registration statement 6 months from the date of issuance of the Warrant. On May 16, 2022, the Company entered into an amendment to extend the right to call provision in its senior secured convertible notes from December 15, 2021 to September 15, 2022, in exchange for issuing its senior convertible note holders an aggregate of 207,146 shares of common stock with a fair value of approximately $609,000 at the date of grant, or $2.95 per common share. On September 30, 2022, the Company entered into a second amendment to extend the right to call provision in its senior secured convertible notes from September 15, 2022 to December 31, 2022, in exchange for issuing its senior convertible note holders an aggregate of 320,210 shares of common stock with a fair value of approximately $944,000 at the date of grant, or $2.95 per common share. On December 20, 2022, the Company entered into a third amendment to extend the right to call provision and the maturity date in its senior secured convertible notes from December 31, 2022 to September 30, 2023, in exchange for issuing its senior convertible note holders an aggregate of 320,210 shares of common stock with a fair value of approximately $944,000 at the date of grant, or $2.95 per common share.

The shares of common stock underlying the Notes and the Warrants are subject to registration rights, and such shares must be registered within 90 days after the effectiveness of the Company’s initial public offering. If the Company fails to register the shares within 90 days, the Company agreed to pay a penalty of a cash payment equal to 0.02857% of the principal amount and interest due and owing under any Note held by the Holder or that number shares of common stock of the Company equal 1% of the shares of common stock underlying any Note and Warrant held by the Holder, in total amount per week paid in, whichever is greater.

Each Note and Warrant holder has (i) the right of first refusal to purchase up to 20% of its pro rata share of new securities the that company offers, which right expires upon the consummation of an underwritten initial public offering by the Company or a change in control of the Company, and (ii) the right to be repaid any and all principal and interest due by the Company from any and all proceeds resulting from any sale of assets and any sale and issuance of debt or equity securities.

The accrued interest balance was $529,000 at December 31, 2022. During the year ended December 31, 2023, the Company added $407,000 of accrued interest, leaving an accrued interest balance of $936,000 at December 31, 2023. Accrued interest is included in accounts payable and accrued expenses in the accompanying balance sheets.

Total principal balance owed was $3,491,000 at both December 31, 2023 and 2022. As of December 31, 2023, approximately 4,924,170 shares of common stock were potentially issuable under the conversion terms of the Notes.

F-32

In September 2023, the Noteholders entered into a conversion agreement (the “Agreement”) with the Company in which the Noteholders elected to convert $3,373,000 of principal, and $685,000 of accrued interest into 6,087,918 shares of Common Stock with a fair value of $8,118,000, based upon the fair value of $1.33 per share, resulting in a loss on extinguishment of debt of $4,060,000 which was initially recorded as of September 30, 2023 in our consolidated statement of operations.. Per the terms of the Agreement, in the absence of the Company’s initial public offering, the Agreement is effective until July 30, 2023, at which time it shall terminate, and the conversion be reversed. On December 31, 2023, in the absence of the Company’s initial public offering, the Company reversed the conversion which included the reversal of the common shares issued on the conversion as well as the loss recorded on the fair value of the shares to be issued.

The Company also agreed to change the exercise price of the Warrants to 100% of the offering price per share of common stock in our initial public offering and extended the Warrant expiration date to their anniversary date in September and October of 2024. The change in warrant terms changed the fair value of the Warrants by $250,000, which was recorded as a warrant modification cost in the accompanying statement of operations. The Company is also obligated to issue the Noteholders an aggregate of 1,139,925 shares of common stock (the “Signing Premium Shares”) with a fair value of approximately $1,519,000 at date of grant as an inducement to enter into a conversion agreement with the Company. The fair value of the Premium Shares of $1,519,000 was recorded as financing costs during the year ended December 31, 2023. The Signing Premium Shares issued under the Agreement remain the property of the Noteholder. On August 20, 2023, the Noteholders extended the termination date of the Agreement to September 1, 2023, and on November 15, 2023, the Noteholders extended the termination date of the Agreement to December 31, 2023.

(b)	Convertible Promissory Notes and Warrants

In January and February 2023, the Company sold $250,000 of Convertible Promissory Notes (the “Notes”) and 63,619 warrants (the “Warrants”). In July 2023, a convertible note holder entered into an exchange agreement wherein a $100,000 Convertible Promissory Note was exchanged for a $100,000 note payable (see Note 6). The remaining $150,000 of Notes accrue interest at a rate of ten percent (10%) per annum. The outstanding principal amount of this Notes, together with all accrued but unpaid interest thereon, shall be due and payable on the date that is 12 months from the date of the Notes (the “Initial Maturity Date”); provided, however, that the Company may, at its option, extend such maturity date an additional six (6) months (such option, the “Extension Option” and such extended maturity date, (the “Extended Maturity Date”). The date on which this Note matures, whether the Initial Maturity Date or the Extended Maturity Date, is the “Maturity Date.” The principal amount of this Note shall be subject to increase as follows:

(a) If a Qualified Public Offering does not occur before the Initial Maturity Date, the outstanding principal balance of this Note shall be increased by an amount equal to 10% of the outstanding principal balance of this Note on the Initial Maturity Date (the “Premium”).

(b) If the Company exercises its Extension Option and a Qualified Public Offering does not occur before the Extended Maturity Date, the outstanding principal balance due and payable to the Lender shall be increased by the Premium plus an additional 2.5% of the outstanding principal balance of the Note as of the Extended Maturity Date.

(c) As used herein, “Qualified Public Offering” means the issuance and sale of shares of comment stock, par value $0.0001 per share, of the Company (the “Common Stock”) to investors in an underwritten public offering or a direct listing by the Company of its Common Stock, in either case pursuant to an effective registration statement under the Securities Act of 1933, as amended.

In the event the Company consummates a Qualified Public Offering, Lender shall have the right, but not the obligation, at any time prior to the Maturity Date or earlier repayment of this Note, to convert all, or any portion, of the outstanding principal balance of this Note into shares of Common Stock at a conversion price equal to 80% of the price at which shares of Common Stock are first sold to the public in a Qualified Public Offering. Upon conversion, the Company will pay all accrued but unpaid interest on this Note in cash. An election to convert the Note shall be made in writing and delivered to the Company no later than five (5) days before the Maturity Date; provided, however, that if the Qualified Public Offering is consummated within five (5) days before the Maturity Date, the notice of election will be delivered no later than five (5) days after the date on which such Qualified Public Offering is consummated.

F-33

The Holder shall have the right to purchase up to the number of Shares that equals the amount obtained by dividing: (A) eighty percent (80%) of the aggregate principal amount of the Holder’s Note(s) delivered pursuant to the Note and Warrant Purchase Agreement; by (B) 80% of $1.33, the current midpoint price of the Company’s prospective IPO. For example, $100,000 aggregate principal amount of Note x 80% = $80,000) / ($1.33 current midpoint price of prospective IPO x 80% = $1.06) = 75,472 warrants. The exercise price per share shall be equal to 80% of the offering price per share of common stock of the Company in its first underwritten public offering (the “IPO”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of not less than $10,000,000 of its equity securities, as a result of or following which the Company shall be a reporting issuer under the Securities and Exchange Act of 1934, as amended, and its common stock shall be listed on the Nasdaq Stock Market. This Warrant shall be exercisable, in whole or in part: (i) after the earlier to occur of: (A) the consummation of the IPO; or (B) six months after the date of this Warrant; and (ii) prior to the Warrant expiration date which is twelve months after the date of this Warrant.

The total of the allocated relative fair value of warrants issued of $76,000 were capitalized and recorded as a debt discount and are amortized over the remaining life of the Notes. Amortization of debt discount was approximately $76,000 for the year ended December 31, 2023, which was recorded as a component of interest expense in the accompanying statement of operations, leaving no unamortized debt discount balance at December 31, 2023.

During the years ended December 31, 2023, the Company added $15,000 of accrued interest, leaving an accrued interest balance of $15,000 at December 31, 2023. Accrued interest in included in accounts payable and accrued expenses in the accompanying balance sheets.

Total principal balance owed was $150,000 at December 31, 2023. As of December 31, 2023, approximately 148,861 shares of common stock were potentially issuable under the conversion terms of the Notes.

(c)	Convertible Promissory Notes and Restricted Shares

During the year ended December 31, 2023, the Company sold $463,000 of Convertible Promissory Notes (the “Notes”). These Notes will accrue interest at a rate of twelve percent (12%) per annum, compounded annually, until maturity or conversion hereof. The interest payable hereunder shall automatically accrue and be capitalized to the principal amount of this Note (“PIK Interest”), and shall thereafter be deemed to be a part of the principal amount of this Note, unless such interest is paid in cash on or prior to the maturity date of the Notes. The Notes shall be due and payable on the date that is six (6) months from the date of the Notes (the “Initial Maturity Date”); provided, however, that the Company and Lender may, upon mutual written agreement, extend such maturity date an additional six (6) months (such extended maturity date, (the “Extended Maturity Date”). The Lender shall have the right, but not the obligation, at any time to convert all, or any portion, of the outstanding principal balance of the Notes into shares of Common Stock at a conversion price equal to either (i) $3.00 per share, or (ii) the price at which shares of Common Stock are first sold to the public in a Qualified Public Offering. The Company shall issue 10,000 shares of common stock of the Company for each $100,000 invested by an Investor, provided, however, that if an Investor invests a sum of funds which does not round to $100,000, the Company shall issue to such Investor Shares on a pro rata basis, based on an issuance of 20,000 Shares for each $100,000 invested. If the company enters into a subsequent financing with another individual or entity (a “Third Party”) on terms that are more favorable to the Third Party, the agreements between the company and the Investors shall be amended to include such better terms so long as the Notes are outstanding.

The Company issued 138,750 shares of common stock related to the Note at the date of issuance, which the Company determined had a fair value of $370,000, were capitalized and recorded as a debt discount and are being amortized over the remaining life of the Note. During the year ended December 31, 2023, the company recorded $370,000 of amortization expense to interest expense, leaving no remaining unamortized debt discount balance at December 31, 2023.

During the year ended December 31, 2023, the Company added $39,000 of accrued interest, leaving an accrued interest balance of $39,000 at December 31, 2023. Accrued interest is included in accounts payable and accrued expenses in the accompanying balance sheets.

F-34

Total principal balance owed was $463,000 at December 31, 2023 and is past due. As of December 31, 2023, approximately 501,193 shares of common stock were potentially issuable under the conversion terms of the Notes.

Note 6 – Notes Payable

Loans payable consists of the following at December 31, 2023 and December 31, 2022:

	December 31, 2023	December 31, 2022

Automobile loans (a)	$55,000	$69,000
Unsecured promissory note – related party (b)- past due	290,000	-
Unsecured promissory note and restricted shares (c)	1,587,000	-
Total notes payable	1,932,000	69,000
Less: debt discount	(586,000)	-
Total notes payable, less debt discount	1,346,000	69,000
Notes payable, current portion	(1,304,000)	(13,000)
Notes payable, net of current portion	$42,000	$56,000

(a)	Automobile Loans

On November 20, 2020, the Company financed the purchase of a vehicle for $40,000. The loan term is for 59 months, annual interest rate of 4.49%, with monthly principal and interest payments of $745, and secured by the purchased vehicle. The loan balance was $24,000 at December 31, 2022. During the year ended December 31, 2023, the Company made principal payments of $8,000, leaving a loan balance of $16,000 at December 31, 2023, of which $8,000 was recorded as the current portion of loan payable on the accompanying balance sheet.

On January 20, 2022, the Company financed the purchase of a second vehicle for $49,000. The loan term is for 71 months, annual interest rate of 15.54%, with monthly principal and interest payments of $1,066, and secured by the purchased vehicle. The loan balance was $45,000 at December 31, 2022. During the year ended December 31, 2023, the Company made principal payments of $6,000, leaving a loan balance of $39,000 at December 31, 2023, of which $5,000 was recorded as the current portion of loan payable on the accompanying balance sheet.

(b)	Unsecured Promissory Note – Related Party (Past Due)

During the year ended December 31, 2023, the Company sold $275,000 of Unsecured Promissory Note (the “Note”) to Donald Danks, a former member of the Company’s Board of Directors. The Company received net proceeds of $220,000 after deducting an original issue discount of 20%, or $55,000, which was recorded as a debt discount. The note bears no interest and matures thirty (30) days from the Note issuance date (“Initial Maturity Date”). If a Qualified Public Offering does not occur before the Initial Maturity Date, the outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be paid from funds from any offer and sale of Lender of equity or debt securities whereby Lender obtains gross cash proceeds in an amount not less than Five Hundred Thousand Dollars ($500,000). If a Qualified Public Offering does not occur before the Initial Maturity Date, this Note will accrue interest at a rate of twelve percent (12%) per annum. The Company may prepay the Note, or any portion outstanding, at any time and from time to time prior to Maturity Date without notice and without the payment of any premium, fee, or penalty.

The total of the original issue discount of $55,000 was capitalized and recorded as a debt discount and are amortized over the remaining life of the Note. Amortization of debt discount was $55,000 for the year ended December 31, 2023, which was recorded as a component of interest expense in the accompanying condensed statement of operations.

During the year ended December 31, 2023, the Company sold approximately $15,000 of Promissory Notes (the “Note”), and issued 6,750 shares of restricted common stock. The outstanding principal amount shall bear interest from the date of the Note at a rate of fifteen percent (15%) per annum (the “Interest Rate”). Interest shall automatically accrue and be capitalized to the principal amount of this Note (“PIK Interest”) and shall thereafter be deemed to be a part of the principal amount of this Note, unless such interest is paid in cash on or prior to the maturity date of this Note. This Note shall become due and payable on the earlier of (i) the consummation of the first underwritten public offering (the “IPO”) of Obligor pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by Obligor of not less than $8,000,000 of its equity securities, as a result of or following which Obligor shall be a reporting issuer under the Securities and Exchange Act of 1934, as amended, and its common stock (the “Common Stock”) shall be listed on the Nasdaq Stock Market, and (ii) twelve months from the funding of the Principal to Obligor.

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The Company issued 6,750 shares of common stock related to the Note, which the Company determined had a fair value of $9,000, were capitalized and recorded as a debt discount, and are being amortized over the remaining life of the Note. The unamortized debt discount balance was $8,000 at December 31, 2023.

During the year ended December 31, 2023, the Company added $25,000 of accrued interest, leaving an accrued interest balance of $25,000 at December 31, 2023. Accrued interest is included in accounts payable and accrued expenses in the accompanying balance sheets.

Total principal balance owed was $290,000 at December 31, 2023.

(c)	Promissory Notes and Restricted Shares

During the year ended December 31, 2023, the Company sold approximately $1,487,000 of Promissory Notes (the “Note”) and issued a $100,000 Note in exchange of a convertible note (see Note 5) and issued 691,650 shares of restricted common stock. The outstanding principal amount shall bear interest from the date of the Note at a rate of twelve percent (12%) per annum (the “Interest Rate”). Interest shall automatically accrue and be capitalized to the principal amount of this Note (“PIK Interest”) and shall thereafter be deemed to be a part of the principal amount of this Note, unless such interest is paid in cash on or prior to the maturity date of this Note. This Note shall become due and payable on the earlier of (i) the consummation of the first underwritten public offering (the “IPO”) of Obligor pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by Obligor of not less than $8,000,000 of its equity securities, as a result of or following which Obligor shall be a reporting issuer under the Securities and Exchange Act of 1934, as amended, and its common stock (the “Common Stock”) shall be listed on the Nasdaq Stock Market, and (ii) twelve months from the funding of the Principal to Obligor.

The Company was obligated to issue 691,650 shares of common stock related to the Note, which the Company determined had a fair value of $1,166,000, of which $1,087,000 was recorded as a debt discount, and is being amortized over the remaining life of the Note, and $82,000 was recorded as a finance cost. During the year ended December 31, 2023, the Company amortized $509,000, which was recorded as a component of interest expense in the accompanying statement of operations, leaving a remaining unamortized debt discount balance of $578,000 at December 31, 2023. As of December 31, 2023, 153,000 shares of common stock related to the Note were not issued and reflected as common stock issuable in the balance sheet.

During the year ended December 31, 2023, the Company added $78,000 of accrued interest, leaving an accrued interest balance of $78,000 at December 31, 2023. Accrued interest is included in accounts payable and accrued expenses in the accompanying balance sheets.

Total principal balance owed was $1,587,000 at December 31, 2023.

Note 7 – Shareholders’ Equity

The following description summarizes the material terms of our capital stock.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, 1 share of which is designated as Series A preferred stock, $0.0001 par value. The rights, preferences and privileges of preferred stock may be designated from time to time by our board of directors. As of December 31, 2023, there were 37,279,966 shares of our common stock issued and outstanding and one (1) share of Series A preferred stock issued and outstanding. The one (1) share of Series A preferred stock is held by Jonathan Destler, our former Chief Executive Officer and current Founder and Head of Corporate Development.

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Undesignated Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to issue shares of our undesignated preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing changes in control or management of our company.

Once our board of directors approves the rights and preferences for a series of preferred stock, we will file a Certificate of Designation for such series of preferred stock with the Delaware Secretary of State formally establishing such rights and preferences.

Series A Preferred Stock; Common Stock

Voting

Except as set forth below, each holder of Series A preferred stock has the same rights as holders of common stock and shall be entitled to notice of any shareholders’ meeting. They shall also be entitled to vote with the holders of common stock, and not as a separate class, except as may otherwise be required by law. Except as set forth below, each shareholder shall be entitled to one (1) vote for each share of stock outstanding. Except as set forth below or otherwise provided by the law of the State of Delaware, any corporate action to be taken shall be authorized by a majority of the votes cast by the shareholders. There are no cumulative rights to voting.

Each share of Series A preferred stock is entitled to the number of votes equal to 110% of the number of votes of the common stock issued and outstanding.

Additionally, for as long as any shares of Series A preferred stock are outstanding, the holders of Series A preferred stock shall be entitled to elect one director, or the Series A Director.

Protective Provisions

For as long as any shares of Series A preferred stock are outstanding, we must obtain the approval of at least a majority of the holders of the outstanding shares of preferred stock, voting as a separate class, to:

●	Amend our articles of incorporation or, unless approved by our board of directors, including by the Series A Director, amend our bylaws;

●	Change or modify the rights, preferences or other terms of the Series A preferred stock, or increase or decrease the number of authorized shares of Series A preferred stock;

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●	Reclassify or recapitalize any outstanding equity securities, or, unless approved by our board of directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

●	Authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph), or any other merger or consolidation of the Company, where a Deemed Liquidation shall mean: (1) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (2) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)), (3) authorizing or effecting any transaction liquidation, dissolution or winding up of the Company, either voluntary or involuntary; provided, however, that none of the following shall be considered a Deemed Liquidation: (A) a merger effected exclusively for the purpose of changing the domicile of the Company, or (B) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A preferred stock.

●	Increase or decrease the size of our board of directors as provided in our bylaws or remove the Series A Director (unless approved by our board of directors, including the Series A Director);

●	Declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by our board of directors, including the Series A Director);

●	Redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by our board of directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by our board of directors, including the Series A Director);

●	Create or amend any stock option plan of the Company, if any (other than amendments that do not require approval of the shareholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

●	Replace the President and/or Chief Executive Officer of the Company (unless approved by our board of directors, including the Series A Director);

●	Transfer assets to any subsidiary or other affiliated entity (unless approved by our board of directors, including the Series A Director);

●	Issue, or cause any subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A preferred stock (unless approved by our board of directors, including the Series A Director);

●	Modify or change the nature of the Company’s business;

●	Acquire, or cause a subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by our board of directors, including the Series A Director); or

●	Sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Company or any subsidiary outside the ordinary course of business (unless approved by our board of directors, including the Series A Director).

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Dividends

Subject to the rights of the preferred shareholders set forth in “Protective Provisions”, our board of directors shall have full power and discretion, to determine out of legally available funds what, if any, dividends or distributions shall be declared and paid. Dividends may be paid in cash, in property, or in shares of common stock. Shares of common stock and Series A preferred stock are treated equally and ratably, on a per share basis, with respect to any dividend or distribution from us. If a dividend is paid in the form of shares of common stock or rights to acquire common stock, the holders of common stock and Series A preferred stock shall both receive common stock or rights to acquire common stock. No dividends shall be declared or payable in the form of Series A preferred stock.

Liquidation Rights

If there is a liquidation, dissolution or winding up of the Company, holders of our common stock and Series A preferred stock would be entitled to share in our assets remaining after the payment of liabilities equally and ratably, on a per share basis.

Conversion

Voluntary Conversion: Each share of Series A preferred stock shall be convertible into one fully paid and nonassessable share of common stock at the option of the holder. Additionally, each share of Series A Preferred Stock shall automatically convert into one share of common stock upon the first to occur of (a) a transfer of such share of Series A Preferred Stock other than to Mr. Destler, or (b) the death or incapacity of Mr. Destler.

Other Provisions

Holders of our common stock and Series A preferred stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock or Series A preferred stock.

Voting Trust Agreement

On December 23, 2022, we entered into a Voting Trust Agreement (the “Voting Trust Agreement”) with Jonathan Destler, our Founder and our Head of Corporate Development. The voting trust created under the Voting Trust Agreement holds all shares of common stock and the one share of Series A Preferred Stock held by Mr. Destler, and vests in the trustee, the power to vote the shares held by Mr. Destler in any shareholder vote or written consent in lieu of a shareholders’ meeting. The terms and conditions of the Voting Trust Agreement provides that the members of our board of directors have full discretion to appoint a trustee to vote the shares. The current sole trustee of the voting trust is Jeffrey Klausner, our sole director. The voting trustee does not have any economic rights or investment power with respect to the shares of common stock and Series A Preferred Stock transferred to the voting trust; their rights consist solely of voting rights. The Voting Trust Agreement will terminate on the first to occur of (i) final disposition of (a) Securities and Exchange Commission vs. David Stephens, Donald Linn Danks, Jonathan Destler and Robert Lazarus (and Daniel Solomita and 8198381 Canada, Inc., as Relief Defendants), Case No. ‘22CV1483AJB DEB, filed in the United States District Court, Southern District of California on September 30, 2022, and (b) Untied States of America v. David Stephens, Donald Danks, Jonathan Destler and Robert Lazarus, Case No. ‘22 CR2701 BAS, filed in the United States District Court, Southern District of California on November 22, 2022, or (ii) mutual agreement of the Company and Mr. Destler. As of December 31, 2023, the Voting Trust Agreement exists as there is no final disposition of the civil case, which is currently stayed.

Common Shares Issued on Exercise of Warrants

During the year ended December 31, 2023, the Company received proceeds of $114,000 on the exercise of 57,765 warrants for the purchase of 57,765 shares of common stock, at exercise price of $1.97 per share.

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During the year ended December 31, 2022, the Company temporarily reduced the exercise price of certain warrants issued as part of the Company’s $5.90 private offering, described below, from $2.95 per share to $1.97 per share. The Company received proceeds of approximately $1,558,000 on the exercise of 792,944 warrants for the purchase of 792,944 shares of common stock, at an exercise price of $1.97 per share.

Common Shares Issued as an Inducement for the Conversion of Senior Convertible Notes Payable

During the year ended December 31, 2023, the Company was obligated to issue the Noteholders (see Note 5) an aggregate of 1,139,925 shares of common stock (the “Signing Premium Shares”) with a fair value of approximately $1,519,000 at date of grant as an inducement to enter into a conversion agreement with the Company. The fair value of the Signing Premium Shares of $1,519,000 was recorded as financing costs during the year ended December 31, 2023. As of December 31, 2023, 577,425 shares of common stock for the Premium Shares were not issued and reflected as common stock issuable in the balance sheet.

Common Shares Issued for Services

The Company entered into various consulting agreements with third parties (“Consultants”) pursuant to which these Consultants provided business development, sales promotion, introduction to new business opportunities, strategic analysis and sales and marketing activities. In addition, the Company issued shares to a director for board service.

During the year ended December 31, 2023, the Company was obligated to issue 282,831 shares of common stock for services, with a fair value of approximately $749,000 at date of grant. As of December 31, 2023, 30,870 shares of common stock for services were not issued and reflected as common stock issuable in the balance sheet.

During the year ended December 31, 2022, the Company issued 524,219 shares of common stock, with a fair value of approximately $1,545,000 at date of grant.

Common Shares Issued with Notes Payable

During the year ended December 31, 2023, the Company was obligated to issue 837,150 shares of common stock related to its notes payables, with a fair value of approximately $1,545,000 at date of grant (see Notes 5 and 6). As of December 31, 2023, 153,000 shares of common stock related to its notes payable at date of grant were not issued and reflected as common stock issuable in the balance sheet.

Common Shares Issued on Private Offerings

During the year ended December 31, 2022, the Company received net proceeds of approximately $1,620,000 on the sale of 550,371 shares of common stock at $2.94 per share, as part of its private offerings. As part of the Company’s $2.94 private offering, each participating shareholder received a warrant to purchase up to fifty percent (50%) of the number of common shares purchased, at $3.93 per share, and which expires on December 31, 2023. As such, the Company issued 550,371 warrants during the period.

Common Shares Issued for Financing Costs

On May 16, 2022, September 30, 2022, and December 20, 2022, the Company entered into amendments (see Note 5) to extend the call provisions and expiration date in its senior secured convertible notes, in exchange for issuing its senior convertible note holders an aggregate of 847,566 shares of common stock with a fair value of approximately $2,497,000 at the date of grant, or $2.95 per common share. The $2,497,000 was recorded as a financing cost, a component of other expense, in the accompanying statements of operations.

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Summary of Restricted Stock Units

On May 17, 2022, the Company granted an aggregate of 203,580 Restricted Stock Units (RSU) to its employees and executives pursuant to the Company’s 2022 Stock Incentive Plan, with an aggregate fair value of $600,000, based on the Company’s current private offering price. The RSUs vest on the earliest of twelve months from the date of grant, or a strategic transaction including the Company being acquired, an initial public offering, or a liquidity event more than $10 million.

On December 8, 2022, the Company granted its Chief Executive Officer, Geoffrey Andersen, 50,895 RSUs, with a fair value of $150,000, based on the Company’s current private offering price. The RSU was issued per the terms of Mr. Andersen’s employment agreement dated December 8, 2022, and per the Company’s 2022 Stock Incentive Plan. The RSUs vest on the earlier of twelve months from the date of grant, or a strategic transaction including the Company being acquired, an initial public offering, or a liquidity event more than $5 million.

At December 31, 2022, of the 254,475 RSUs granted, no shares of common stock were vested and issued. During the year ended December 31, 2023, 53,049 RSUs were forfeited, 23,292 RSUs were issued, leaving 178,134 RSUs vested but unissued, and included in common stock issuable on December 31, 2023.

As of December 31, 2022, the aggregate amount of unvested compensation related to RSUs was approximately $362,000. During the year ended December 31, 2023, the Company recognized $250,000 in compensation expense relating to vested RSUs, net of forfeitures. As of December 31, 2023, no unvested compensation related to these RSUs remained.

Summary of Warrants

A summary of warrants for the years ended December 31, 2023 and 2022, is as follows:

		Weighted
		Average
	Number of	Exercise
	Options	Price
Balance outstanding, December 31, 2021	-	$-
Options granted	6,178,003	1.62
Options exercised	-	-
Options expired or forfeited	-	-
Balance outstanding, December 31, 2022	6,178,003	1.62
Options granted	63,619	1.07
Options exercised	(57,765)	1.97
Options expired or forfeited	(2,083,007)	0.59
Balance outstanding, December 31, 2023	4,100,850	$1.49
Balance exercisable, December 31, 2023	4,100,850	$1.49

Information relating to outstanding warrants at December 31, 2023, summarized by exercise price, is as follows:

			Outstanding	Exercisable
Exercise Price Per Share	Share	Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$1.07	38,171	0.02	$1.07	38,171	$1.07
$1.33	3,655,519	0.79	$1.33	3,655,519	$1.33
$1.97	203,580	0.50	$1.97	203,580	$1.97
$3.93	203,580	0.50	$3.93	203,580	$3.93
	4,100,850	0.68	$1.49	4,100,850	1.49

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As of December 31, 2023, both the outstanding and exercisable warrants have an intrinsic value of $10,000. The aggregate intrinsic value was calculated as the difference between the estimated market value of $1.33 per share as of December 31, 2023, and the exercise price of the outstanding warrants.

During the year ended December 31, 2023, the Company’s extended the expiration date from September 30, 2023 to December 31, 2023 for 1,728,724 warrants with an exercise price of $2.95 per share, which were issued with the private sale of its common stock in 2019 to 2021.

During the years ended December 31, 2023 and 2022, the Company recognized $0 and $80,000 of compensation expense relating to vested warrants, respectively. As of December 31, 2023, no unvested compensation related to these warrants remained.

Warrants Issued with Convertible Notes Payable

In January and February 2023, the Company sold approximately $250,000 of Convertible Promissory Notes and 63,619 warrants (see Note 5). Each Warrant is exercisable at a price equal to 80%, or $1.06, of our initial public offering price, currently anticipated to be $1.33 per share. The aggregate fair value of the warrants was determined to be $76,000, which was determined using a Black-Scholes-Merton option pricing model with the following average assumption: fair value of our stock price of $1.33 per share based on recent prospectus, expected term of one year, volatility of 91%, dividend rate of 0%, and weighted average risk-free interest rate of 4.72%.

Summary of Stock Options

2016 Stock Incentive Plan

The Company’s 2016 Equity Incentive Plan (the “Plan”) is for officers, employees, non-employee members of the Board of Directors, and consultants of the Company. The Plan authorized the granting of not more than 1 million restricted shares, stock appreciation rights (“SAR’s”), and incentive and non-qualified stock options to purchase shares of the Company’s common stock. On July 13, 2021, the Board increased the number of common shares authorized to be issued under the Company’s 2016 Equity Incentive Plan one (1) million shares to seven (7) million shares. The plan expired during the year ended December 31, 2022.

2022 Stock Incentive Plan

The Company’s 2022 Equity Incentive Plan (the “Plan”) is for officers, employees, non-employee members of the Board of Directors, and consultants of the Company. The Plan authorized the granting of not more than 1 million restricted shares, stock appreciation rights (“SAR’s”), and incentive and non-qualified stock options to purchase shares of the Company’s common stock. The Plan authorizes the issuance of up to fifteen (15) million shares. During the year ended December 31, 2023, the Company granted no stock options and restricted stock units, leaving 14,355,755 shares available to be issued under the 2022 Equity Inventive Plan on December 31, 2023.

A summary of stock options for the years ended December 31, 2023 and 2022, is as follows:

		Weighted
		Average
	Number of	Exercise
	Options	Price
Balance outstanding, December 31, 2021	4,494,028	1.97
Options granted	758,336	2.69
Options exercised	-	-
Options expired or forfeited	(50,895)	1.97
Balance outstanding, December 31, 2022	5,201,469	1.97
Options granted	-	-
Options exercised	-	-
Options expired or forfeited	(436,425)	1.86
Balance outstanding, December 31, 2023	4,765,044	$2.08
Balance exercisable, December 31, 2023	3,407,844	$2.13

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Information relating to outstanding options at December 31, 2023, summarized by exercise price, is as follows:

			Outstanding	Exercisable
Exercise Price Per Share	Share	Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$1.97	4,214,106	7.10	$1.97	2,856,906	$1.97
$2.95	550,938	3.90	$2.95	550,938	$2.95
	4,765,044	6.72	$2.08	3,407,844	$2,13

During the years ended December 31, 2023 and 2022, the Company recognized $2,723,000 and $2,721,000 of compensation expense relating to vested stock options, respectively. As of December 31, 2023, the aggregate amount of unvested compensation related to stock options was approximately $2,266,000 will be recognized as an expense as the options vest in future periods through May 2025.

As of December 31, 2023, the outstanding and exercisable options have no intrinsic value. The aggregate intrinsic value was calculated as the difference between the estimated market value of $1.33 per share as of December 31, 2023, and the exercise price of the outstanding options.

During the year ended December 31, 2022, as discussed below, the Company approved options exercisable into 758,336 shares to be issued pursuant to the Company’s 2016 and 2022 Equity Incentive Plans. The aggregate fair value of the approved options was determined to be $1.7 million.

Option Grants

Options Issued under Executive Employment Agreements

Chief Executive Officer

On December 8, 2022, the Employment Agreement with Geoffrey Andersen (the “Andersen Agreement”), the Company’s Chief Executive Officer was ratified, confirmed, and approved. The Andersen Agreement is for a two-year period with an initial base salary of $250,000 per annum. The Andersen Agreement granted Mr. Andersen an option to purchase 508,950 shares of common stock (the “Option Shares”) under our 2022 Stock Incentive Plan, at an exercise price of $2.95 per share, for a term to expire on December 8, 2027, and where 42,414 Option Shares vest monthly over a twelve (12) month period beginning on December 8, 2022. The total fair value of these options at grant date was approximately $990,000, which was determined using a Black-Scholes-Merton option pricing model with the following assumptions: fair value of our stock price of $2.95 per share, based on the Company’s current private offering price, the expected term of three years, volatility of 183%, dividend rate of 0%, and risk-free interest rate of 4.04%.

During the years ended December 31, 2023 and 2022, the Company recognized $907,000 and $83,000 of compensation expense relating to vested stock options, respectively.

In the event that the Company raises $5,000,000 or more in cash in a single transaction through the sale of equity or debt securities, the Mr. Andersen shall receive an annual base salary of $325,000 on an annualized basis. In connection with the Andersen Agreement, the Company granted 50,895 restricted stock units, which vest on the earlier of (i) on December 13, 2023, (ii) in the event that the Company raises $5,000,000 or more in cash in a single transaction through the sale of equity or debt securities, (iii) a merger, asset sale, share exchange or other business combination transaction, or (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a subsidiary of the Company.

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Former Chief Financial Officer and Director of Operations

On May 9, 2022, the Employment Agreement with Steve Handy, the Company’s former Chief Financial Officer and Director of Operations was ratified, confirmed, and approved. The Employment Agreement is for a two-year period with an initial base salary of $220,000 per annum and increased by 5% on the first anniversary of the Employment Agreement. The Employment Agreement includes a cash severance provision of $100,000 if Mr. Handy’s employment is terminated without cause. The Company granted Mr. Handy stock options to purchase 101,790 shares of common stock under the Company’s 2022 Stock Incentive Plan, at an exercise price of $1.97 per common share, with a vesting period of two years, and an expiration period of five years. The total fair value of these options at grant date was approximately $220,000, which was determined using a Black-Scholes-Merton option pricing model with the following assumptions: fair value of our stock price of $2.95 per share, based on the Company’s current private offering price, the expected term of three years, volatility of 108%, dividend rate of 0%, and risk-free interest rate of 2.81%.

During the years ended December 31, 2023 and 2022, the Company recognized $27,000 and $266,000 of compensation expense relating to vested stock options, respectively.

Former Chief Executive Officer and current Founder and Head of Corporate Development

On March 21, 2021, the Company and Mr. Destler, our former Chief Executive Officer and current Founder and Head of Corporate Development (the “Executive”), entered into an amended Employment Agreement (the “Amended Agreement”).

The Amended Agreement granted the Executive an option to purchase 4,071,600 shares of common stock (the “Option Shares”) under the Company’s 2016 Equity Incentive Plan, at an exercise price of $1.97 per share, for a term to expire on April 1, 2031, and where 84,825 Option Shares vest monthly beginning on May 1, 2021. This option shall survive termination of the Agreement. The stock options are exercisable at a price of $1.97 per share and expire in ten years. The total fair value of these options at grant date was approximately $6.8 million, which was determined using a Black-Scholes-Merton option pricing model with the following average assumption: fair value of our stock price of $1.97 per share based on recent private sales of our stock, expected term of seven years, volatility of 107%, dividend rate of 0%, and weighted average risk-free interest rate of 1.34%.

During the years ended December 31, 2023 and 2022, the Company recognized $1,700,000 and $1,700,000 of compensation expense relating to vested stock options, respectively.

Options Issued to Employees

During the year ended December 31, 2023, the Company granted no options to employees under the Company’s 2022 Stock Incentive Plan. During the year ended December 31, 2022, the Company granted employees aggregate options to purchase 76,344 shares of common stock under the Company’s 2022 Stock Incentive Plan, at an exercise price of $1.97 per share, with a vesting period of twelve months, and an expiration period of five years. The total fair value of these options at grant date was approximately $306,000, which was determined using a Black-Scholes-Merton option pricing model with the following weighted average assumptions: fair value of our stock price of $1.97 per share, based on the Company’s current private offering price, the expected term of three years, volatility of 111%, dividend rate of 0%, and risk-free interest rate of 2.51%.

During the years ended December 31, 2023 and 2022, the Company recognized $27,000 and $466,000 of compensation expense relating to vested stock options, respectively.

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Note 8 – Commitment and Contingencies

We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business. There is no action, suit, proceeding, inquiry, or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or our subsidiary, threatened against our Company, our common stock, our subsidiary or of our Company or our subsidiary’s officers or directors in their capacities as such.

Litigation against Jonathan Destler, our former Chief Executive Officer and former director, and Don Danks, a former director

On September 30, 2022, a Complaint (the “Complaint”), captioned Securities and Exchange Commission vs. David Stephens, Donald Linn Danks, Jonathan Destler and Robert Lazarus, and Daniel Solomita and 8198381 Canada, Inc., as relief defendants, Case No. ‘22CV1483AJB DEB, was filed in the United States District Court, Southern District of California. In general, the Complaint alleges that Jonathan Destler, a co-founder and our former Chairman and Chief Executive Officer, and Donald Danks, a co-founder and a former director, and a current employee, were part of a control group that committed securities fraud in connection with the purchase and sale of securities of Loop Industries, Inc., a Nasdaq-listed company. This action is presently stayed.

On November 22, 2022, an Indictment (the “Indictment”), captioned United States of America v. David Stephens, Donald Danks, Jonathan Destler and Robert Lazarus, Case No. ‘22CR2701 BAS, was filed in the United States District Court, Southern District of California. In general, the Indictment alleges that Mr. Destler and Mr. Danks conspired to and committed securities fraud, based on the same allegations in the Complaint.

Furthermore, the Complaint and the Indictment allege that Mr. Destler and Mr. Danks were part of a control group consisting of four persons (David Stephens, Jonathan Destler, Don Danks and Robert Lazarus) who used a third person to make an unregistered offering of securities. The third person is a deceased former-stockholder of Opti-Harvest, whose Opti-Harvest shares are now held by his estate.

On December 2, 2024, the Court dismissed the Indictment against Mr. Destler and Mr. Lazarus. At the December 2, 2024, hearing regarding the dismissal, the Court stated, in relevant part, “But significantly, the Government, I think, failed to prove that any actions he [Jonathan Destler] took were for the wrongful purpose of defrauding or deceiving anyone.”

Transfer of Voting Control of Mr. Destler’s Opti-Harvest Shares to Opti-Harvest

Although Mr. Destler (and Mr. Danks, who on January 9, 2023, resigned as an employee of Opti-Harvest) have denied to Opti-Harvest the claims made against them in the Complaint and the Indictment, Mr. Destler agreed to resign his positions as a director, Chief Executive Officer, President and Secretary with Opti-Harvest, and transfer voting control (while retaining ownership) of his shares of common stock and Series A Preferred Stock, to the board of directors of Opti-Harvest. Accordingly, Jeffrey Klausner, Opti-Harvest’s, sole director is the sole trustee of a Voting Trust Agreement, dated December 23, 2022, by and among Opti-Harvest, Inc., Mr. Destler, entities Mr. Destler controls, Mr. Destler’s spouse, and Mr. Klausner, pursuant to which Mr. Klausner, on behalf of Opti-Harvest, votes Mr. Destler’s shares of common stock and Series A Preferred Stock.

It should be noted that the term “Trust” in the title “Voting Trust Agreement” is used for naming convention only, and no trust, as an entity, has been created in connection with the Voting Trust Agreement. Accordingly, Mr. Klausner, as the trustee under the Voting Trust, does not owe any fiduciary duty to Mr. Destler, his affiliated entities, or his spouse, under the Voting Trust Agreement. Mr. Klausner’s sole duty under the Voting Trust Agreement is to vote Mr. Destler’s beneficial ownership in Opti-Harvest securities.

Under the Voting Trust Agreement, Mr. Destler had agreed and consented to the appointment of any member of our board of directors to be appointed a trustee under the Voting Trust Agreement. Therefore, future members of our board of directors may become a trustee under the Voting Trust Agreement. Whether any future member of our board of directors may become a trustee under the Voting Trust Agreement would depend on whether any such new director would want to and agree to becoming a trustee under the Voting Trust Agreement.

The Voting Trust Agreement terminates on the first to occur of (i) final disposition of the proceedings related to the Complaint and the Indictment, or (ii) mutual agreement of Opti-Harvest and Mr. Destler.

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Advisory Agreements

During the years ended December 31, 2023 and 2022, the Company entered into various advisory agreements in connection with transactions in which the Company, directly or indirectly through one or more affiliates, raises debt capital or receives a loan from one or more investors identified. The advisory agreements generally expire on the date specified by either the advisory firm or the Company, and with 30 days’ notice of termination. The Company agreed to pay up to six percent (6%) of the capital raised if the funding is in the form of debt, equity, mezzanine structure or subordinated debt structure or any other type of transaction. As of December 31, 2023, no transaction has occurred related to the advisor agreements.

DisperSolar LLC (Related Party)

On April 7, 2017 (as amended on December 6, 2018), the Company and DisperSolar LLC (the “Seller”), a California limited liability company, entered into a Patent Purchase Agreement (the “Agreement”) pursuant to which the Company acquired certain patents (intellectual property) of the Seller. The Seller developed the patents for harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants. Per the Agreement, the Company was obligated to pay milestone payments, earnout payments, and royalties.

Earnout Payments

The Company is obligated to pay total earnout payments of $800,000 payable on the on-going basis at a rate of 50% of gross margin and/or license revenue from the date of the first commercial sale of a covered product or the first receipt by the Company of license revenue, until the aggregate combined gross margin and license revenue reach $1.6 million.

Royalties

The Company will pay to Seller royalties as follows:

(i)	Following the recognition by the Company of the first $1.6 million in aggregate combined gross margin and license revenue, and until the Company pays to Seller an aggregate amount in royalties of $30 million, the Company shall pay to Seller royalties on sales of covered products at a rate of 8% of gross margin.

(ii)	Once the Company has paid to Seller an aggregate amount in royalties of $30 million, the Company shall pay to Seller royalties on sales of covered products at a rate of 4.75% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a Strategic Transaction.

As of December 31, 2023, the Company recorded no earnout or royalties payment obligations as no gross margin was realized.

Strategic Transaction

The Company will pay to Seller 7.6% of all license consideration received by the Company until the date of the consummation of a Strategic Transaction. “Strategic Transaction” means a transaction or a series of related transactions that results in an acquisition of the Company by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

Strategic Transaction Consideration. “Strategic Transaction Consideration” means any cash consideration and the fair market value of any non-cash consideration paid to the Company by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by the Company for the purpose of consummating the Strategic Transaction. The Company will pay to Seller a percentage of all license consideration received by the Company as follows:

(i)	3.8% of the first $50 million of the Strategic Transaction Consideration;

(ii)	5.7% of the next $100 million of the Strategic Transaction Consideration (i.e. over $50 million and up to $150 million);

(iii)	7.6% of Strategic Transaction Consideration over $150 million.

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Inventor Royalty (Related Party)

On July 5, 2019, the Company and Nicholas Booth (“Mr. Booth”) entered into a Royalty Agreement. Mr. Booth is a member of Dispersolar, LLC and a named inventor of the acquired patents from Dispersolar, LLC discussed above. Effective July 1, 2021, Mr. Booth was employed by the Company as its Chief Technology Officer.

The Company will pay Mr. Booth a percentage of all License Consideration received by the Company as follows:

(a) Once the Company has paid to DisperSolar an aggregate amount in royalties of $30 million under the Agreement, the Company will pay to Booth a percentage of all royalties on sales of Covered Products at a rate of 0.25% of Gross Margin until the earlier of (x) such time as Covered Products are not covered by any claims of any Assigned Patent, and (y) the date of the consummation of a Strategic Transaction.

(b) Opti-Harvest will pay to Booth a percentage of all License Consideration received by the Company on the same terms as payable by the Company to DisperSolar under the Agreement, except that the percentages of License Consideration due to Booth shall be as follows:

(a)	0.4% of all License Consideration received by Opti-Harvest until the date of consummation of a Strategic Transaction;
(b)	0.2% of the first $50 million of the Strategic Transaction Consideration;
(c)	0.3% of the next $100 million of the Strategic Transaction Consideration (i.e. over $50 million and up to $150 million); and
(d)	0.4% of Strategic Transaction Consideration over $150 million.

As of December 31, 2023, no amounts were due for earnouts or royalties.

Both Yosepha Shahak Ravid and Nicholas Booth are members of the Seller and are named inventors of the acquired patents from the Seller, discussed above. Effective July 1, 2021, Ms. Shahak Ravid, our Chief Science Officer, and Mr. Booth, our Chief Technology Officer, were employed by the Company.

Note 9 – Related Party Transactions

On July 15, 2022, the Company entered into a one-year consulting agreement (the “Agreement”), with automatic annual renewals, with Mr. Andersen for which he is to serve on the Company’s Advisory Board and provide services as defined in the Agreement. Per the terms of the Agreement, the Company is to pay Mr. Andersen $2,500 per calendar quarter and granted Mr. Andersen options to purchase 5,091 shares of the Company’s common stock, with a five (5) year life, vesting over a twelve (12) month period, and exercisable at $3.30 per share. Mr. Andersen will be granted an additional aggregate 5,091 options to purchase shares on each automatic contract renewal period. The total fair value of these options at grant date was approximately $10,000, which was determined using a Black-Scholes-Merton option pricing model with the following weighted average assumption: fair value of our stock price of $3.30 per share based on recent private sales of our stock, expected term of five years, volatility of 110%, dividend rate of 0%, and risk-free interest rate of 0.90%.

Furthermore, Mr. Andersen was granted 29,544 options to purchase 29,544 shares of the Company’s common stock, with a five (5) year life, immediate vesting, and exercisable at $1.97 per share. The total fair value of these options at grant date was approximately $52,000, which was determined using a Black-Scholes-Merton option pricing model with the following weighted average assumption: fair value of our stock price of $3.30 per share based on recent private sales of our stock, expected term of five years, volatility of 110%, dividend rate of 0%, and risk-free interest rate of 0.90%. During the year ended December 31, 2022, the Company recognized $52,000 of compensation expense relating to vested stock options.

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As discussed in Note 8, Mr. Destler agreed to transfer voting control (while retaining ownership) of his shares of common stock and Series A Preferred Stock, to the board of directors of Opti-Harvest. Accordingly, Jeffrey Klausner, Opti-Harvest’s, sole director is the sole trustee of a Voting Trust Agreement, dated December 23, 2022, by and among Opti-Harvest, Inc., Mr. Destler, entities Mr. Destler controls, Mr. Destler’s spouse, and Mr. Klausner, pursuant to which Mr. Klausner, on behalf of Opti-Harvest, votes Mr. Destler’s shares of common stock and Series A Preferred Stock. On January 9, 2023, the Company issued Mr. Klausner 50,895 shares of common stock, with an estimated fair value of $200,000, as consideration for agreeing to act as the trustee for a term of one year under the Voting Trust Agreement.

During the year ended December 31, 2023, Mr. Destler paid a Company vendor $5,000. The $5,000 advance is non-interest bearing and due on demand, and remains outstanding at December 31, 2023.

During the year ended December 31, 2023, Mr. Destler advanced the Company $20,000. The $20,000 advance is non-interest bearing and due on demand, and remains outstanding at December 31, 2023.

During the year ended December 31, 2023, Geoff Andersen, the Company’s CEO, advanced the Company $10,000. The $10,000 advance is non-interest bearing and due on demand, and remains outstanding at December 31, 2023.

Note 10 – Income Taxes

At December 31, 2022, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $27.1 million for Federal and state purposes. The carryforwards expire in various amounts through 2040. Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, the Company has not recognized a deferred tax asset for this benefit. Section 382 generally limits the use of NOLs and credits following an ownership change, which occurs when one or more 5 percent shareholders increase their ownership, in aggregate, by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during the “testing period” (generally three years).

Effective January 1, 2007, the Company adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2023 and 2022, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2023, and 2022, the Company has not accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2020 through 2023 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize the appropriate deferred tax asset at that time.

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	December 31, 2023	December 31, 2022
Income tax benefit at federal statutory rate	(21.0)%	(21.0)%
State income tax benefit, net of federal benefit	(7.0)%	(6.0)%
Change in valuation allowance	28.00%	27.00%

Income taxes at effective tax rate	-%	-%

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The components of deferred taxes consist of the following at December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Net operating loss carryforwards	$7,317,000	$6,129,000
Less: Valuation allowance	(7,317,000)	(6,129,000)

Net deferred tax assets	$-	$-

Note 11 – Subsequent Events

The Company has evaluated subsequent events occurring from January 1, 2024, through the date of this filing.

Promissory Notes and Restricted Shares

Subsequent to December 31, 2023, the Company sold approximately $1,223,000 of Promissory Notes and issued approximately 550,000 shares of restricted common stock. The Promissory Notes and Restricted Shares were issued on the same terms and conditions as described in Note 6.

Common Shares Issued with Warrants

Subsequent to December 31, 2023, the Company received net proceeds of $24,000 on the sale of approximately 18,045 shares of common stock at $1.33 per share, as part of its private offering. As part of the Company’s private offering, each participating shareholder is entitled to a warrant to purchase up to one-hundred percent (100%) of the number of common shares purchased, at $0.25 per share.

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PART III - EXHIBITS

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

Number	Description
2.1.1	Certificate of Incorporation, dated June 20, 2016
2.1.2	Certificate of Amendment, dated October 19, 2018
2.1.3	Certificate of Designation, dated November 7, 2018
2.1.4	Certificate of Amendment, dated November 22, 2021
2.1.5	First Amendment to Certificate of Designation, dated January 5, 2023
2.1.6	Certificate of Amendment, dated June 2, 2023
2.1.7	Certificate of Amendment, dated June 20, 2024
2.1.8	Certificate of Designation, dated January 17, 2025
2.2	Bylaws
3.1	Form of Warrant
3.2	Form of Senior Convertible Promissory Note
3.3	Form of Convertible Promissory Note
3.4	Amendment No. 1 to Senior Convertible Promissory Note
3.5	Amendment No. 2 to Senior Convertible Promissory Note
3.6	Amendment No. 3 to Senior Convertible Promissory Note
5.1	Voting Trust Agreement, dated December 23, 2022, by and among Jonathan Destler, Deborah Destler, Destler Family Trust, Touchstone Holding Company LLC, a California limited liability company, and Jeffrey Klausner
6.1#	Employment Agreement, dated December 17, 2018, by and between Opti-Harvest, Inc., a Delaware corporation and Jonathan Destler
6.2#	Amendment No. 1 to Employment Agreement, dated March 21, 2021, by and between Opti-Harvest, Inc., a Delaware corporation and Jonathan Destler
6.3#	Amendment No. 2 to Employment Agreement, dated December 8, 2022, by and between Opti-Harvest, Inc., a Delaware corporation and Jonathan Destler
6.4#	Amendment No. 3 to Employment Agreement, dated January 12, 2023, by and between Opti-Harvest, Inc., a Delaware corporation and Jonathan Destler
6.5#	Employment Agreement, dated December 8, 2022, by and between Opti-Harvest, Inc., a Delaware corporation and Geoffrey Andersen
6.6#	Employment Agreement, dated May 17, 2021, by and between Opti-Harvest, Inc., a Delaware corporation and Steve Handy
6.7#	Employment Agreement, dated May 9, 2022, by and between Opti-Harvest, Inc., a Delaware corporation and Steve Handy
6.8#	Consulting Agreement, dated March 15, 2021, by and between Opti-Harvest, Inc., a Delaware corporation and Jeffrey Klausner
6.9#	2016 Equity Incentive Plan
6.10#	2022 Stock Incentive Plan
6.11#	Form of Indemnification Agreement
6.12	Form of Note and Warrant Purchase Agreement
6.13	Form of Amended and Restated Investors’ Rights Agreement
6.14	Restated Patent Purchase Obligation with DisperSolar LLC
6.15	Letter Agreement with Nick Booth Regarding Restated Patent Purchase Obligation with DisperSolar LLC
6.16	Form of Securities Purchase Agreement
6.17	Form of Investors’ Rights Agreement
6.18	Form of Convertible Note Conversion Agreement
10.1	Power of Attorney (included on signature page)
11.1	Consent of Weinberg & Company, P.A.
11.2	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 12.1)
12.1	Legal Opinion of Law Offices of Thomas E. Puzzo, PLLC
99.1	Code of Ethics

# Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized in Los Angeles, California, on March 12, 2025.

OPTI-HARVEST, INC.

By:	/s/ Geoffrey Andersen
Name:	Geoffrey Andersen
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Dated: March 12, 2025	By:	/s/ Geoffrey Andersen
	Name:	Geoffrey Andersen
	Title:	Chief Executive Officer (principal executive officer, principal accounting officer, and principal financial officer)

Dated: March 12, 2025	By:	/s/ Jonathan Destler
	Name:	Jonathan Destler
	Title:	Director

Dated: March 12, 2025	By:	/s/ Jeffrey Klausner
	Name:	Jeffrey Klausner
	Title:	Director

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